UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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JPMorgan Chase & Co.

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________________________________________________________________________________________________________________________

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017-2070

April 4, 2012
Dear fellow shareholders:
We are pleased to invite you to the annual meeting of shareholders to be held on May 15, 2012, at our Highland Oaks Campus in Tampa, Florida. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last shareholders’ meeting.
We hope that you will attend the meeting in person. We strongly encourage you to designate the proxies named on the proxy card to vote your shares even if you are planning to come. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

James Dimon
Chairman and Chief Executive Officer

Notice of 2012 Annual Meeting
of Shareholders and Proxy Statement

Date:	Tuesday, May 15, 2012
Time:	10:30 am
Place:	JPMorgan Chase Highland Oaks Campus 10420 Highland Manor Drive, Building 2 Tampa, FL 33610
Matters to be voted on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012

•	Advisory resolution to approve executive compensation

•	Shareholder proposals, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting
By order of the Board of Directors
Anthony J. Horan
Secretary
April 4, 2012

Please vote promptly.
If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of directors, the advisory resolution to approve executive compensation, and on the shareholder proposals. See “How votes are counted” at page 48.
We have sent shareholders of record at the close of business on March 16, 2012, a Notice of Internet Availability of Proxy Materials on or about April 4, 2012. The notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2011, via the Internet and how to vote online. Instructions on how to receive a printed copy of our proxy materials are included in the notice, as well as in the attached Proxy Statement.
Our 2012 Proxy Statement and Annual Report for the year ended December 31, 2011, are available free of charge on our Website at http://investor.shareholder.com/jpmorganchase/annual.cfm.
If you attend the meeting in person, you will be asked to present photo identification, such as a driver’s license, and proof of ownership as of our record date March 16, 2012. See “Attending the annual meeting” at page 49.

Proxy statement
Your vote is very important. For this reason, the Board of Directors of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”) is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card. This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent and made available to our shareholders on or about April 4, 2012.

Proposal 1 — Election of directors
Nominees
Our Board of Directors has nominated 11 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees, except Timothy P. Fynn, are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the May 15, 2012, annual meeting.
William H. Gray, III, who served as a director of the Firm or a predecessor institution since 1992, and David C. Novak who served as a director of the Firm or a predecessor institution since 2001, will not stand for election when their terms expire on the eve of the annual meeting.
Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your common stock for any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.
Nomination process
The Board’s Corporate Governance and Nominating Committee (the “Governance Committee”) is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. The Governance Committee, in consultation with the Chief Executive Officer, periodically reviews the criteria for composition of the Board and evaluates potential new candidates for Board membership. The Governance Committee then makes recommendations to the Board. The Governance Committee also takes into account criteria applicable to Board committees.
As stated in the Corporate Governance Principles of the Board (the “Corporate Governance Principles”), in determining Board nominees, the Board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level management experience. Following these principles, the Board seeks to select nominees who combine leadership and business management experience, experience in disciplines relevant to the Firm and its businesses, and personal qualities reflecting integrity, judgment, achievement, effectiveness, and willingness to appropriately challenge management.
The Board strives to ensure diversity of representation among its members. Of the 11 director nominees, two are women and one is African-American. Increasing diversity is a priority, and when considering prospects for possible recommendation to the Board, the Governance Committee reviews available information about the experience, qualifications, attributes and skills of prospects, as well as their gender, race and ethnicity.
The Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. Shareholders wishing to recommend to the Governance Committee a candidate for director should write to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017. Mr. Flynn was nominated to become a director following evaluation and discussion by the Governance Committee and the Board after his consideration was recommended to the Chairman by an executive search expert.
It is the policy of the Governance Committee that candidates recommended by shareholders will be considered in the same manner as other candidates and there are no additional procedures a shareholder must undertake in order for the Governance Committee to consider such shareholder recommendations.
Information about the nominees
Together, the members of the Board provide the Firm with a breadth of demonstrated senior leadership and management experience in large complex organizations, global marketing, services and operations, regulated industries, wholesale and retail businesses, financial controls and reporting, compensation, governance, management succession, strategic planning and risk management. The director nominees bring broad and varied skills and knowledge from positions in global businesses, not-for-profit organizations and government, and diverse perspectives from a broad

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spectrum of industries, community activities and other factors. Each possesses the personal characteristics needed for the responsibilities of a director: each has demonstrated significant achievement in his or her endeavors, can work cooperatively and productively in the interest of all shareholders, possesses high character and integrity, devotes the necessary time to discharge his or her duties, and, for non-management directors, is independent.
The following provides biographical information regarding each of the nominees, including their specific business experience, qualifications, attributes and skills that the Board considered, in addition to their prior service on the Board, when it determined to nominate them.
Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 15, 2012, and all other biographical information is as of the date of this proxy statement. Our directors are involved in various charitable and community activities and we have listed a number of these below.

James A. Bell, 63
Retired Executive Vice President of The Boeing Company, aerospace
Director since November 2011

Mr. Bell was an Executive Vice President of The Boeing Company, the world’s largest aerospace company, from 2003 until his retirement effective April 1, 2012. He had been Corporate President from June 2008 until February 2012 and was Chief Financial Officer from November 2003 until February 2012. While Chief Financial Officer, he oversaw two key Boeing businesses, Boeing Capital Corporation, the company’s customer-financing subsidiary, and Boeing Shared Services, an 8,000-person, multi-billion dollar business unit that provides common internal services across Boeing’s global enterprise. He is a director of Dow Chemical Company (since 2005).
Prior to being named Chief Financial Officer in 2003, Mr. Bell held the position of Senior Vice President of Finance and Corporate Controller from 2000 and was Vice President of contracts and pricing for Boeing Space and Communications from 1996 to 2000. Before becoming Vice President at the operating group level in 1996, Mr. Bell served as director of business management of the Space Station Electric Power System at the Boeing Rocketdyne unit. Mr. Bell began his career with Rockwell in 1972.
Mr. Bell graduated California State University at Los Angeles with a degree in accounting. He is a member of the board of directors of the Chicago Urban League, World Business Chicago and the Chicago Economic Club.
Mr. Bell has had global business and leadership experience overseeing business performance and strategic growth initiatives at Boeing. His finance and accounting expertise included experience with and direct involvement and supervision in the preparation of financial statements and risk management. As CFO, he was responsible for overall financial management of the company, its financial reporting and transparency, and for multiple corporate functions including Controller, Treasury, long-range planning and corporate and strategic development. In his position as Senior Vice President of Finance and Corporate Controller he served as the company’s principal interface with the board’s audit committee.

Crandall C. Bowles, 64
Chairman of Springs Industries, Inc., window fashions
Director since 2006

Ms. Bowles has been Chairman of Springs Industries, Inc., a manufacturer of window products for the home, since 1998 and a member of its board since 1978. From 1998 until 2006, she was also Chief Executive Officer of Springs Industries, Inc. Subsequent to a spinoff and merger in 2006, she was Co-Chairman and Co-CEO of Springs Global Participacoes S.A., a textile home furnishings company based in Brazil, until July 2007. Ms. Bowles is a director of Deere & Company (since 1999 and previously from 1990 to 1994) and of Sara Lee Corporation (since 2008). She previously served as a director of Wachovia Corporation (1991–1996).

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Ms. Bowles graduated from Wellesley College in 1969 and earned an MBA from Columbia University in 1973. She is a trustee of the Brookings Institution and is on the governing boards of the Packard Center at Johns Hopkins, The University of North Carolina Press, The Wilderness Society, and the Global Research institute of UNC-Chapel Hill.
Ms. Bowles has extensive experience managing large complex business organizations at Springs Industries, Inc. and Springs Global Participacoes S.A. At those companies, and through her current and prior service on other public company boards, she has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation, international business, and sales and marketing of consumer products and services. Her philanthropic activities give her valuable perspective on important societal and economic issues relevant to the Firm’s business.

Stephen B. Burke, 53
Chief Executive Officer of NBCUniversal, LLC and Executive Vice President of Comcast
Corporation, television and entertainment
Director since 2004 and Director of Bank One Corporation from 2003 to 2004

Mr. Burke has been Chief Executive Officer of NBCUniversal, LLC and Executive Vice President of Comcast Corporation since January 2011. He had been Chief Operating Officer of Comcast Corporation, one of the nation’s leading providers of entertainment, information and communication products and services, from 2004 until 2011, and was President of Comcast Cable Communications, Inc. from 1998 until January 2010. Before joining Comcast, he served with The Walt Disney Company as President of ABC Broadcasting. Mr. Burke joined The Walt Disney Company in January 1986, where he helped to develop and found The Disney Store and helped to lead a comprehensive restructuring effort of Euro Disney S.A. Mr. Burke is a director of Berkshire Hathaway Inc. (since 2009).
Mr. Burke graduated from Colgate University in 1980 and received an MBA from Harvard Business School in 1982. He is Chairman of The Children’s Hospital of Philadelphia.
Mr. Burke’s roles at Comcast, ABC Broadcasting, and Euro Disney, have given him broad exposure to the challenges associated with managing a large and diverse business. In those roles he has dealt with a variety of issues including audit and financial reporting, risk management, executive compensation, sales and marketing, and technology and operations. In addition, Comcast and ABC Broadcasting have provided him with experience working in regulated industries and Euro Disney has given him international business experience.

David M. Cote, 59
Chairman and Chief Executive Officer of Honeywell International Inc., diversified technology and manufacturing
Director since 2007

Mr. Cote is Chairman and Chief Executive Officer of Honeywell International Inc., a diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; and specialty materials. He was elected President and Chief Executive Officer in February 2002, and was named Chairman of the Board in July 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., which he joined in 1999 after a 25 year career with General Electric. Mr. Cote is a director of Honeywell International Inc. (since 2002) and was a director of TRW Inc. (1999–2001).
Mr. Cote graduated from the University of New Hampshire in 1976. In 2010, he was named by President Obama to serve on the bipartisan National Commission on Fiscal Responsibility and Reform. Mr. Cote was named co-chair of the U.S.-India CEO Forum by President Obama in 2009, and has served on the Forum since July 2005. Mr. Cote serves on an advisory panel to Kohlberg Kravis Roberts & Co.
At Honeywell and TRW, Mr. Cote gained experience dealing with a variety of issues relevant to the Firm’s business, including audit and financial reporting, risk management, executive compensation, sales and marketing of industrial and consumer goods and services, and technology matters. He also has extensive experience in international business issues and public policy matters. His record of public service further enhances his value to the Board.

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James S. Crown, 58
President of Henry Crown and Company, diversified investments
Director since 2004 and Director of Bank One Corporation from 1991 to 2004

Mr. Crown joined Henry Crown and Company, a privately owned investment company which invests in public and private securities, real estate and operating companies, in 1985 as Vice President and became President in 2003. Mr. Crown is a director of General Dynamics Corporation (since 1987) and of Sara Lee Corporation (since 1998). He is also a director of JPMorgan Chase Bank, N.A., a wholly-owned subsidiary of the Firm (since 2010).
Mr. Crown graduated from Hampshire College in 1976 and received his law degree from Stanford University Law School in 1980. Following law school, Mr. Crown joined Salomon Brothers Inc. and became a vice president of the Capital Markets Service Group in 1983. In 1985 he joined his family’s investment firm. He is a Trustee of the University of Chicago Medical Center, the Museum of Science and Industry, The Aspen Institute, the University of Chicago, and the Chicago Symphony Orchestra. He is a member of the American Academy of Arts and Sciences.
Mr. Crown’s position with Henry Crown and Company and his service on other public company boards have given him exposure to many issues encountered by the Firm’s Board, including audit and financial reporting, investment management, risk management, and executive compensation. His legal training gives him enhanced perspective on legal and regulatory issues. He is experienced in investment banking and capital markets matters through his prior work experience and subsequent responsibilities. The broad range of his philanthropic activities, in the Chicago area in particular, gives him important insight into the community concerns of one of the Firm’s largest markets.

James Dimon, 56
Chairman and Chief Executive Officer of JPMorgan Chase
Director since 2004 and Chairman of the Board of Bank One Corporation from 2000 to 2004

Mr. Dimon became Chairman of the Board on December 31, 2006, and has been Chief Executive Officer and President since December 31, 2005. He had been President and Chief Operating Officer since JPMorgan Chase’s merger with Bank One Corporation in July 2004. At Bank One he had been Chairman and Chief Executive Officer since March 2000. Prior to joining Bank One, Mr. Dimon had extensive experience at Citigroup Inc., the Travelers Group, Commercial Credit Company and American Express Company.
Mr. Dimon graduated from Tufts University in 1978 and received an MBA from Harvard Business School in 1982. He is a director of The College Fund/UNCF and serves on the Board of Directors of The Federal Reserve Bank of New York, The National Center on Addiction and Substance Abuse, Harvard Business School and Catalyst. He is also on the Board of Trustees of New York University School of Medicine. Mr. Dimon does not serve on the board of any publicly traded company other than JPMorgan Chase.
Mr. Dimon has many years of experience in the financial services business, both wholesale and retail, as well as international and domestic experience. As CEO, he is intimately familiar with all aspects of the Firm’s business activities. In addition to the JPMorgan Chase merger with Bank One, he led the Firm’s successful acquisition and integration of The Bear Stearns Companies Inc. and the banking operations of Washington Mutual Bank. His business experience and his service on the board of the Federal Reserve Bank of New York have given him experience dealing with government officials and agencies and insight into the regulatory process.

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Timothy P. Flynn, 55
Retired Chairman of KPMG International, professional services

Mr. Flynn was Chairman of KPMG International from 2007 until his retirement in October 2011.  KPMG International is a professional services organization which provides audit, tax and advisory services in 152 countries.  KPMG International member firms have 145,000 professionals, including more than 8,000 partners in 152 countries, with combined revenues of $22.7 billion for fiscal year 2011. He was also Chairman (2005–2010) and Chief Executive Officer (2005–2008) of KPMG LLP, the U.S. and largest individual member firm of KPMG International.
Mr. Flynn held a number of key leadership positions throughout his 32 years at KMPG, providing him with perspective on the issues facing major companies and the evolving business environment. Mr. Flynn joined a predecessor of KPMG in 1979 and became a Partner in 1988. After having served as an audit partner on accounts for technology and manufacturing companies, he became Vice Chairman, Human Resources (1996–2001). He has served as Client Service Partner for some of KPMG’s largest clients, including clients in the financial services industry. As Chairman of KPMG International, Mr. Flynn led a team of senior partners responsible for the management and operations of the global network and led a board of senior partners responsible for strategy, oversight, risk management and governance of the global network. During his Chairmanship of KPMG LLP, he led the redesign of governance, compensation and incentive programs focusing on integrity, professionalism and personal accountability. This cultural transformation culminated in KPMG LLP being named to Fortune's Top 100 Great Places to Work in 2007 and later years.
Mr. Flynn holds a bachelors degree in accounting from The University of St. Thomas, St. Paul, Minnesota and is a member of their Board of Trustees. He has previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Counsel, and a founding member of The Prince of Whales’ International Integrated Reporting Committee.
Mr. Flynn has extensive experience in financial services and risk management. Prior to serving as Chairman and Chief Executive Officer, Mr. Flynn served, among other positions, as Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for the audit practice, as well as the Risk Advisory and Financial Advisory Services practices.
Mr. Flynn combines leadership and business experience in a global setting with experience in accounting, auditing, financial services, risk management and regulatory affairs.

Ellen V. Futter, 62
President and Trustee of the American Museum of Natural History
Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1997 to 2000

Ms. Futter became President of the American Museum of Natural History in 1993, prior to which she had been President of Barnard College since 1981. The Museum is one of the world’s preeminent scientific and cultural institutions. Her career began at Milbank, Tweed, Hadley & McCloy where she practiced corporate law. Ms. Futter is a director of Consolidated Edison, Inc. (since 1997) and was previously a director of American International Group Inc. (1999–2008), Bristol-Myers Squibb Company (1999–2005), and Viacom (2006–2007).
Ms. Futter graduated from Barnard College in 1971 and earned a law degree from Columbia Law School in 1974. She is a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations. Ms. Futter is also a director of The American Ditchley Foundation and NYC & Company. She was a director of the Federal Reserve Bank of New York (1988–1993) and served as its Chairman (1992–1993).
Ms. Futter has managed large education and not-for-profit organizations, Barnard College and the American Museum of Natural History, and in that capacity, she has dealt with many complex organizational issues. Such work and her service

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on public company boards and the board of the Federal Reserve Bank of New York have given her experience with regulated industries, in particular the financial services industry, and with risk management, executive compensation, and audit and financial reporting. In her role at the Federal Reserve Bank of New York she also acquired valuable experience dealing with government officials and agencies. Her years of practicing corporate law give her enhanced perspective on legal and regulatory issues. Her extensive experience with philanthropic organizations provides her with insights that are relevant to the Firm’s corporate responsibility initiatives.

Laban P. Jackson, Jr., 69
Chairman and Chief Executive Officer of Clear Creek Properties, Inc., real estate development
Director since 2004 and Director of Bank One Corporation from 1993 to 2004

Mr. Jackson has been Chairman of Clear Creek Properties, Inc., a real estate development company, since 1989. Mr. Jackson was a director of The Home Depot (2004–2008), SIRVA (2006–2007) and IPIX Corporation (1999–2006). He is also a director of J.P. Morgan Securities Ltd. and of JPMorgan Chase Bank, N.A., wholly-owned subsidiaries of the Firm (since 2010).
Mr. Jackson graduated from the United States Military Academy in 1965. He was a director of the Federal Reserve Bank of Cleveland (1987–1992). Mr. Jackson is also a director of Markey Cancer Foundation and Transylvania University.
Mr. Jackson has founded and managed businesses and is an experienced entrepreneur and manager. In that capacity, and through his current and prior service on other public company boards, he has dealt with a wide range of issues that are important to the Firm’s business, including audit and financial reporting, risk management, executive compensation, marketing and product development. His service on the board of the Federal Reserve Bank of Cleveland has given him experience dealing with government officials and agencies and further experience in financial services.
Mr. Jackson is a member of the Audit Committee Leadership Network (“ACLN”), a group of audit committee chairs from some of North America’s leading companies, committed to improving the performance of audit committees and helping to enhance trust in the financial markets.

Lee R. Raymond, 73
Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation, oil and gas
Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1987 to 2000

Mr. Raymond was Chairman of the Board and Chief Executive Officer of ExxonMobil from 1999 until he retired in December 2005. ExxonMobil’s principal business is energy, involving exploration for and production of crude oil and natural gas, manufacture of petroleum and petrochemical products, and transportation and sale of crude oil, natural gas, petroleum and petrochemical products. He had been Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999, having begun his career in 1963 with Exxon. He was a director of Exxon Mobil Corporation (1984–2005).
Mr. Raymond graduated from the University of Wisconsin in 1960 and received a Ph.D. from the University of Minnesota in Chemical Engineering in 1963. He is a director of the Business Council for International Understanding, a Trustee of the Wisconsin Alumni Research Foundation, a Trustee of the Mayo Clinic, a member of the Innovations in Medicine Leadership Council of UT Southwestern Medical Center, a member of the National Academy of Engineering and a member and past Chairman of the National Petroleum Council. Mr. Raymond serves on an advisory panel to Kohlberg Kravis Roberts & Co.
During his long tenure at Exxon Mobil and its predecessors, Mr. Raymond gained important experience in all aspects of business management, including audit and financial reporting, risk management, executive compensation, marketing, and operating in a regulated industry. He has extensive international business experience.

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William C. Weldon, 63
Chairman and Chief Executive Officer of Johnson & Johnson, health care products
Director since 2005

Mr. Weldon has been Chairman and Chief Executive Officer of Johnson & Johnson since 2002. Effective April 26, 2012, Mr. Weldon is resigning as Chief Executive Officer; he will continue as Chairman. He served as Vice Chairman from 2001 and Worldwide Chairman, Pharmaceuticals Group from 1998 until 2001. Johnson & Johnson is engaged worldwide in the research and development, manufacture and sale of a broad range of products in the health care field. The company conducts business in virtually all countries of the world with the primary focus on products related to human health and well-being.
Mr. Weldon served in a number of other senior executive positions since joining Johnson & Johnson in 1971. In 1982 he was named manager, ICOM Regional Development Center in Southeast Asia. Mr. Weldon was appointed executive vice president and managing director of Korea McNeil, Ltd., in 1984 and managing director of Ortho-Cilag Pharmaceutical, Ltd., in the U.K. in 1986. In 1989, he was named vice president of sales and marketing at Janssen Pharmaceutica in the U.S., and in 1992 he was appointed president of Ethicon Endo-Surgery. Mr. Weldon is a director of Johnson & Johnson (since 2002).
Mr. Weldon graduated from Quinnipiac University in 1971. Mr. Weldon is a member of the CEO Roundtable on Cancer, a director of the US-China Business Council, a member of The Business Council, a member of the Healthcare Leadership Council, a member of the Business Roundtable, and a member of the Sullivan Commission on Diversity in the Health Professions Workforce. Mr. Weldon also serves on the Liberty Science Center Chairman’s Advisory Council and as a member of the Board of Trustees for Quinnipiac University. He previously served as Chairman of the Pharmaceutical Research and Manufacturers of America.
Mr. Weldon has experience managing a large complex organization at Johnson & Johnson, where he has dealt with such issues as audit and financial reporting, risk management, and executive compensation. Through his role at various Johnson & Johnson entities, he has had extensive exposure to international business management and to operating in a regulated industry, and he has gained expertise in sales and marketing to consumers. His extensive record of charitable involvement and public service also brings an important perspective to his role on the Board.

Corporate governance
General
Governance is a continuing focus at JPMorgan Chase, starting with the Board of Directors and extending throughout the Firm. In this section we describe some of our key governance practices.
Corporate Governance Principles of the Board — The Board of Directors first adopted Corporate Governance Principles in 1997, and has revised them periodically since then to reflect evolving best practices and regulatory requirements, including the New York Stock Exchange (“NYSE”) corporate governance listing standards. The Corporate Governance Principles establish a framework for the governance of the Firm.
Board leadership structure — The Board of Directors is responsible for the oversight of management on behalf of the Firm’s shareholders. The Board accomplishes this function acting directly and through its committees. Directors discharge their duties at Board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer (“CEO”), management and others regarding matters of concern and interest to the Firm. Specific elements of our Board leadership structure are outlined in Appendix A and include:
Chairman of the Board — The Firm’s Board of Directors has no established policy on whether or not to have a non-executive chairman and believes that it should make that judgment based on circumstances and experience. The Board has determined that the most effective leadership model for the Firm currently is that Mr. Dimon serves as both Chairman and Chief Executive Officer, and that the independent directors annually appoint an independent director to serve as the Presiding Director. The Board believes it is functioning effectively under its current structure, and that the current structure provides appropriate oversight protections. The Board does not believe that introducing a separate Chairman at this time and with this CEO would provide appreciably better direction for and performance of the Firm, and instead could cause uncertainty, confusion and inefficiency in board and management function and relations.

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Independent oversight — Independent directors comprise more than 90% of the Board and 100% of the Audit Committee, Compensation & Management Development Committee (the “Compensation Committee”), Governance Committee, Public Responsibility Committee and Risk Policy Committee. At each regularly scheduled Board meeting, the independent directors generally meet in executive session with no members of management present and may discuss any matter they deem appropriate, including evaluation of the CEO and other senior officers and determination of their compensation.
Presiding Director — The Firm’s Presiding Director functions as a Lead Director, but the Board prefers the term Presiding Director to emphasize that all directors share equally in their responsibilities as members of the Board. The Presiding Director presides at executive sessions of independent directors (generally held as part of each regularly scheduled Board meeting) and at all Board meetings at which the Chairman is not present, and has authority to call meetings of independent directors. The Presiding Director approves Board meeting agendas and schedules for each Board meeting, may add agenda items in his or her discretion, approves Board meeting materials for distribution to and consideration by the Board, facilitates communication between the Chairman and CEO and the independent directors, as appropriate, is available for consultation and communication with major shareholders where appropriate, upon reasonable request, and performs such other functions as the Board directs. The Presiding Director is appointed annually by and from among the independent directors.
Committee Chairs — All are independent and are appointed annually by the Board, approve agendas and material for respective committee meetings, and act as liaison between committee members and the Board and between committee members and senior management.

Committees of the Board
The Board has five principal committees. The charter of each committee can be found on our Website at www.jpmorganchase.com under Governance, which is under the About Us tab. Each member of the Audit Committee, the Compensation Committee and the Governance Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the U.S. Securities and Exchange Commission (the “SEC”).
As stated in the Board’s Corporate Governance Principles, Board members have complete access to management, and the Board and Board committees can, if they wish to do so, seek legal or other expert advice from sources independent of management and shall be provided the resources for such purposes.

Corporate Governance Structure

Shareholders
Compensation & Management Development Committee
Board of Directors
Corporate Governance & Nominating Committee
Risk Policy Committee
Public Responsibility Committee
Chairman & CEO
Audit Committee
Internal Audit
Operating Committee (senior management committee)
Management Control Committees

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Audit Committee — provides oversight of the independent registered public accounting firm’s qualifications and independence; the performance of the internal audit function and that of the independent registered public accounting firm; and management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm, assure the integrity of the Firm’s financial statements, assure compliance with the Firm’s operational risk management processes, and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations. The Board of Directors has determined that Mr. Bell, Ms. Bowles and Mr. Jackson are audit committee financial experts as defined by the SEC.
Compensation & Management Development Committee — reviews and approves the Firm’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the Board on the development of and succession for key executives. The Compensation Committee periodically reviews and approves a statement of the Firm’s compensation practices and principles and also reviews the relationship among risk, risk management and compensation in light of the Firm’s objectives, including its safety and soundness and the avoidance of practices that would encourage excessive risk. Information on the Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis at page 15.
Corporate Governance & Nominating Committee — exercises general oversight with respect to the governance of the Board of Directors, including reviewing the qualifications of nominees for election to the Board and making recommendations to the Board regarding director compensation. The Governance Committee annually leads the Board in its review and self-evaluation of the performance of the Board as a whole with a view to increasing the effectiveness of the Board.
Public Responsibility Committee — reviews and considers the Firm’s position and practices on charitable contributions, community development, legislation, protection of the environment, shareholder proposals involving issues of public interest and public responsibility and other similar issues as to which JPMorgan Chase relates to the community at large, and provides guidance to management and the Board as appropriate.
Risk Policy Committee — provides oversight of the CEO’s and senior management’s responsibilities to assess and manage the Firm’s credit risk, market risk, interest rate risk, investment risk, liquidity risk, and reputational risk, and is also responsible for review of the Firm’s fiduciary and asset management activities.
Board and committee interaction — Committees meet regularly in conjunction with scheduled Board meetings, and hold additional meetings as needed. The Audit Committee and the Risk Policy Committee hold joint meetings on matters of mutual interest. The Compensation Committee meets at least annually with the Firm’s Chief Risk Officer and one or more members of the Risk Policy Committee to review elements of our organizational structure, management practices and compensation programs that would discourage unnecessary or excessive risk-taking and to assess our incentive arrangements. The committees report their activities and discuss their recommendations with the full Board.
Board committees membership — The following table summarizes the membership of the Board and each of its principal committees, and the number of times each met during 2011:

Director	Audit	Compensation & Management Development	Corporate Governance & Nominating	Public Responsibility	Risk Policy
James A. Bell	Member
Crandall C. Bowles [1]	Member			Chair
Stephen B. Burke		Member	Member
David M. Cote				Member	Member
James S. Crown					Chair
James Dimon
Ellen V. Futter				Member	Member
William H. Gray, III [1]	Member			Member
Laban P. Jackson, Jr.	Chair
David C. Novak		Member	Member
Lee R. Raymond [2]		Chair	Member
William C. Weldon [3]		Member	Chair
Number of meetings in 2011	15	6	4	4	7

1	Ms. Bowles became Chair of the Public Responsibility Committee in October 2011, succeeding Mr. Gray.

2	Presiding director

3	Mr. Weldon became Chair of the Corporate Governance & Nominating Committee effective March 27, 2012, succeeding Mr. Novak.
During 2011, the Board met 11 times; each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.

JPMorgan Chase & Co./ 2012 Proxy Statement	9

Other Board Committees — In addition to the above committees, the Board has a Board-level Executive Committee and a Stock Committee. The Board-level Executive Committee consists of the CEO and the Chairs of the Board’s principal committees. It may exercise all the powers of the Board that lawfully may be delegated, but with the expectation that it would not take material actions absent special circumstances.
The Stock Committee, acting through the CEO, acts in accordance with Board-approved limitations and capital plans to implement the declaration of dividends, authorize the issuance of stock, administer the dividend reinvestment plan, and implement share repurchase plans.

Director independence
Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board of Directors (and each member of the Audit, Compensation and Governance Committees) must be independent. The Board of Directors may determine a director to be independent if the director has no disqualifying relationship as defined in the NYSE corporate governance rules and if the Board has affirmatively determined that the director has no material relationship with JPMorgan Chase, either directly or as a partner, shareholder, or officer of an organization that has a relationship with JPMorgan Chase. In connection with the assessment of director independence, the relationships listed in Appendix B are deemed immaterial unless the Board otherwise determines. Criteria relating to director independence may also be found in the Corporate Governance Principles on our Website.
The Board of Directors reviewed the relationships between the Firm and each director and nominee and determined that in accordance with the NYSE corporate governance listing standards and the Firm’s independence standards, each non-management director and nominee (James A. Bell, Crandall C. Bowles, Stephen B. Burke, David M. Cote, James S. Crown, Timothy P. Flynn, Ellen V. Futter, Laban P. Jackson, Jr., David C. Novak, Lee R. Raymond and William C. Weldon) has only immaterial relationships with JPMorgan Chase and accordingly each is an independent director under these standards. There are additional objective tests for independence in the NYSE rules and each of the nominees meets these objective tests for independence as well. Under the NYSE rules, a director employed by the Firm cannot be deemed to be an independent director, and consequently, James Dimon is not an independent director of JPMorgan Chase.
In making its determinations concerning director independence, the Board considered the following transactions between the Firm and each director and nominee, their immediate family members and any such person’s principal business affiliations: extensions of credit made by bank subsidiaries of the Firm; financial products and services provided by subsidiaries of the Firm; business transactions for property or services contracted for by subsidiaries of the Firm; and charitable contributions made by JPMorgan Chase Foundation or JPMorgan Chase Bank, N.A. to any non-profit organization of which a director or nominee is employed as an officer. The Board reviewed these relationships in light of the Firm's and NYSE independence standards and determined that none of them create a material relationship between the Firm and the respective director or would impair the independence or judgment of the respective director. In particular, the Board considered:

•
Consumer credit — extensions of credit provided to directors Bell, Futter and Jackson; and credit cards issued to directors Bowles, Burke, Cote, Crown, Futter, Jackson, Novak, Raymond and Weldon, and their immediate family members;

•
Wholesale credit — extensions of credit and other financial and financial advisory services provided to The Boeing Company and its subsidiaries, where Mr. Bell was an Executive Vice President; Springs Industries, Inc. and its subsidiaries, where Ms. Bowles is Chairman of the Board; NBCUniversal, LLC and Comcast Corporation and their subsidiaries, where Mr. Burke is Chief Executive Officer and Executive Vice President, respectively; Honeywell International Inc. and its subsidiaries, where Mr. Cote is Chairman and Chief Executive Officer; Henry Crown and Company, where Mr. Crown is President, and other Crown family-owned entities; KPMG International and its member firms, where Mr. Flynn was Chairman; the American Museum of Natural History, where Ms. Futter is President and a Trustee; Yum! Brands, Inc. and its subsidiaries, where Mr. Novak is Chairman and Chief Executive Officer; and Johnson & Johnson and its subsidiaries, where Mr. Weldon is Chairman and Chief Executive Officer; and

•
Goods, services and contributions — purchases of building safety and security equipment and maintenance services from Honeywell International Inc.; leases of office and retail space from subsidiaries of companies in which Mr. Crown and members of his immediate family have indirect ownership interests; professional services provided by KPMG International and its member firms, primarily related to advisory services and expatriate tax work; transitional services related to a 2008 acquisition by the Firm’s private equity division of a business of a subsidiary of Johnson & Johnson; and charitable contributions to the American Museum of Natural History.

All of the transactions, relationships and arrangements of the types listed above were entered into, and payments were made or received, by the Firm in the ordinary course of business and on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.

10	JPMorgan Chase & Co./ 2012 Proxy Statement

Other governance practices
Independent director meetings — Independent directors generally meet in executive session as part of each regularly scheduled Board meeting, with discussion led by the Presiding Director.
Majority voting for directors — The Firm’s By-laws provide a majority voting standard for election of directors in uncontested elections (resignation by any incumbent director who is not re-elected) and plurality voting in any election that is contested.
Board’s role in risk oversight — The Firm’s risk management is described in the Management Discussion and Analysis of the 2011 Annual Report starting at page 125. As stated there, risk is an inherent part of JPMorgan Chase’s business activities and the Firm’s overall risk appetite is established in the context of the Firm’s capital, earnings power and diversified business model. The Firm’s risk management framework and governance structure are intended to provide comprehensive controls and ongoing management of the major risks taken in its business activities.

•	Risk appetite — The Firm employs a formalized risk appetite framework to clearly link risk appetite and return targets, controls and capital management.
— The CEO is responsible for setting the overall risk appetite for the Firm, and the line of business (“LOB”) CEOs are responsible for setting the risk appetite for their respective LOBs subject to approval by the CEO and the Firm’s Chief Risk Officer.
— The Risk Policy Committee approves the risk appetite policy on behalf of the entire Board of Directors.

•
Risk management framework — The Firm’s risk governance structure starts with each line of business being responsible for managing its own risks, with its own risk committee and a chief risk officer. Overlaying the line of business risk management are four corporate functions with risk management-related responsibilities.

— Risk Management operates independently to provide oversight of firmwide risk management and controls, and is headed by the Firm’s Chief Risk Officer, who is a member of the Firm’s Operating Committee and reports to the CEO and is accountable to the Board of Directors, primarily through the Board’s Risk Policy Committee.
— The Chief Investment Office and Corporate Treasury are responsible for managing the Firm’s liquidity, interest rate and foreign exchange risk, and other structural risks.
— Legal and Compliance has oversight for legal risk.
— Each LOB has a risk committee which includes in its mandate oversight of the reputational risks in its business.

•	Board oversight — The Board of Directors exercises its oversight of risk management’s principally through the Board’s Risk Policy Committee and Audit Committee.
— The Risk Policy Committee oversees senior management risk-related responsibilities, including reviewing management policies and performance against these policies and related benchmarks.
— The Audit Committee reviews with management the system of internal controls that is relied upon to provide reasonable assurance of compliance with the Firm’s operational risk management processes.
— The Compensation Committee is responsible for reviewing the Firm’s compensation practices and the relationship among risk, risk management and compensation in light of the Firm’s objectives.
— Each of the committees oversees reputation risk issues within its scope of responsibility.
— The Board of Directors also reviews selected risk topics directly as circumstances warrant.
Shareholder outreach — We recognize the importance of shareholder communications to help our investors understand our performance and strategies. We reach out to shareholders in many different ways, including through quarterly earnings presentations, SEC filings, web communications, and investor meetings. In addition, our senior executives engage major institutional shareholders as part of a semi-annual outreach program to invite comments on governance matters, executive compensation, and shareholder proposals. We meet throughout the year with additional shareholders and organizations interested in our practices.
Special shareholder meetings — The Firm’s By-laws permit shareholders holding at least 20% of the outstanding common shares (net of hedges) to call special meetings.
Code of Conduct and Code of Ethics for Finance Professionals — The JPMorgan Chase Code of Conduct is a collection of rules and policy statements governing employees’ conduct in relation to the Firm’s business. In addition, the Firm has a Code of Ethics for Finance Professionals that applies to the CEO, President, Chief Financial Officer (“CFO”), Chief Accounting Officer of the Firm, and to all other professionals of the Firm worldwide serving in a finance, accounting, corporate treasury, tax or investor relations role. The purpose of the Code of Ethics for Finance Professionals is to

JPMorgan Chase & Co./ 2012 Proxy Statement	11

promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Firm’s financial books and records and the preparation of its financial statements. The Firm provides a Code Reporting Hotline operated by an independent third party, through which employees can report suspected violations of the Code of Conduct or other policies.
Political contributions and legislative lobbying — We believe that it is in the shareholders’ best interests for the Firm to be an effective participant in the legislative and regulatory process and that governance and transparency are important components of our process. The Firm supports its interests in the political arena in a variety of ways. Our philosophy, policies and disclosures concerning political contributions and legislative lobbying, as well as the compliance procedures and oversight we have in place, reflect our commitment to civic participation and transparency. These are described in our Political Activities Statement which can be found on our public Website at www.jpmorganchase.com under Governance.
The Firm discloses all contributions made by its affiliated political action committees or PACs (funded entirely by voluntary contributions from the Firm’s employees) to candidates for political office and to 527 organizations on our Website. The Firm may from time to time support state ballot initiatives and broad-based groups organized under Section 527 of the Internal Revenue Code. Direct contributions to 527 groups are not made to support the election of any candidate or for the purpose of express advocacy. The Firm belongs to a number of trade associations representing the interests of both the financial services industry and the broader business community. We voluntarily report on our Website such contributions to 527 groups and state ballot initiatives, and the principal trade associations to which we belong.
Board communications — Shareholders and interested parties who wish to contact any Board member or committee chair, the Presiding Director, or the independent directors as a group, may mail correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, 270 Park Avenue, New York, New York 10017 or e-mail the Office of the Secretary at corporate.secretary@jpmchase.com.
Documents available — The Corporate Governance Principles, Code of Conduct, Code of Ethics for Finance Professionals, and the JPMorgan Chase & Co. Political Activities Statement, as well as the Firm’s By-laws and charters of our principal Board committees, can be found on our Website at www.jpmorganchase.com under Governance, which is under the About Us tab. These documents will also be made available to any shareholder who requests them by writing to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

Director compensation
Annual compensation — The Board believes it is desirable that a significant portion of director compensation be linked to the Firm’s common stock, and the Board’s total compensation includes approximately one-third cash and two-thirds stock-based compensation. In 2011, each non-management director received an annual cash retainer of $75,000 and an annual grant, made when annual employee incentive compensation was paid, of deferred stock units valued at $170,000 on the date of grant. The director retainer and annual grant amounts have not changed since 2003.
Each deferred stock unit represents the right to receive one share of the Firm’s common stock and dividend equivalents payable in deferred stock units for any dividends paid. Deferred stock units have no voting rights. In January of the year immediately following a director’s termination of service, deferred stock units are distributed in shares of the Firm’s common stock in either a lump sum or in annual installments for up to 15 years as elected by the director.
Each director who is a member of the Audit Committee receives an additional annual cash retainer of $10,000. Each chair of a board committee receives an additional retainer of $15,000 per year. Directors who are officers of the Firm do not receive any fees for their service as directors.
The following table summarizes annual compensation for non-management directors.

Compensation	Amount ($)
Board retainer	$75,000
Committee chair retainer	15,000
Audit committee member retainer	10,000
Deferred stock unit grant	170,000

12	JPMorgan Chase & Co./ 2012 Proxy Statement

Stock ownership guidelines — As stated in the Corporate Governance Principles, directors pledge that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a board member.
Deferred compensation — Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including deferred stock units. Upon retirement, compensation deferred into stock units will be distributed in stock; all other deferred cash compensation will be distributed in cash. Deferred compensation will be distributed in either a lump sum or in annual installments for up to 15 years as elected by the director commencing in January of the year following the director’s retirement from the Board.
Reimbursements and insurance — The Firm reimburses directors for their expenses in connection with their board service. We also pay the premiums on directors’ and officers’ liability insurance policies and on travel accident insurance policies covering directors as well as employees of the Firm.
2011 Director compensation table — The following table shows the compensation for each director in 2011.

Director	Fees earned or paid in cash ($) [1]	2011 Stock award ($) [2]	Total ($)
James A. Bell [3]	$14,167	$—	$14,167
Crandall C. Bowles [3]	88,750	170,000	258,750
Stephen B. Burke	75,000	170,000	245,000
David M. Cote	75,000	170,000	245,000
James S. Crown [4]	130,000	170,000	300,000
Ellen V. Futter	75,000	170,000	245,000
William H. Gray, III [3]	96,250	170,000	266,250
Laban P. Jackson, Jr. [5]	252,500	170,000	422,500
David C. Novak	90,000	170,000	260,000
Lee R. Raymond	90,000	170,000	260,000
William C. Weldon	75,000	170,000	245,000

1	Includes fees earned, whether paid in cash or deferred.

2
The aggregate number of option awards and stock awards outstanding at December 31, 2011, for each current director is included in the Security ownership of directors and executive officers table at page 14 under the columns “Options/SARs exercisable within 60 days” and “Additional underlying stock units,” respectively. All such awards are vested.

3
Mr. Bell joined the Board in November 2011. Ms. Bowles became Chair of the Public Responsibility Committee in October 2011, succeeding Mr. Gray. Retainers for Board and committee memberships were pro-rated.

4
Mr. Crown received $40,000 in compensation during 2011 in consideration of his service as a member of the Compliance Committee of the board of directors of JPMorgan Chase Bank, N.A. (the “Bank”), a wholly-owned subsidiary of JPMorgan Chase. Each non-management director serving on the Bank Compliance Committee is paid $2,500 for each committee meeting attended.

5
Mr. Jackson received $110,000 in compensation during 2011 in consideration of his service as a director of J.P. Morgan Securities Ltd., an indirect wholly-owned subsidiary of JPMorgan Chase headquartered in London. Mr. Jackson also received $42,500 in compensation during 2011 in consideration of his service as a member of the Bank Compliance Committee.

Security ownership of directors and executive officers
Our share retention policies require share ownership for directors and executive officers, as described at page 23.
The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 29, 2012, including shares that could have been acquired within 60 days of that date through the exercise of stock options or stock appreciation rights (“SARs”), together with additional underlying stock units as described in note 3 to the table, by each director and nominee, the current executive officers named in the Summary compensation table, and all directors, nominees and executive officers as a group. Unless otherwise indicated, each of the named individuals and member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as of February 29, 2012, by all directors and executive officers as a group and by each director and named executive officer individually is less than 1% of our outstanding common stock.

JPMorgan Chase & Co./ 2012 Proxy Statement	13

We have been notified by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, that, as of December 31, 2011, it, in its capacity as a parent holding company or control person in accordance with SEC Rule 13d-1(b)(1)(ii)(G), is the beneficial owner of 213,278,198 shares of our common stock, representing 5.61% of our outstanding common stock. According to the Schedule 13G dated January 20, 2012, filed with the SEC, in the aggregate, BlackRock, Inc. and the affiliated entities included in the Schedule 13G (“BlackRock”) have sole dispositive power and sole voting power over 213,278,198 shares.

Security ownership:
	Beneficial ownership
Name	Common Stock (#) [1,2]	Options/SARs exercisable within 60 days (#)	Total beneficial ownership (#)	Additional underlying stock units (#) [3]	Total (#)
James A. Bell	135	0	135	4,775	4,910
Crandall C. Bowles	6,280	0	6,280	42,131	48,411
Douglas L. Braunstein	487,155	440,769	927,924	369,393	1,297,317
Stephen B. Burke	32,107	0	32,107	61,361	93,468
David M. Cote	14,000	0	14,000	35,448	49,448
James S. Crown [4]	11,369,019	0	11,369,019	116,251	11,485,270
James Dimon [5]	5,120,108	1,361,380	6,481,488	692,746	7,174,234
Ina R. Drew [5]	661,357	710,769	1,372,126	639,178	2,011,304
Mary Callahan Erdoes	152,616	845,934	998,550	411,375	1,409,925
Timothy P. Flynn	3,250	0	3,250	0	3,250
Ellen V. Futter	951	0	951	68,157	69,108
William H. Gray, III	0	0	0	89,061	89,061
Laban P. Jackson, Jr. [5]	22,900	19,475	42,375	90,601	132,976
David C. Novak	158,520	0	158,520	70,892	229,412
Lee R. Raymond [5]	1,850	0	1,850	165,443	167,293
James E. Staley	402,558	1,279,800	1,682,358	469,856	2,152,214
William C. Weldon	1,166	0	1,166	49,034	50,200
All directors, nominees and current executive officers as a group (26 persons) [5]	19,798,166	11,184,799	30,982,965	5,563,843	36,546,808

1	Shares owned outright, except as otherwise noted.

2
Includes shares pledged as security, including shares held by brokers in margin loan accounts whether or not there are loans outstanding, as follows: Mr. Crown, 11,010,795 shares; Mr. Burke, 32,107 shares; and all directors and executive officers as a group, 11,042,902 shares.

3
Amounts include for directors and executive officers, shares or deferred stock units, receipt of which has been deferred under deferred compensation plan arrangements. For executive officers, amounts also include unvested restricted stock units (“RSUs”) and share equivalents attributable under the JPMorgan Chase 401(k) Savings Plan.

4
Includes 139,406 shares Mr. Crown owns individually; 9,463,672 shares owned by partnerships of which Mr. Crown is a partner; 1,547,123 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a director, officer and shareholder, and a trust of which Mr. Crown is a beneficiary. Also includes 168,305 shares owned by trusts of which Mr. Crown is a co-trustee and beneficiary; 12,373 shares owned by Mr. Crown’s spouse; and 38,140 shares held in trusts for the benefit of his children. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns individually and, with respect to shares owned by entities, except to the extent of his pecuniary interest in such entities.

5
As of February 29, 2012, Mr. Dimon held 12,142 depositary shares, each representing a one-tenth interest in a share of JPMorgan Chase’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (“Series I Preferred”), of which 3,264 depositary shares are held in trusts for which he disclaims beneficial ownership except to the extent of his pecuniary interest, and 1,851 depositary shares are held by his spouse. Ms. Drew held 492 depositary shares of Series I Preferred. Mr. Jackson held 400 depositary shares of Series I Preferred and 15,000 depositary shares, each representing a 1/400th interest in a share of JPMorgan Chase’s 8.625% Non-Cumulative Perpetual Preferred Stock, Series J (“Series J Preferred”). Mr. Raymond held 2,000 depositary shares of Series I Preferred. All directors and current executive officers as a group own 15,034 depositary shares of Series I Preferred and 15,200 depositary shares of Series J Preferred.

14	JPMorgan Chase & Co./ 2012 Proxy Statement

Compensation Discussion and Analysis
Executive summary
JPMorgan Chase continues to invest in our businesses and develop our people in order to have world-class franchises that provide great services to our customers and clients and make a positive impact in communities globally. The strength of the Firm globally and across the businesses continued to be reflected in our performance in 2011. A few highlights were:

•	Record net income of $19 billion, up 9% from the prior year

•	Earnings per share of $4.48, up 13% from the prior year

•	Return on tangible common equity[1] of 15%
In this section we briefly describe our philosophy and approach to compensation, our 2011 performance and the compensation decisions for our Chief Executive Officer (CEO) and other Named Executive Officers (NEOs). The CEO and other NEOs are members of the Operating Committee, the Firm’s most senior management committee responsible for the major lines of business and functions of the Firm.
Compensation philosophy and practices — The performance of JPMorgan Chase depends on the quality of our people and strength of our leadership, both in the customer-facing areas and in the risk and control and other support functions essential to the business and our customers. Attracting, developing and retaining key diverse talent and achieving balanced compensation arrangements are essential to our success. Our compensation philosophy, policies and practices drive accountability, and seek to reflect the interplay among risk, financial performance and compensation, especially as it relates to risk assessment and risk-adjusted performance.
The JPMorgan Chase Compensation practices and principles are provided in Appendix C and the major compensation elements we use in our programs are summarized in Appendix D. The practices and principles set out key concepts and how the Firm implements them in administering compensation, including:

•	Independent Board oversight of the Firm’s compensation practices and principles and their implementation

•	A recognition that competitive and reasonable compensation helps attract and retain the high quality people necessary to grow and sustain our business

•	A focus on multi-year, long-term, risk-adjusted performance and rewarding behavior that generates sustained value for the Firm through business cycles

•	A focus on the performance of the individual employee, the relevant line of business or function and the Firm as a whole

•	Performance assessments that are broad-based and balanced, including an emphasis on teamwork and a “shared success” culture

•	A significant stock component (with deferred vesting) for shareholder alignment and retention of top talent. For the CEO and other Named Executive Officers:
— More than 90% of their 2011 total compensation is performance-based variable compensation
— 65% of their total compensation is in the form of long-term equity-based incentive awards, with the value ultimately dependent on stock price performance
— Shares received from equity awards are subject to robust retention requirements and a prohibition on hedging

•	Very strict limits or prohibitions on executive perquisites, special executive retirement and severance plans, and no golden parachutes

•
Although awards are made with the expectation that they will vest in accordance with their terms, all awards contain strong recovery provisions, and additional risk-related recovery provisions apply to awards to the Operating Committee and to a group of senior employees we refer to as Tier 1 employees with primary responsibility for risk positions and risk management.

— In 2012, we also added protection-based vesting provisions to equity awards for the Operating Committee and other Tier 1 employees with specific financial thresholds that will result in formal compensation reviews and are designed to be effective in the event of material losses or earnings substantially below the Firm’s potential. These and other provisions are described further at page 24.
Pay for performance — The Compensation & Management Development Committee uses its business judgment to determine the compensation of the CEO and other members of the Operating Committee because it is important to focus

JPMorgan Chase & Co./ 2012 Proxy Statement	15

on long-term results and a qualitative and quantitative view of their total contribution. In determining total compensation, the Compensation & Management Development Committee considers the overall scope of an executive’s responsibilities, the executive’s performance history with the Firm, comparisons with other executives within the Firm, external market compensation data, and the overall performance of the Firm and the LOB or function the executive leads.
The Board looks for executive performance to be appropriately sustained over multiple time periods, and superior performance to be achieved across multiple factors.
As Chairman and CEO, Mr. Dimon is responsible overall for guiding the Firm’s financial performance and growth, its strategic and operational priorities, risk and control management, and management development and succession planning. Mr. Dimon reviews the priorities for the Firm with the Board of Directors and, in consultation with the Compensation & Management Development Committee and the Board, establishes the priorities for each LOB CEO annually, which are the priorities of the businesses they lead. Heads of functions also review and establish their priorities with the CEO.
Mr. Dimon discusses with the Compensation & Management Development Committee his assessment of the performance of each member of the Operating Committee with respect to individual contributions, and business or function performance, as well as overall Firm performance. Mr. Dimon makes compensation recommendations to the Compensation & Management Development Committee for their consideration as part of their approval process.
Business-specific objectives are evaluated at various points during the year, including during the budget process and monthly business reviews. Each of our businesses reviews its priorities with investors at our annual Investor Day, held most recently on February 28, 2012. Each LOB CEO also reviews 2011 results and the outlook for the future in letters in the Annual Report. We recommend reading those letters and the Chairman’s letter for a fuller understanding of the priorities and performance of the Firm and its businesses. Appendix E is a summary of firmwide and LOB priorities and progress.

2011 Business performance overview
Despite the continued challenges of our economic environment, the Firm achieved record net income of $19 billion in 2011, or $4.48 per share, on revenue of $97.2 billion, and made significant investments to continue to build our market leading franchises. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report, our 2011 financial results were stronger relative to 2010 results, which were also very strong. A few highlights are referenced below.

Year-over-year performance comparison of key Firm financial metrics

Financial metrics	2011	2010	Change
Net Income (billions)	$19.0	$17.4	+9%
EPS	$4.48	$3.96	+13%
ROE	11%	10%
ROTCE [1]	15%	15%
Tier 1 Capital ratio	12.3%	12.1%
Tier 1 Common capital ratio [2]	10.1%	9.8%

•	Strong client relationships and continued investments for growth resulted in good performance across most of the Firm’s businesses.
— #1 ranking for Global Investment Banking Fees for 2011
— Credit card sales volume up 10% for 2011; net charge-offs improved
— Commercial Banking reported record revenue and net income for 2011; strong loan growth, up 13%; record deposit balances, up 26%
— Treasury & Securities Services reported record deposit balances, up 28% for 2011
— Asset Management reported record revenue for 2011
— Gained market share in the mortgage business
— Recent Fortune ranking – #1 Bank; #22 Best Company in the world.

16	JPMorgan Chase & Co./ 2012 Proxy Statement

•	The Firm maintained a fortress balance sheet:
— Basel I Tier 1 Common of $123 billion2, or 10.1%2, and estimated Basel III Tier 1 Common of 7.9%2
— Credit reserves at $28.3 billion, with loan loss coverage ratio at 3.35% 3 of total loans
— Total deposits of $1.1 trillion, up 21% from prior year
Throughout 2011, JPMorgan Chase continued to play a constructive and important leadership role in supporting consumers, businesses, and communities and in continuing to invest in the Firm’s future.

Supporting consumers	Supporting businesses	Supporting our communities	Investing in the Firm’s future
• In 2011, we:
     — Provided $252 billion of
         credit to consumers
     — Provided new credit cards
         to 8.5 million people
     — Originated over 765,000
         mortgages
• Since 2009 we offered over 1.2 million mortgage modifications and completed approximately 452,000 to help struggling homeowners

• Provided $545 billion of
    credit to businesses in 2011,
    up 28%, including:
    — $257 billion for
         Investment Bank clients,
         up 29%
    — $106 billion for
         Commercial Banking
         clients, up 18%
    — $65 billion for Treasury &
         Securities Services clients,
         up 14%
    — $100 billion for Asset
         Management clients, up
         48%
    — $17 billion to U.S. small
         businesses clients, up
         52%
• Raised $1.0 trillion of capital
    for clients in 2011, up 23%

• In 2011, we:
    — Raised $68 billion of
        capital for and provided
        credit to over 1,200 not-
        for-profit and government
        entities, including states,
        municipalities, hospitals
        and universities
    — Donated more than $200
        million to not-for-profits in
        our communities worldwide
    — Donated 85 homes to
        wounded veterans
    — Hired 3,000 U.S. military
        veterans

• Consumer & Business Banking opened 260 new branches; added 3,800 salespeople in 2011
• Global Corporate Bank expanded to 250 bankers, covering 3,500 corporate clients around the world; opened more than 20 new offices outside the U.S. over the last two years
• Asset Management added 160 private bank client advisors in 2011
• The Firm added more than 17,000 jobs in the U.S. in 2011
• Conducted on-going training, development, diversity and succession planning reviews across the Firm

1
Tangible common equity (“TCE”), a non-GAAP financial measure, represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE, a non-GAAP financial ratio, measures the Firm’s earnings as a percentage of TCE. In management’s view, these measures are meaningful to the Firm, as well as analysts and investors in assessing the Firm’s use of equity, and in facilitating comparisons with competitors.

2
Tier 1 common capital ratio (“Tier 1 common ratio”) is Tier 1 common capital divided by risk-weighted assets. The Firm uses Tier 1 common capital (“Tier 1 common”) along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see Regulatory capital on pages 119–122 of our 2011 Annual Report.

3
The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. The allowance for loan losses related to the purchase credit-impaired portfolio totaled $5.7 billion at December 31, 2011.

Compensation decisions for Named Executive Officers
The Compensation & Management Development Committee determines compensation for the CEO and makes a recommendation to the Board for its ratification. In 2011, in determining compensation for 2010 and considering the desired structure and mix of compensation going forward, the Compensation & Management Development Committee set the base salary for NEOs other than Mr. Dimon at $750,000 effective February 2011, and for Mr. Dimon at $1,500,000 effective March 2011.
James Dimon. For Mr. Dimon, the performance of the Firm and the individual LOBs reflected his continued leadership and sustained long-term contribution in developing and implementing the strategy of the Firm. The Firm continued its multi-year focus on strengthening its excellent client-facing franchises, continuing investment in organic growth opportunities, and maintaining its fortress balance sheet. As illustrated above, throughout 2011, JPMorgan Chase continued to play a constructive and important leadership role in supporting consumers, businesses and communities and in continuing to invest in the Firm’s future. The Compensation & Management Development Committee noted substantial progress in meeting the Firm’s priorities, and also is aware of the importance of meeting heightened regulatory standards and expectations in both the consumer and wholesale businesses. The Compensation & Management Development Committee also considered Mr. Dimon’s compensation in relation to the Firm’s total shareholder return, ROE, ROTCE, and earnings per share on a through-the-cycle basis.

JPMorgan Chase & Co./ 2012 Proxy Statement	17

For 2012, the Compensation & Management Development Committee and the Board approved compensation for Mr. Dimon, in addition to his base salary of $1,500,000, of a cash incentive payment of $4,500,000 and equity incentives with a grant date fair value of $17,000,000 in the form of restricted stock units and stock appreciation rights as detailed in the table of Salary and incentive compensation at page 20. Mr. Dimon’s compensation for 2011 was unchanged from 2010 on a total compensation basis, with the increase in his salary offset by a corresponding decrease in his cash incentive. Consequently, the mix of compensation between annual cash compensation (salary plus cash incentive) and long-term incentives in the form of restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) was also the same. The chart below summarizes elements of CEO performance and the compensation awarded.

Multi-year priorities	Compensation
Mr. Dimon’s leadership and management are reflected in the Firm’s progress toward achieving its multi-year priorities, as further described in Appendix E. Of note are the following:
• Strength of the Firm’s 2011 operating results and financial performance
– Record net earnings of $19 billion
– ROE of 11% and ROTCE of 15% for the year
– EPS of $4.48 per share, 13% increase from 2010
• Strong relative performance against key competitors across key financial and qualitative measures
• An uninterrupted record of delivering quarterly and annual earnings throughout the crisis, and subsequent recession, which was one of the most difficult and challenging times ever for our industry and country
• Maintenance of a fortress balance sheet
• Continued investment in organic growth and strengthening of the Firm’s major businesses
• Active management for regulatory change
• Leading the management succession process and development of senior executives

The Compensation & Management Development Committee and the Board approved compensation for 2011 of:

The following provides highlights of performance considered in compensation determinations for the NEOs other than Mr. Dimon. For such executives, the Compensation & Management Development Committee considered the performance objectives and achievements for the areas they lead, as well as internal and external comparison data. Compensation for Ms. Drew, Ms. Erdoes and Mr. Staley decreased from the prior year in amounts ranging from 4% to 7% on a total compensation basis. Mr. Braunstein’s decrease in compensation also reflected the change in his position to CFO. These compensation determinations reflect recognition of substantial progress in meeting the objectives of the LOBs and the Firm as a whole, but also continuing challenges in economic and financial conditions globally.
Douglas Braunstein. Mr. Braunstein has been CFO since 2010, prior to which he led Investment Banking coverage for the Americas and held other senior roles in the Investment Bank. During 2011, Mr. Braunstein continued the Firm’s fundamental objectives of maintaining strong financial discipline, guarding safety and soundness, liquidity management, assisting in managing the Firm’s interaction with regulatory and supervisory authorities, and collaborating with the LOBs to drive business performance, growth, efficiency and returns.

•
Maintaining strong financial discipline includes maintaining world-class controls, sound accounting standards, delivering transparent public reporting and having effective management information systems.

•	Mr. Braunstein is responsible for maintaining contact with investors, analysts and ratings agencies and in communicating the strategic direction of the Firm.

•
Mr. Braunstein led the Firm’s internal capital planning processes, which include the LOB capital allocation process, assessment of the Firm’s capital under a series of baseline and adverse economic and financial scenarios, and planning the Firm’s ability to return capital to shareholders while maintaining a fortress balance sheet.

18	JPMorgan Chase & Co./ 2012 Proxy Statement

Ina Drew. Ms. Drew has served as Chief Investment Officer since 2005, prior to which she was head of Global Treasury. The Chief Investment Office manages the Firm’s investment exposure while helping to advise lines of business on their own investment strategies. The Chief Investment Office is responsible for managing the Firm’s interest rate risk, foreign exchange risk and other structural risks, each of which are critical measures for the Firm.

•
Ms. Drew successfully accomplished her business and people agenda objectives for 2011 by creating shareholder value through risk management activities across a broad array of market sectors and currencies with the help of a very knowledgeable leadership team that Ms. Drew has developed over a long career in various locations around the globe.

Mary Callahan Erdoes. Ms. Erdoes has been CEO of Asset Management since 2009. In 2011, Ms. Erdoes continued a focus on priorities that included maintaining strong financial and investment performance, growing AM’s client franchise, investing in technology to support growth and achieve efficiencies, maintaining strong risk controls, and developing and retaining talent. Three important financial measures for Asset Management are revenue growth, pretax earnings margin and ROE.

•	For 2011, AM achieved record revenues of $9.5 billion, a 6% increase over 2010 and the third consecutive year of growth.

•	AM achieved an ROE of 25% compared to a performance target of 35% +/- through-the cycle and a pretax earnings margin of 26%.

•	At the end of 2011, assets under management (“AUM”) in the top two fund quartiles were 48%, 72% and 78%, respectively, over a 1-, 3- and 5-year time period.

•	AM showed strong growth in long-term AUM flows, loan balances, deposit balances, and in Private Banking, Institutional, Retail and International revenues.

•
Continued investments were made in the technology infrastructure to support both the growth and control agendas and AM also standardized investment risk analysis across global products as part of enterprise-wide risk management.

James Staley. Mr. Staley has been the CEO of the Investment Bank since 2009, having rejoined the IB after 10 years leading Asset Management. In 2011, the Investment Bank continued to focus on the multi-year strategic priorities established in 2010, including developing the Investment Bank’s core client franchise, expanding in growth markets, executing our technology reengineering program and prudently managing risk and capital.

•
The IB delivered net income of $6.8 billion on revenue of $26.3 billion. ROE was 17% on $40 billion of allocated capital, a result in line with the IB’s target of 17% +/- through-the-cycle that was set several years ago.

•	The IB served over 21,000 corporate and investor clients around the world, and in 2011, helped clients raise $433 billion of capital.

•
In terms of growth priorities, the IB footprint was extended internationally both directly and through development of the Global Corporate Bank, with new capabilities added in over 20 locations. In Commodities, the IB completed the integration of assets acquired from RBS Sempra in 2010, and we are now one of the top three firms in this market with over 2,000 active clients.

•
The IB has continued its five-year Strategic Reengineering Program focused on trading platforms, over-the-counter clearing requirements and our core processing infrastructure. In risk and capital management, the IB focused on credit and market risk discipline and efficient capital management, reducing risk–weighted assets by over $80 billion.

•	Mr. Staley also maintained the IB’s leadership with a focus on the Firm’s reputation and developing and retaining top talent.

JPMorgan Chase & Co./ 2012 Proxy Statement	19

2011 Compensation
The following table shows annual salary in 2011 and incentive compensation awarded in 2012 for 2011 performance, which reflects the Compensation & Management Development Committee’s view of compensation determinations for 2011 and is guided by our core compensation philosophy and approach.

Salary and incentive compensation
Name and principal position	Year	Annual compensation
		Salary ($) [1]	Incentive compensation
			Cash ($)	RSUs ($) [2]	SARs ($) [3]	Total ($)
James Dimon	2011	$1,500,000	$4,500,000	$12,000,000	$5,000,000	$23,000,000
Chairman and CEO	2010	1,000,000	5,000,000	12,000,000	5,000,000	23,000,000
	2009	1,000,000	0	7,952,400	6,244,300	15,196,700
Douglas L. Braunstein [4]	2011	750,000	2,900,000	4,350,000	1,500,000	9,500,000
Chief Financial Officer	2010	400,000	3,840,000	5,760,000	2,016,900	12,016,900
Ina R. Drew [4]	2011	750,000	4,700,000	7,050,000	1,500,000	14,000,000
Chief Investment Officer	2010	500,000	5,000,000	7,500,000	2,016,900	15,016,900
Mary Callahan Erdoes	2011	750,000	4,700,000	7,050,000	2,000,000	14,500,000
CEO Asset Management	2010	500,000	4,600,000	6,900,000	3,025,400	15,025,400
	2009	300,000	3,035,000	4,677,900	1,101,900	9,114,800
James E. Staley	2011	750,000	5,300,000	7,950,000	2,000,000	16,000,000
CEO Investment Bank	2010	500,000	5,400,000	8,100,000	3,025,400	17,025,400
	2009	500,000	2,000,000	5,174,100	2,216,000	9,890,100

1
Salary reflects the annualized amounts as of December 31 for each year. Effective February 2011, each of the Named Executive Officers, except for Mr. Dimon, received a salary increase; Mr. Dimon received a salary increase effective March 2011.

2
The RSUs granted for 2011 vest in two equal installments on January 13, 2014 and 2015. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights. Additional conditions applicable to these awards are described at page 24.

3
The Firm awarded SARs to the Named Executive Officers, effective January 18, 2012, with an exercise price of $35.61. The SARs will become exercisable 20% per year over the five-year period from January 18, 2012. All shares obtained upon exercise must be held until the fifth year after grant and are subject to the Firm’s stock retention requirement. The SARs had a grant date fair value of $8.89 per SAR. Assumptions under the Black-Scholes valuation model were used to determine grant date fair value. Additional conditions applicable to these awards are described at page 24.

4	Mr. Braunstein and Ms. Drew were not Named Executive Officers in 2009.
The above table is presented to show how the Compensation & Management Development Committee viewed compensation actions, but it differs substantially from the Summary Compensation Table (“SCT”) required by the SEC and is not a substitute for the information required by the SCT at page 26.
The SCT shows compensation information in a format required by the SEC. There are two principal differences between the SCT and the above table:

•
The Firm grants both cash and equity incentive compensation after the earnings for a performance year have been announced. In both the above table and the SCT, cash incentive compensation granted in 2012 for 2011 performance is shown as 2011 compensation. The above table treats equity awards similarly, so that equity awards granted in 2012 for 2011 performance are shown as 2011 compensation. The SCT does not follow this treatment and instead reports the value of equity awards in the year in which they are made. As a result, equity awards granted in 2012 for 2011 performance are shown in the above table as 2011 compensation, but the SCT reports for 2011 the value of equity awards granted in 2011 in respect of 2010 performance.

•
The SCT reports the change in pension value and nonqualified deferred compensation earnings and all other compensation. These amounts are not part of current compensation determinations and are not shown above.

Advisory resolution to approve executive compensation
Proposal 3 is an annual advisory resolution to approve executive compensation, and the Board recommends that shareholders vote for approval of this resolution. Shareholders approved a similar resolution in 2009 and 2010 by an

20	JPMorgan Chase & Co./ 2012 Proxy Statement

average vote of 96% and in 2011 by a vote of 73%, in each case as a percentage of shares cast including abstentions. We believe the change in 2011 was attributable to a change in a recommendation by a proxy advisory firm that cited as a key reason for its recommendation the discretionary nature of the Firm’s executive compensation program.
The Compensation & Management Development Committee has considered making a portion of incentive awards for the CEO and other members of the Operating Committee formulaic, based on pre-set targets, but believes that:

•	its current approach provides a disciplined assessment of multi-year priorities and achievements and has resulted in proper alignment of compensation and performance, and

•
there is a greater risk of misaligning incentives and creating unintended consequences with a formulaic approach than the current approach of carefully considering a broader spectrum of factors relative to overall performance. History has shown as many disadvantages to shareholders as advantages to formulaic pay plans.

Although awards are not made on a formulaic basis, the terms of the 2012 RSU awards to members of the Operating Committee and other Tier 1 employees contain protection-based vesting conditions described at page 24 that add specific numerical thresholds that will result in formal compensation reviews and are designed to be effective in the event of material losses or earnings substantially below the Firm’s potential.
The Firm conducts twice-annual outreach discussions with its major shareholders on compensation and other governance matters and considers shareholder views expressed in those discussions as well as the results of the say on pay and other shareholder input.

Compensation framework
Corporate governance and Board oversight — JPMorgan Chase’s compensation framework is supported by our corporate governance and board oversight. The Board of Directors, through the Compensation & Management Development Committee, oversees our compensation programs, including overall accruals, mix of cash/stock, deferral percentages, and vehicles for delivering performance-based incentives, including equity award terms and conditions. The Board of Directors regularly reviews financial performance, risk management and incentive compensation.
Compensation is a focus of our regulators. The Compensation & Management Development Committee is periodically apprised of regulatory developments and compliance requirements in the principal jurisdictions in which we operate. Our compensation programs are intended to be consistent with applicable regulatory standards. In addition to approving compensation for Operating Committee members, the Compensation & Management Development Committee approves the formula, pool calculation and performance goals for the shareholder-approved Key Executive Performance Plan (“KEPP”) as required by Section 162(m)(1) of the U.S. Internal Revenue Code, reviews line of business total incentive accruals versus performance throughout the year, approves final aggregate incentive funding, and approves total equity grants under the Firm’s long-term incentive plan and the terms and conditions for each type of award. The Compensation & Management Development Committee also reviews the compensation of a number of highly compensated individuals across the Firm globally and reviews the compensation of certain covered employees, such as employees in the U.K. covered by regulations of the Financial Services Authority, and employees in the U.S. covered by guidance of the Federal Reserve.
The Compensation & Management Development Committee each year reviews with the Chief Risk Officer the risks that the Firm faces and elements of our organizational structure, management practices and compensation programs that would discourage unnecessary or excessive risk-taking. The Compensation & Management Development Committee also meets at least annually with one or more members of the Risk Policy Committee.
The Compensation & Management Development Committee does not require all compensation to be awarded in a tax-deductible manner, but it is their intent to do so when consistent with overall corporate goals. The Compensation & Management Development Committee has delegated authority to the Chief Human Resources Officer to administer and amend the compensation and benefits programs.
As noted above, Mr. Dimon discusses with the Compensation & Management Development Committee his assessment of the performance of each member of the Operating Committee with respect to individual contributions, and business or function performance, as well as overall Firm performance. Mr. Dimon makes compensation recommendations to the Compensation & Management Development Committee for their approval. No member of the Operating Committee other than the CEO has a role in making a recommendation to the Compensation & Management Development Committee as to the compensation of any member of the Operating Committee.
Internal Audit conducts regular, independent audits of the Firm’s compliance with its established policies and controls and applicable regulatory requirements regarding incentive compensation management. Audit findings are reported to appropriate levels of management, and all adversely-rated audits are reported to the Audit Committee of the Board of Directors.

JPMorgan Chase & Co./ 2012 Proxy Statement	21

Relevant competitor framework — We view benchmarking against comparison groups as important for an understanding of practices of the market, to stay competitive and to use market factors to inform, but not override, our focus on pay for performance and internal equity. The Compensation & Management Development Committee reviews actual compensation levels, typically from public data, for companies that either directly compete with us for business and/or talent or are general industry global organizations with similar scope, size or other characteristics to JPMorgan Chase. Because we view our executive officers as highly talented executives capable of rotating among the leadership positions of our businesses and key functions, we also place importance on the internal pay relationships among members of our Operating Committee.
As part of benchmarking we consider the following companies in two different peer frames:

Primary, industry specific, competitor group:
American Express	Goldman Sachs
Bank of America	Morgan Stanley
Citigroup	Wells Fargo

General industry global organizations including:
Altria	GE	Pfizer
Boeing	Hewlett-Packard	Procter & Gamble
Chevron	IBM	Time Warner
Cisco	Johnson & Johnson	United Technologies
Comcast	Merck	Walmart
Disney	Oracle	3M
ExxonMobil	Pepsico
Due to the diverse business model and operations of our various lines of business, other firms considered for comparison by our LOBs are Barclays, BNY Mellon, Capital One Financial, Credit Suisse, Deutsche Bank, HSBC, and UBS.
The Compensation & Management Development Committee and Board of Directors did not engage the services of a compensation consultant in 2011. Management provides the Compensation & Management Development Committee with both internal and external compensation data.
Integrated risk, compensation and financial management framework — We approach our incentive compensation arrangements through an integrated risk, compensation and financial management framework. JPMorgan Chase has in place a robust risk management discipline to capture, monitor, and control the risks created by its business activities. The goal is to not only manage the dynamic risks of the Firm, but also to create a culture of risk awareness and personal accountability. Any substantial introduction of emerging risks or increase in risks routinely taken would be largely controlled by the risk limits in place or identified through the frequent risk reporting that occurs throughout the Firm. This risk discipline seeks to ensure that the potential for excessive risk-taking by any individual, group, or business is controlled, regardless of the motivation.
Applying a disciplined financial management and measurement system is another important element that seeks to ensure that our financial performance results are risk-adjusted and can be measured objectively in light of performance targets, competitor performance, quality of earnings and the credit cycle. Our approach to financial measurement is based on two key principles:

•	Earnings recognition, where appropriate, reflects the inherent risks of positions taken to generate profits.

•
All LOBs are measured with earnings and balance sheets as though they were stand-alone companies. This approach is reflected in arms-length agreements and market-based pricing for revenue sharing among businesses, funds transfer pricing, expense allocations and capital allocations.

We use balancing mechanisms, such as risk-adjusted metrics, deferrals, clawbacks and three- and five-year vesting on long-term incentives to seek to ensure that compensation considers the relationship of near-term rewards to longer-term risks:

•
The use of risk-adjusted financial results in compensation arrangements seeks to ensure that longer-term risks are first quantified and then applied in current-year incentives. Therefore, a person’s incentive compensation in the current year would be appropriately affected by a number of factors, such as capital charges, valuation adjustments, reserving, and other factors resulting from the consideration of long-term risks.

22	JPMorgan Chase & Co./ 2012 Proxy Statement

•
The majority of compensation plans at JPMorgan Chase address potential timing conflicts by including payment deferral features. Awards that are deferred into equity have multi-year vesting. By staggering the vesting of equity awards over time, the interests of employees to build long-term, sustainable performance (i.e., quality earnings) are better aligned with the long-term interests of both customers and shareholders.

•	Incentives are split between cash and deferred equity, with the percentage being deferred and awarded in equity increasing as an employee’s incentive compensation increases.

•	Stringent recovery provisions are in place for incentive awards (cash and equity incentive compensation).
As part of our control processes, compensation of risk and control professionals is not predominantly based on the performance of the business they oversee.
Pay mix — Our compensation structure is designed to contribute to the achievement of the Firm’s short-term and long-term strategic and operational objectives, while avoiding risk-taking inconsistent with the Firm’s risk management strategy. This is accomplished through a balanced total compensation program comprised of a mix of fixed pay (base salary) and variable pay in the form of cash incentives and long-term, equity-based incentives that vest over time. The percentage of equity is higher for more highly compensated employees, thus increasing the aggregate value subject to the continued performance of the Firm. We also believe that providing the appropriate level of salary and annual cash incentive is important in ensuring that our senior officers are not overly focused on the short-term performance of our stock. In the Committee’s judgment, striking the right balance between short-term and long-term incentives is accomplished by awarding 60% or more of incentive compensation in the form of long-term equity incentives to members of the Operating Committee.
Equity grant practices — Equity grants are awarded as part of the annual compensation process and as part of employment offers for new hires. Equity-based incentives are granted in the form of RSUs and SARs. RSU grants generally vest 50% after two years and 50% after three years. SARs become exercisable 20% per year over five years and any shares received upon exercise must be held for not less than five years from the grant date.
In each case, the grant price is not less than the average of the high and the low prices of JPMorgan Chase common stock on the grant date. Grants made as part of the annual compensation process are generally awarded in January after earnings are released and generally in the form of RSUs. RSUs carry no voting rights; however, dividend equivalents are paid on the RSUs at the time actual dividends are paid on shares of JPMorgan Chase common stock. The Firm does not grant options with restoration rights and prohibits repricing of stock options and SARs.
Required share retention — Share retention policies apply to our directors, members of the Operating Committee and members of the Executive Committee. The Executive Committee is a group of approximately 65 executives, which includes the Operating Committee. Directors pledge to retain all shares of JPMorgan Chase while they serve as a director. Operating Committee members are expected to establish and maintain a significant level of direct ownership. For Mr. Dimon and other members of the Operating Committee, after-tax shares they receive from equity-based awards, including options, are subject to a 75% retention requirement during the first 10 years from grant of the award and 50% thereafter; members of the Executive Committee who are not members of the Operating Committee are required to retain at least 50% of such shares. Half of unvested RSUs (the approximate after tax-equivalent) are included as part of both the ownership and the retention calculation. For members of the Executive Committee who are not members of the Operating Committee, the retention requirement does not apply to shares received as part of incentive compensation in excess of the percentage that would be received under the firmwide stock-cash table generally applicable to employees at such incentive compensation level. Executives are subject to these retention requirements during their service on the Operating Committee or the Executive Committee; any exceptions are subject to approval by the General Counsel.
The Firm’s percentage retention requirements result in NEOs being required to hold shares that have a value equal to a substantial multiple of their salaries. For Mr. Dimon, his share ownership, as shown in the Security Ownership table at page 14, was substantially in excess of his required retention as of that date and his required retention was more than 20 times his base salary.
No hedging —

•
Operating Committee and Executive Committee members and Directors: No hedging of the economic risk of their ownership of our shares is permitted, even for shares owned outright. No short sales, no hedging of unvested RSUs or unexercised options or SARs, no hedging of deferred compensation.

•
Other employees: No short sales, no hedging of unvested RSUs or unexercised options or SARs, no hedging of deferred compensation. If they own shares outright and can sell them, they are permitted to hedge them, subject to compliance with window period policies that restrict transactions in JPMorgan Chase’s shares pending the release of earnings and applicable preclearance rules.

JPMorgan Chase & Co./ 2012 Proxy Statement	23

Long-standing recovery provisions — Incentive awards are intended and expected to vest in accordance with their terms but we have long had strong recovery provisions that would permit recovery of incentive compensation awards in appropriate circumstances. We retain the right to reduce current year incentives to redress any prior imbalance that we have subsequently determined to have existed, and a clawback review or other recovery mechanism may be initiated as a result of a material restatement of earnings or by acts or omissions of employees as outlined below, including a failure to supervise in appropriate circumstances. Beyond the recovery provisions that apply to all employees, additional provisions apply to the Operating Committee and to other Tier 1 employees.

•
The Firm may seek repayment of cash and equity incentive compensation in the event of a material restatement of the Firm’s financial results for the relevant period under our recoupment policy adopted in 2006.

•
Equity awards vest over multiple years, with RSUs vesting 50% after two years and 50% after three years and SARs becoming exercisable 20% per year over five years. Awards are subject to the Firm’s right to cancel an unvested or unexercised award, and to require repayment of the value of certain shares distributed under awards already vested if:

—	the employee is terminated for cause or the Firm determines after termination that the employee could have been terminated for cause,

—	the employee engages in conduct that causes material financial or reputational harm to the Firm or its business activities,

—	the Firm determines that the award was based on materially inaccurate performance metrics, whether or not the employee was responsible for the inaccuracy,

—	the award was based on a material misrepresentation by the employee,

—
and for members of the Operating Committee and Tier 1 employees, such employees improperly or with gross negligence fail to identify, raise, or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities.

•
For members of the Operating Committee, all SARs and half of RSUs granted in 2012 are subject to possible cancellation or deferral in scheduled vesting or exercisability in the event the CEO determines that the performance of the executive in relation to the priorities for such executive’s position, or the Firm’s performance in relation to the priorities for which the executive shares responsibility as a member of the Operating Committee, have been unsatisfactory for a sustained period of time. Such determination is subject to ratification by (and for an award to the CEO would be made by) the Compensation & Management Development Committee.

Protection-based vesting — In 2012, we added provisions to our equity awards for the Operating Committee and other Tier 1 employees that we call protection-based vesting. These provisions add specific financial thresholds that will result in formal compensation reviews. If the business financial results are below the applicable threshold, formal reviews will be conducted to determine the action to be taken, if any, under the appropriate recovery provisions. These provisions were designed to be effective in the event of material losses or earnings substantially below the Firm’s potential that could create substantial financial risk.

•
For members of the Operating Committee and other Tier 1 employees, a protection-based vesting provision was added to 2012 awards such that a portion of RSUs scheduled to vest in the third year may be cancelled if the business results of the employee’s LOB does not meet an applicable financial threshold for any year during the vesting period. For most LOBs, the applicable financial threshold will be negative annual pre-provision net income.

•	For the Operating Committee, the following protection-based vesting provisions were added to RSUs awarded in 2012:
— Half of RSUs may be cancelled if an employee in the LOB of the Operating Committee member had an award cancelled because the LOB business results are below the applicable financial threshold or if the Firm’s reported net income is negative for any year during the vesting period.
— Half of RSUs scheduled to vest in 2015 will be cancelled, absent extraordinary circumstances, if the Firm does not meet a 15% Cumulative Return on Tangible Common Equity over the period 2012, 2013 and 2014 (the sum of the Firm’s reported net income for all three years, divided by reported year-end tangible equity averaged over the three years).
In addition to formal recovery provisions and protection-based vesting, the Compensation & Management Development Committee believes that inappropriate risk-taking is also discouraged by management and compensation practices we have long employed. Employee performance is subject to frequent assessment, and we retain the flexibility to reduce current year incentives. Where warranted, individuals may be terminated for cause and may be required to forfeit unvested awards, with certain previously distributed shares also subject to recovery.

24	JPMorgan Chase & Co./ 2012 Proxy Statement

There are no golden parachutes or special severance plans —

•	No golden parachutes for any executives.

•	No employment contracts other than occasional exceptions upon hire. No change-in-control agreements.

•	No special severance programs for Operating Committee or Executive Committee members; the Firm’s policy limits severance to a maximum of 52 weeks salary based on years of service.

•
Equity award terms provide that awards continue to vest on the original schedule, without acceleration and subject to additional restrictions, for employees who have resigned and meet the Firm’s full-career eligibility requirements.

There are no special executive benefits —

•	No pension credits for incentives.

•	No 401(k) Savings Plan matching contributions for any senior executive.

•	No special medical, dental, insurance or disability benefits for executives. The higher an executive’s compensation, the higher the premiums they pay.

•	No private club dues, car allowances, financial planning, tax gross-ups for benefits.

•	Voluntary deferred compensation program is limited to a maximum contribution of $1 million annually, with a $10 million lifetime cap for cash deferrals made after 2005.
The Firm reports the cost of Mr. Dimon’s personal use of the Firm’s aircraft and cars and the cost of residential security services. The Firm requires such use as a matter of security protection for Mr. Dimon and does not view these items as special executive benefits.
Talent management, development and succession planning — As part of our resolve to focus on long-term sustained value, we look to ensure that we are developing leaders for the future. We have introduced a disciplined process of talent reviews focused on thorough assessments, enhanced executive development programs and rotations of top executives to prepare them for greater responsibility. We are committed to having a strong pipeline to deal with succession for our Operating Committee, including the CEO position.
At least annually the independent directors make an evaluation of the Chairman and Chief Executive Officer, normally in connection with a review of executive officer annual compensation. Succession planning is also considered at least annually by the independent directors with the Chief Executive Officer. The Compensation & Management Development Committee regularly discusses management development and provides updates to the full Board.

Compensation & Management Development Committee report
The Compensation & Management Development Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.
Based on such review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2011. This report is provided as of March 20, 2012, by the following independent directors, who comprise the Compensation & Management Development Committee:
Lee R. Raymond (Chairman)
Stephen B. Burke
David C. Novak
William C. Weldon

The above section was intended to describe our 2011 performance, the compensation decisions for our Named Executive Officers and the Firm’s philosophy and approach to compensation. The following tables at pages 26-32 present additional information required in accordance with SEC rules, including the Summary compensation table.

JPMorgan Chase & Co./ 2012 Proxy Statement	25

Executive compensation tables
The following tables and related narratives present the compensation for our Named Executive Officers in the format specified by the SEC. The below table does not reflect equity awards made in 2012 for 2011 performance. The table of Salary and incentive compensation at page 20 shows how the Compensation & Management Development Committee viewed compensation actions.
I. Summary compensation table (SCT)

Name and principal position	Year	Salary ($) [1]	Bonus ($) [2]	Stock awards ($) [3]	Option awards ($) [3]	Change in pension value and non- qualified deferred compensation earnings ($) [4]	All other compen- sation ($)		Total ($)
James Dimon	2011	$1,416,667	$4,500,000	$12,000,000	$5,000,000	$45,471	$143,277	[5]	$23,105,415
Chairman and CEO	2010	1,000,000	5,000,000	7,952,400	6,244,300	39,965	579,624		20,816,289
	2009	1,000,000	0	0	0	56,386	265,708		1,322,094
Douglas L. Braunstein [6]	2011	720,833	2,900,000	5,760,000	2,016,900	1,640,092	0		13,037,825
Chief Financial Officer	2010	383,333	3,840,000	10,080,000	934,100	1,431,272	0		16,668,705
Ina R. Drew [6]	2011	729,167	4,700,000	7,500,000	2,016,900	563,799	0		15,509,866
Chief Investment Officer	2010	500,000	5,000,000	8,937,000	1,108,000	398,231	0		15,943,231
Mary Callahan Erdoes	2011	729,167	4,700,000	6,900,000	3,025,400	38,352	0		15,392,919
CEO Asset Management	2010	483,333	4,600,000	4,677,900	1,101,900	29,485	0		10,892,618
	2009	300,000	3,035,000	3,200,000	3,883,000	35,621	0		10,453,621
James E. Staley	2011	729,167	5,300,000	8,100,000	3,025,400	470,745	0		17,625,312
CEO Investment Bank	2010	500,000	5,400,000	5,174,100	2,216,000	328,914	0		13,619,014
	2009	500,000	2,000,000	2,250,000	3,883,000	327,492	0		8,960,492

1	Salary reflects the actual amount paid in each year.

2	Includes amounts awarded, whether paid or deferred. Cash incentive compensation reflects compensation for the period presented, which was awarded in the following year.

3
Includes amounts awarded during the year shown. Amounts are the fair value on the grant date (or, if no grant date was established, on the award date). The Firm’s accounting for employee stock-based incentives (including assumptions used to value employee stock options and SARs) granted during the years ended December 2011, 2010 and 2009, is described in Note 10 to the Firm’s Consolidated Financial Statements in the 2011 Annual Report at pages 222–224.

4
Amounts are the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) for the respective years shown. Amounts shown also include earnings in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans: Mr. Braunstein, $1,431,889 and $1,296,173, and Ms. Drew, $73,184 and $65,057 in 2011 and 2010, respectively.

5
The All other compensation column for Mr. Dimon includes: $55,579 for personal use of aircraft; $66,232 for personal use of cars; $21,375 for the cost of residential security paid by the Firm; and $91 for the cost of life insurance premiums paid by the Firm (for basic life insurance coverage equal to one times salary up to a maximum of $100,000, which program covers all benefit-eligible employees).

Incremental costs are determined as follows:

•
Aircraft: operating cost per flight hour for the aircraft type used, developed by an independent reference source, including fuel, fuel additives and lubricants; landing and parking fees; crew expenses; small supplies and catering; maintenance, labor and parts; engine restoration costs; and a maintenance service plan.

•
Cars: annual lease valuation of the assigned car; annual insurance premiums; fuel expense; estimated annual maintenance; and annual driver compensation, including salary, overtime, benefits and bonus. The resulting total is allocated between personal and business use based on mileage.

6	Mr. Braunstein and Ms. Drew were not Named Executive Officers in 2009.

26	JPMorgan Chase & Co./ 2012 Proxy Statement

II. 2011 Grants of plan-based awards 1
The following table shows grants of plan-based awards made in 2011 for the 2010 performance year.

Name	Grant date	Approval date	Stock awards	Option awards		Grant date fair value ($)
			Number of shares of stock or units (#) [2]	Number of securities underlying options (#) [3]	Exercise price ($/Sh) [4]
James Dimon	2/16/2011	2/16/2011	251,415	—	—	$12,000,000
	2/16/2011	2/16/2011	—	367,377	$47.73	5,000,000
Douglas L. Braunstein	1/19/2011	1/18/2011	130,067	—	—	5,760,000
	1/19/2011	1/18/2011	—	153,847	44.29	2,016,900
Ina R. Drew	1/19/2011	1/18/2011	169,358	—	—	7,500,000
	1/19/2011	1/18/2011	—	153,847	44.29	2,016,900
Mary Callahan Erdoes	1/19/2011	1/18/2011	155,809	—	—	6,900,000
	1/19/2011	1/18/2011	—	230,770	44.29	3,025,400
James E. Staley	1/19/2011	1/18/2011	182,907	—	—	8,100,000
	1/19/2011	1/18/2011	—	230,770	44.29	3,025,400

1
Effective January 18, 2012, the Firm awarded RSU awards and stock-settled SARs as part of the 2011 annual incentive compensation. Because these awards were granted in 2012, they do not appear in this table, which is required to include only equity awards actually granted during 2011. These awards are reflected in the “Salary and incentive compensation” table at page 20.

2
The RSUs vest in two equal installments on January 13, 2013 and 2014. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights.

3	These SARs will become exercisable 20% per year over the five-year period from the date of grant. Shares resulting from exercise must be held at least five years from the grant date.

4
The Firm awarded SARs to the Named Executive Officers other than Mr. Dimon effective January 19, 2011, with an exercise price of $44.29, and to Mr. Dimon effective February 16, 2011, with an exercise price of $47.73.

JPMorgan Chase & Co./ 2012 Proxy Statement	27

III. Outstanding equity awards at fiscal year-end 2011
The following table shows the number of shares of the Firm’s common stock underlying (i) exercisable and unexercisable stock options and SARs and (ii) RSUs that had not yet vested held by the Firm’s Named Executive Officers on December 31, 2011.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options: # exercisable [1]	Number of securities underlying unexercised options: # unexercisable [1]	Option exercise price ($)	Option expiration date	Option grant date [2]		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) [1]	Stock award grant date [2]
James Dimon
	462,000	—	$31.2197	4/16/2012	4/16/2002	[a]	—
	600,481	—	37.4700	1/20/2015	1/20/2005	[b]	—
	—	2,000,000	39.8300	1/22/2018	1/22/2008	[e]	—
	112,712	450,850	43.2000	1/20/2020	2/3/2010	[a]	195,704		2/3/2010	[b]
	—	367,377	47.7300	2/16/2021	2/16/2011	[a]	251,415		2/16/2011	[b]
Total awards (#)	1,175,193	2,818,227					447,119	$14,866,707
Market value of in-the-money options ($)	$937,999	$0
Douglas L. Braunstein
	162,416	—	$36.8500	1/17/2012	1/17/2002	[d]	—
	100,000	—	34.7800	10/20/2015	10/20/2005	[c]	—
	160,000	40,000	45.7900	10/18/2017	10/18/2007	[a]	—
	60,000	180,000	19.4900	1/20/2019	1/20/2009	[a]	71,851		1/20/2009	[b]
	15,000	60,000	43.2000	1/20/2020	1/20/2010	[a]	233,361		1/20/2010	[b]
	—	153,847	44.2900	1/19/2021	1/19/2011	[a]	130,067		1/19/2011	[b]
Total awards (#)	497,416	433,847					435,279	$14,473,027
Market value of in-the-money options ($)	$825,600	$2,476,800
Ina R. Drew
	250,000	—	$34.7800	10/20/2015	10/20/2005	[c]	—
	180,000	120,000	39.8300	1/22/2018	1/22/2008	[a]	—
	100,000	150,000	19.4900	1/20/2019	1/20/2009	[a]	51,322		1/20/2009	[b]
	20,000	80,000	43.2000	1/20/2020	2/3/2010	[a]	219,933		2/3/2010	[b]
	—	153,847	44.2900	1/19/2021	1/19/2011	[a]	169,358		1/19/2011	[b]
Total awards (#)	550,000	503,847					440,613	$14,650,382
Market value of in-the-money options ($)	$1,376,000	$2,064,000

28	JPMorgan Chase & Co./ 2012 Proxy Statement

	Option awards						Stock awards
Name	Number of securities underlying unexercised options: # exercisable [1]	Number of securities underlying unexercised options: # unexercisable [1]	Option exercise price ($)	Option expiration date	Option grant date [2]		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) [1]	Stock award grant date [2]
Mary Callahan Erdoes
	25,645	—	$36.8500	1/17/2012	1/17/2002	[d]	—
	100,000	—	34.7800	10/20/2015	10/20/2005	[c]	—
	200,000	—	46.7900	10/19/2016	10/19/2006	[c]	—
	160,000	40,000	45.7900	10/18/2017	10/18/2007	[a]	—
	200,000	300,000	19.4900	1/20/2019	1/20/2009	[a]	82,115		1/20/2009	[b]
	19,890	79,563	43.2000	1/20/2020	2/3/2010	[a]	115,120		2/3/2010	[b]
	—	230,770	44.2900	1/19/2021	1/19/2011	[a]	155,809		1/19/2011	[b]
Total awards (#)	705,535	650,333					353,044	$11,738,713
Market value of in-the-money options ($)	$2,752,000	$4,128,000
James E. Staley
	76,324	—	$36.8500	1/17/2012	1/17/2002	[d]	—
	152,264	—	21.8700	2/12/2013	2/12/2003	[b]	—
	131,382	—	39.9600	2/11/2014	2/11/2004	[b]	—
	250,000	—	34.7800	10/20/2015	10/20/2005	[c]	—
	240,000	160,000	39.8300	1/22/2018	1/22/2008	[a]	—
	200,000	300,000	19.4900	1/20/2019	1/20/2009	[a]	57,737		1/20/2009	[b]
	40,000	160,000	43.2000	1/20/2020	2/3/2010	[a]	127,330		2/3/2010	[b]
	—	230,770	44.2900	1/19/2021	1/19/2011	[a]	182,907		1/19/2011	[b]
Total awards (#)	1,089,970	850,770					367,974	$12,235,136
Market value of in-the-money options ($)	$4,484,764	$4,128,000

1	Value based on $33.25, the closing price per share of our common stock on December 31, 2011.

2	The awards set forth in the table have the following vesting schedule:

a	5 equal installments in years 1, 2, 3, 4 and 5

b	2 equal installments in years 2 and 3

c	3 equal installments in years 3, 4 and 5

d	100% after 1 year

e
In January 2008, the Firm awarded Mr. Dimon up to two million SARs. The terms of this award are distinct from, and more restrictive than, other equity grants periodically awarded by the Firm. The SARs, which have a ten-year term, will become exercisable no earlier than January 22, 2013, and have an exercise price of $39.83, the price of JPMorgan Chase common stock on the date of the award. The number of SARs that will become exercisable (ranging from none to the full two million) and their exercise date or dates may be determined by the Board of Directors based on an assessment of the performance of both the CEO and JPMorgan Chase. That assessment will be made by the Board in the year prior to the fifth anniversary of the date of the award, relying on such factors that in its sole discretion the Board deems appropriate. Due to the substantial uncertainty surrounding the number of SARs that will ultimately become exercisable and their exercise dates, a grant date has not been established for accounting purposes. However, since the service inception date precedes the grant date, the Firm recognizes expenses associated with this award ratably over an assumed five-year service period, subject to a requirement to recognize changes in the fair value of the award through the grant date. The amount represents the award date fair value assuming the award vested ratably over five years. The Firm recognized $(4) million, $4 million and $9 million in compensation expense in 2011, 2010 and 2009 respectively, for this award.

JPMorgan Chase & Co./ 2012 Proxy Statement	29

IV. 2011 Option exercises and stock vested table
The following table shows the number of shares acquired and the value realized during 2011 upon the exercise of stock options and the vesting of RSUs previously granted to each of the Named Executive Officers. The option exercise for Mr. Dimon was of options scheduled to expire in 2011.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) [1]	Number of shares acquired on vesting (#)	Value realized on vesting ($) [2]
James Dimon	231,725	$385,822	182,024	$8,112,810
Douglas L. Braunstein	—	—	305,374	13,610,519
Ina R. Drew	—	—	111,579	4,973,076
Mary Callahan Erdoes	—	—	127,809	5,696,447
James E. Staley	—	—	168,207	7,496,986

1
Values were determined by multiplying the number of shares of our common stock to which the exercise of the options related by the difference between the per-share fair market value of our common stock on the date of exercise and the exercise price of the options.

2	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per-share fair market value of our common stock on the vesting date.

V. 2011 Pension benefits
The table below quantifies the retirement benefits expected to be paid to our Named Executive Officers under the Firm’s current retirement plans and plans closed to new participants. The terms of the plans are described below the table. No payments were made under these plans during 2011.

Name	Plan name	Number of years of credited service (#)	Present value of accumulated benefit ($)
James Dimon	Retirement Plan	11	$103,103
	Excess Retirement Plan	11	316,900
Douglas L. Braunstein	Retirement Plan	14	171,482
	Excess Retirement Plan	14	11,185
	Executive Retirement Plan	9	633,335
Ina R. Drew	Retirement Plan	29	809,872
	Excess Retirement Plan	29	298,112
	Executive Retirement Plan	15	1,218,272
	Benefit Equalization Plan	25	304,759
Mary Callahan Erdoes	Retirement Plan	15	193,996
	Excess Retirement Plan	15	20,234
James E. Staley	Retirement Plan	32	526,585
	Excess Retirement Plan	32	136,843
	Executive Retirement Plan	9	1,521,989
Retirement Plan – This is a qualified noncontributory U.S. defined benefit pension plan that provides benefits to substantially all U.S. employees. The plan employs a cash balance formula, in the form of pay and interest credits, to determine the benefits to be provided at retirement, based upon eligible salary and years of service. The valuation method and all material assumptions used to calculate the amounts above are consistent with those reflected in Note 9 to the Firm’s Consolidated Financial Statements in the 2011 Annual Report. Employees begin to accrue plan benefits after completing one year of service, and benefits generally vest after three years of service. Pay credits are equal to a percentage (ranging from 3% to 5%) of base salary up to $100,000, based on years of service. Interest credits generally equal the yield on one-year U.S. Treasury bills plus one percent (subject to a minimum of 4.5%). Account balances include the value of benefits earned under prior heritage company plans, if any. Benefits are payable as an actuarially equivalent lifetime annuity with survivorship rights (if married) or optionally under a variety of other payment forms, including a single-sum distribution. As of December 31, 2011, the Named Executive Officers were earning the following pay credit percentages: Mr. Dimon, 4%; Mr. Braunstein, 4%; Ms. Drew, 5%; Ms. Erdoes, 4%; and Mr. Staley, 5%.

30	JPMorgan Chase & Co./ 2012 Proxy Statement

Legacy Plans — The following plans are closed to new participants:
Excess Retirement Plan — Benefits were determined under the same terms and conditions as the Retirement Plan, but reflecting base salary in excess of IRS limits up to $1 million and benefit amounts in excess of IRS limits. Benefits are generally payable in a lump sum in the year following termination.
Executive Retirement Plan — Benefits were equal to a fixed dollar amount credited for each year of participation based on salary grade. Benefits are payable as a lifetime annuity with survivorship rights (if married). Participation was contingent upon the employee entering into an agreement to obtain life insurance, with the Firm as beneficiary following retirement. Benefits are paid unreduced at age 60 to participants who terminate on or after age 55 with at least five years of service or on or after age 50 with at least 20 years of service.
Benefit Equalization Plan — Benefits are payable as a lifetime annuity with survivorship rights and are equal to 2% of the final five-year average salary multiplied by years of service not greater than 30 years; this product is offset by the life annuity equivalent of the benefits under the Retirement Plan and the Excess Retirement and the life annuity payable under the Executive Retirement Plan. Benefits are paid unreduced at age 60 to participants who terminate on or after age 55 with at least 10 years of service. Accruals under the plan were discontinued as of December 31, 2006. For purposes of determining the benefit under this plan, the benefits under the offset plans are also considered frozen as of December 31, 2006.
Present value of accumulated benefits — Present values in the 2011 Pension benefits table are based on certain assumptions, some of which are disclosed in Note 9 to the Firm’s Consolidated Financial Statements in the 2011 Annual Report. Key assumptions include the discount rate (4.60%); interest rates (5.00% crediting to project cash balances; 3.90% to convert annuities to lump sums) and mortality rates (for the present value of annuities, the RP 2000 combined white-collar mortality table projected to 2019; for lump sums, the UP94 mortality table projected to 2002, with 50%/50% male/female weighting). We assumed benefits would commence at normal retirement date or unreduced retirement date, if earlier. Benefits paid from the Retirement Plan prior to age 62 were assumed to be paid as single-sum distributions; benefits paid on or after age 62 were assumed to be paid either as single-sum distributions (with probability of 66.7%) or life annuities (with probability of 33.3%). Benefits from the Excess Retirement Plan are paid as single-sum distributions. Benefits from the Executive Retirement Plan and Benefit Equalization Plan were assumed to be paid as life annuities. No death or other separation from service was assumed prior to retirement date.
VI. 2011 Non-qualified deferred compensation
The Deferred Compensation Plan allows eligible participants to defer their annual cash incentive compensation awards on a before-tax basis up to a maximum of $1 million. A lifetime $10 million cap applies to deferrals of cash made after 2005. No deferral elections have been permitted relative to equity awards since 2006. During 2011, there were no contributions made by the Firm nor contributions made or withdrawals or distributions received by the Named Executive Officers.

Name	Aggregate earnings (loss) in last fiscal year ($) [1]	Aggregate balance at last fiscal year–end ($)
James Dimon	$421	$138,512
Douglas L. Braunstein	1,903,801	23,660,879	[2]
Ina R. Drew	(1,117,534)	9,670,721	[3]
Mary Callahan Erdoes	—	—
James E. Staley	4,821	396,457

1
The Deferred Compensation Plan allows participants to direct their deferrals among several investment choices, including JPMorgan Chase common stock; an interest income fund and the JPMorgan Chase general account of Prudential Insurance Company of America; and Hartford funds indexed to fixed income, bond, balanced, S&P 500, Russell 2000 and international portfolios. In addition, there are balances in deemed investment choices from heritage company plans that are no longer open to new deferrals including: Deferred Supplemental Income Benefit (“DSIB”) and a private equity alternative.

Investment returns in 2011 for the following investment choices were: Short-Term Fixed Income, 0.00%; Interest Income, 3.75%; Barclays Capital U.S. Aggregate Bond Index, 7.75%; Balanced Portfolio, 5.22%; S&P 500 Index, 2.09%; Russell 2000 Index, (4.19)%; International, (13.54)%; and JPMorgan Chase common stock, including dividend equivalents, (20.04)%.
Investment returns for the following investment choices, which are closed to new participants and do not permit new deferrals, are dependent upon the years in which a participant directed deferrals into such investment choices. Of the Named Executive Officers only Mr. Braunstein and Ms. Drew had balances in these investment choices and rates of return were: Mr. Braunstein: DSIB, 8.77%; Ms. Drew: DSIB, 9.41%; and Ms. Drew: Private Equity, (11.32)%.
The Supplemental Savings and Investment Plan (“SSIP”) is a heritage plan applicable to former Bank One employees which is closed to new participants and does not permit new deferrals. It functions similarly to the Deferred Compensation Plan. The investment return in 2011 for Short-Term Fixed Income was 0.31%.

JPMorgan Chase & Co./ 2012 Proxy Statement	31

Beginning with deferrals credited January 2005, participants were required to elect to receive distribution of the deferral balance beginning either following retirement or termination or in a specific year but no earlier than the second anniversary of the date the deferral would otherwise have been paid. If retirement or termination were elected, payments will commence during the calendar year following retirement or termination. Participants may elect the distribution to be lump sum or annual installments for a maximum of 15 years. With respect to deferrals made after December 31, 2005, account balances are automatically paid as a lump sum in the year following termination if employment terminates prior to the participant attaining 15 years of service.

2	Includes Mr. Braunstein’s interest in DSIB. Had Mr. Braunstein commenced payment of his DSIB benefit at year-end 2011, he would have been entitled to an annual annuity of $3,616,767 for fifteen years.

3	Includes Ms. Drew’s interest in DSIB. Had Ms. Drew commenced payment of her DSIB benefit at year-end 2011, she would have been entitled to an annual annuity of $265,635 for fifteen years.
VII. 2011 Potential payments upon termination or change in control
All of the Named Executive Officers are “at will” employees of the Firm. They do not have employment agreements or change in control agreements and do not have benefits or equity awards that are triggered or accelerated upon a change in control or termination of employment.
All of the Named Executive Officers are covered under the Firm’s broad-based U.S. Severance Pay Plan. Benefits under the Severance Pay Plan are based on an employee’s base salary and service on termination of employment, and employees remain eligible for coverage at active employee rates under certain of the Firm’s employee welfare plans (such as medical and dental) for up to six months after their employment terminates. In addition, in the event of termination by the Firm for reasons other than cause, executives may be considered, at the discretion of the Firm, for a cash payment in lieu of an annual incentive compensation award, taking into consideration all circumstances the Firm deems relevant, including the circumstances of the executive’s leaving and the executive’s contributions to the Firm over his or her career. Severance benefits and any such discretionary payment are subject to execution of a release in favor of the Firm and certain post-termination employment and other restrictions that remain in effect for at least one year after termination.
The following table describes and quantifies the benefits and compensation to which the Named Executive Officers would have been entitled under existing plans and arrangements if their employment had terminated on December 31, 2011, based on their compensation and service on that date. The amounts shown in the table do not include other payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distributions from the 401(k), pension and deferred compensation plans, or any death, disability or post-retirement welfare benefits available under broad-based employee plans. For information on the pension and deferred compensation plans, see Table V, 2011 Pension benefits and Table VI, 2011 Non-qualified deferred compensation. Such tables also do not show the value of vested stock options and SARs which are listed on Table III, Outstanding equity awards at fiscal year-end 2011.
The following table shows the value of unvested RSUs and stock options and SARs that would vest on the executive’s termination of employment or continue to vest following termination, based on the closing price of our common stock on December 31, 2011. (On a per share basis, for RSUs this is the fair market value of the underlying share on that date, regardless of the remaining vesting period, and for stock options and SARs it is the fair market value of our common stock price on the date of exercise minus the exercise price of the options and SARs.)

Name	Termination reason	Severance and other ($) [1]	Acceleration/Continuation of equity awards [2]
			Option awards ($)	Stock awards ($)
James Dimon	Involuntary without cause	$276,923	$—	$14,866,707
	Disability/Death/Resignation	—	—	14,866,707
Douglas L. Braunstein	Involuntary without cause	346,154	—	14,473,027
	Disability/Death/Resignation	—	—	14,473,027
Ina R. Drew	Involuntary without cause	400,000	—	14,650,383
	Disability/Death/Resignation	—	—	14,650,383
Mary Callahan Erdoes	Involuntary without cause	369,231	—	11,738,713
	Disability/Death/Resignation	—	—	11,738,713
James E. Staley	Involuntary without cause	400,000	—	12,235,136
	Disability/Death/Resignation	—	—	12,235,136

1
Amounts shown represent severance under the Firm’s broad-based U.S. Severance Pay Plan. Effective January 1, 2011, base salary greater than $400,000 per year is disregarded for purposes of determining Eligible Compensation.

2
For employees in good standing who have resigned and have met “full-career eligibility” or other acceptable criteria, awards continue to vest over time on their original schedule. The awards shown represent RSUs that would continue to vest as the Named Executive Officers have met the full-career eligibility criteria. The awards are subject to continuing post-employment obligations to the Firm during this period.

32	JPMorgan Chase & Co./ 2012 Proxy Statement

Additional information about our directors and executive officers
Section 16(a) beneficial ownership reporting compliance
Our directors and executive officers filed reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2011 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities, except for late filings due to administrative errors to report the following: amendment of initial ownership of Mr. James A. Bell for shares held in a trust in 2011; reporting of shares held in trusts for the benefit of children of Mr. James S. Crown in 2008; adjustment for the number of shares received in exchange for shares of The Bear Stearns Companies Inc. (“BSC”) in connection with the BSC merger in 2008 and sale of those shares in 2009 by Mr. Stephen M. Cutler; purchase of shares by a child of Mr. James Dimon in 2007; and reporting of shares acquired from exercise of SARs by Mr. John J. Hogan in 2012.
Policies and procedures for approval of related persons transactions
The Firm has adopted a written Transactions with Related Persons Policy (the “Policy”) which sets forth the Firm’s policies and procedures for reviewing and approving transactions with related persons – basically its directors, executive officers, 5% shareholders, and their immediate family members. The transactions covered by the Policy include any financial transaction, arrangement or relationship in which the Firm is a participant, the related person has or will have a direct or indirect material interest, and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.
After becoming aware of any transaction which may be subject to the Policy, the related person is required to report all relevant facts with respect to the transaction to the General Counsel of the Firm. Upon determination by the General Counsel that a transaction requires review under the Policy, the material facts respecting the transaction and the related person’s interest in the transaction are provided, in the case of directors, to the Governance Committee and, in the case of executive officers and 5% shareholders, to the Audit Committee.
The transaction is then reviewed by the disinterested members of the applicable committee, which then determines whether approval or ratification of the transaction shall be granted. In reviewing a transaction, the applicable committee considers facts and circumstances which it considers relevant to its determination. Material facts may include management’s assessment of the commercial reasonableness of the transaction, the materiality of the related person’s direct or indirect interest in the transaction, whether the transaction may involve an actual or the appearance of a conflict of interest, and, if the transaction involves a director, the impact of the transaction on the director’s independence.
Certain types of transactions are pre-approved in accordance with the terms of the Policy. These include transactions in the ordinary course of business involving financial products and services provided by, or to, the Firm, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act, Federal Reserve Board Regulation O and other applicable laws and regulations.
Transactions with directors and executive officers and 5% shareholders
Our directors and executive officers, and some of their immediate family members and affiliated entities, and BlackRock, beneficial owner of more than 5% of our outstanding common stock, were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2011. Additional transactions may be expected to take place in the future. Any outstanding loans to directors, executive officers, and their immediate family members and affiliated entities, and to BlackRock, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment, investment banking, and financial advisory products and services to such persons and entities were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons and entities not related to the Firm, and did not involve more than normal risk of collectibility or present other unfavorable features.
The fiduciary committees for the JPMorgan Chase Retirement Plan and the JPMorgan Chase 401(k) Savings Plan (each a “Plan”) have entered into an Investment Management Agreement with BlackRock giving them discretionary authority to manage certain assets on behalf of each Plan. Pursuant to this agreement, fees of $5.4 million were paid by the Plans to BlackRock for 2011.

JPMorgan Chase & Co./ 2012 Proxy Statement	33

In 2002, certain senior executives of Bank One Corporation were given an opportunity to invest on an unleveraged, after-tax basis in a limited liability company that invested in the private equity investments made by One Equity Partners (“OEP”), a subsidiary of Bank One. Similarly, in 2005 and again in 2007, approximately 3,000 JPMorgan Chase employees were given an opportunity to invest on an unleveraged, after-tax basis in limited partnerships that invest in the private equity investments made by OEP, a subsidiary of the Firm.
Mr. Dimon (then CEO) and Ms. Heidi G. Miller (then CFO) were not permitted to participate in the 2002 Bank One offering. Mr. Dimon and Mr. Michael J. Cavanagh (then CFO) were not permitted to participate in the 2005 offering, and Messrs. Dimon, Cavanagh and Cutler (General Counsel) were not permitted to participate in the 2007 offering. All of the Firm’s other senior executives were given this investment opportunity.
All investments made by such partnerships are made over a multi-year period on a pro rata basis with all private equity investments made by OEP, in the same class of securities and on substantially the same terms and conditions. Accordingly, such partnerships exercise no discretion over whether or not to participate in or dispose of any particular investment. Distributions, consisting of return of capital and realized gain, to the Firm’s senior executives who invested in such partnerships that exceeded $120,000 in 2011 were: Frank J. Bisignano: $802,675; Ina R. Drew: $201,107; Jay P. Mandelbaum: $747,842; Heidi G. Miller: $747,842; Douglas B. Petno: $102,610; Charles W. Scharf, $1,016,499; and Barry L. Zubrow: $421,055.
Until 2005, the Firm offered eligible employees the opportunity to co-invest in investments made by JPMorgan Partners. Executive officers were eligible to participate in such investments until 2002. Employee-investors purchased common equity interests on an after-tax basis in annually-formed limited partnerships (“JPMP Partnerships”), each of which invested in the general pool of private equity investments made by JPMorgan Partners during the year the limited partnership was formed. Each year the Firm made a preferred capital contribution alongside the employee-investors equal to three times the amount of capital invested in the JPMP Partnerships by the employee-investors, in consideration for which the Firm received a specified fixed rate of return. Executive officers of the Firm for which the sum of the following factors exceeded $120,000: (i) the outstanding balances as of December 31, 2011, of the aggregate preferred equity contributions made by the Firm in JPMP Partnerships and (ii) distributions, consisting of return of capital and realized gain, made in 2011 by JPMP Partnerships were: Douglas L. Braunstein, distributions of $138,552 and Ina R. Drew, distributions of $142,551. Included in such amounts was interest earned prior to 2011 on certain investment proceeds that was paid in 2011.
Certain directors and executive officers have family members who are employed by the Firm, and the family members are provided compensation and benefits in accordance with the Firm’s employment and compensation practices applicable to employees holding comparable positions. These family members do not share a household with the related director or executive officer and are not executive officers of the Firm. The father of Mr. Dimon has been employed by the Firm as a broker since 2009 and for 2011 received compensation of $447,000, including annual salary and commissions based on production revenue. A sibling of Mr. Braunstein has been employed by the Firm since 2002, currently as an equity research analyst, and for 2011 received compensation of $1,340,000, including annual salary and incentive awards, part of which was received in the form of equity.
Compensation & Management Development Committee interlocks and insider participation
The members of the Compensation Committee are listed at page 9. No member of the Compensation Committee is or ever was a JPMorgan Chase officer or employee. No JPMorgan Chase executive officer is, or was during 2011, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2011, an executive officer serving as a member of our Board or Compensation Committee. All of the members of the Compensation Committee, and some of their immediate family members and affiliated entities, were customers of or had transactions with JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2011. Additional transactions may be expected to take place in the future. Any outstanding loans to the directors and their immediate family members and affiliated entities, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment, investment banking and financial advisory products and services to such persons and entities were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons and entities not related to the Firm, and did not involve more than the normal risk of collectibility or present other unfavorable features.

34	JPMorgan Chase & Co./ 2012 Proxy Statement

Audit Committee report
Four non-management directors comprise the Audit Committee of the Board of Directors of JPMorgan Chase. The Committee operates under a written charter adopted by the Board. The Board has determined that each member of our Committee has no material relationship with the Firm under the Board’s director independence standards and that each is independent under the listing standards of the New York Stock Exchange, where the Firm’s securities are listed, and under the U.S. Securities and Exchange Commission’s (“SEC”) standards relating to the independence of audit committees.
Management is responsible for the Firm’s internal controls, the financial reporting process and the Firm’s Consolidated Financial Statements. PricewaterhouseCoopers LLP (“PwC”), the Firm’s independent registered public accounting firm, is responsible for performing an independent audit of JPMorgan Chase’s Consolidated Financial Statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”). The Firm’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the General Auditor, who is accountable to the Audit Committee. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, we met and held discussions with each of the Firm’s management and internal auditors and with PwC. Management represented to us that JPMorgan Chase’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We reviewed and discussed the Firm’s Consolidated Financial Statements with management and PwC. We also discussed with PwC the matters required to be discussed by PCAOB AU Section 380 (Communication with Audit Committees).
PwC provided us the written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and we discussed with PwC their independence. We have determined that PwC’s provision of non-audit services is compatible with their independence. All of the fees paid to and the services performed by PwC for the year 2011 were approved by us.
Based on our discussions with the Firm’s management, internal auditors and PwC, as well as our review of the representations of management and PwC’s report to us, we recommended to the Board, and the Board has approved, including the audited Consolidated Financial Statements in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC. Subject to shareholder ratification, we also approved the appointment of PwC as JPMorgan Chase’s independent registered public accounting firm for 2012.
We annually review our written charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.
Dated as of March 19, 2012
Audit Committee
Laban P. Jackson, Jr. (Chairman)
James A. Bell
Crandall C. Bowles
William H. Gray, III

JPMorgan Chase & Co./ 2012 Proxy Statement	35

Proposal 2 — Appointment of independent registered public accounting firm
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”), 300 Madison Avenue, New York, New York 10017, as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2012. A resolution will be presented at the meeting to ratify their appointment. If the shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.
A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.
The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PwC as the Firm’s independent registered public accounting firm.
Fees paid to PricewaterhouseCoopers LLP
Aggregate fees for professional services rendered for JPMorgan Chase by PwC for the years ended December 31, 2011 and 2010, were:

($ in millions)	2011	2010
Audit	$52.9	$50.4
Audit-related	25.7	23.4
Tax	7.5	5.7
All other	0.4	2.7
Total	$86.5	$82.2
Excluded from 2011 and 2010 amounts are Audit, Audit-related, and Tax fees aggregating $26.9 million and $23.8 million, respectively, paid to PwC by private equity funds, commingled trust funds and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm.
Audit fees — Audit fees for the years ended December 31, 2011 and 2010, were $36.6 million and $35.7 million, respectively, for the annual audit and quarterly reviews of the consolidated financial statements and $16.3 million and $14.7 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and consents in respect of SEC filings.
Audit-related fees — Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include attest and agreed-upon procedures, not required by statute or regulation, which address accounting, reporting and control matters. These services are normally provided by PwC in connection with the recurring audit engagement.
Tax fees — Tax fees for 2011 and 2010 were $3.5 million and $2.7 million, respectively, for tax compliance and tax return preparation services, and $4.0 million and $3.0 million, respectively, for other tax services. Such tax return compliance services include Bear Stearns expatriate employee tax compliance and tax return preparation, which had been specifically approved by JPMorgan Chase’s Audit Committee in March 2008, following the merger with The Bear Stearns Companies Inc. (“Bear Stearns”). Other tax services include tax advice regarding routine business transactions primarily related to private equity activities.
All other fees — All other fees for 2011 and 2010 were $0.4 million and $2.7 million, respectively. JPMorgan Chase’s policy restricts the use of PwC to performing Audit, Audit-related and Tax services only; however, as a result of the Bear Stearns merger, the JPMorgan Chase Audit Committee approved an exception in March 2008, limited to specified pre-existing advisory services related to an acquisition executed by Bear Stearns in 2008, prior to its merger with JPMorgan Chase. These pre-existing advisory services were completed during 2011.
Audit Committee approval policies and procedures
It is JPMorgan Chase’s policy not to use PwC’s services other than for Audit, Audit-related and Tax services. As mentioned above, an exception for certain specified services related to pre-existing advisory services provided to Bear Stearns, prior to its merger with JPMorgan Chase, was granted in March 2008 by the Audit Committee.
All services performed by PwC in 2011 and 2010 were approved by the Audit Committee. The Audit Committee has adopted pre-approval procedures for services provided by PwC that are reviewed and ratified annually. These procedures require that the terms and fees for the annual Audit service engagement be pre-approved by the Audit

36	JPMorgan Chase & Co./ 2012 Proxy Statement

Committee. In addition, for Audit, Audit-related and Tax services, the Audit Committee has pre-approved a list of these services and a budget for fees related to such services. All requests or applications for PwC Audit, Audit-related and Tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval. All requests for Audit, Audit-related and Tax services not included in the pre-approval policy and all fee amounts in excess of pre-approved budgeted fee amounts must be specifically approved by the Audit Committee. In addition, all requests for Audit, Audit-related and Tax services, irrespective of whether they are on the pre-approved list, in excess of $250,000 require specific approval by the Chairman of the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception pursuant to which the requirement for pre-approval may be waived.

Proposal 3 — Advisory resolution to approve executive compensation
The Compensation Discussion and Analysis begins at page 15. As we discussed there, the Board of Directors believes that JPMorgan Chase’s long-term success as a premier financial services firm depends in large measure on the talents of the Firm’s employees. The Firm’s compensation system plays a significant role in the Firm’s ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of the Firm’s compensation system are an acute focus on performance, shareholder alignment, sensitivity to the relevant market place, and a long-term orientation.
As required by Section 14A of the Securities Exchange Act, this proposal seeks a shareholder advisory vote to approve the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:
“Resolved, that shareholders approve the Firm’s compensation practices and principles and their implementation for 2011 for the compensation of the Firm’s Named Executive Officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement.”
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. We will include an advisory vote on executive compensation on an annual basis at least until the next shareholder advisory vote on the frequency of such votes.
The Board recommends that shareholders vote FOR approval of this resolution.

Proposals 4-10: Shareholder proposals
Proposal 4 — Political non-partisanship
Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington DC 20037, the holder of record of 1,044 shares of common stock, has advised us that she plans to introduce the following resolution:
RESOLVED: “That the stockholders of J.P. Morgan assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:
“(a) The handing of contribution cards of a single political party to an employee by a supervisor.
“(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.
“(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.
“(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.
“(e) Placing a preponderance of contribution cards of one party at mail station locations.”
REASONS: “The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not J.P. Morgan).” “And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.”

JPMorgan Chase & Co./ 2012 Proxy Statement	37

“Last year the owners of 163,475,423 shares, representing approximately 6.5% of shares voting, voted FOR this resolution.
“If you AGREE, please mark your proxy FOR this resolution.”
Board response to proposal 4:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
The Board believes that the issues raised by the proposal are already adequately addressed and that the adoption of the proposal would not yield material additional benefits to shareholders.
The Firm does not affiliate itself with any one political party and does not engage in the practices that the proposal urges that we should avoid. Because of the potential impact public policy can have on our businesses, our employees, and the communities we serve, the Firm proactively engages in the political process in a variety of ways, to advance and protect the long-term interests of the Firm and its constituencies. For example:

•
the Firm sponsors political action committees, or PACs, which are supported solely by voluntary contributions from employees. The PACs are not affiliated with any political party committee or candidate. All PAC activities are conducted in accordance with applicable legal requirements.

•
the Firm regularly communicates its views and concerns to public officials, as permitted by law. Our activities include monitoring current legislative activities, analyzing trends, and supporting and promoting advancement of public policies to benefit the Firm and its constituents over the long term.

The Firm’s internal controls on its political activities are already appropriately robust. All political activities conducted by or on behalf of the Firm are managed by the Firm’s Government Relations Department (“Government Relations”). Government Relations is responsible, upon advice of the Firm’s legal counsel and Compliance Department, for the Firm’s policies, activities, and legal compliance in this area. The Firm’s political activities are subject to oversight by the Public Responsibility Committee of the Board of Directors. Government Relations reports on its activities to the Public Responsibility Committee.
The Board believes that the Firm’s activities in this area are responsible, and that its existing policies and procedures, together with federal and state regulations, already adequately address the issues raised by the proposal.
Accordingly, the Board recommends a vote against this proposal.

Proposal 5 — Independent director as chairman
AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington DC 20036-5687, the holder of 38,800 shares of our common stock, has advised us that it intends to introduce the following resolution:
RESOLVED: That shareholders of JPMorgan Chase (“JPMorgan” or the “Company”) ask the Board of Directors to adopt a policy that the Board’s Chairman be an independent director according to the definition set forth in the New York Stock Exchange listing standards, unless JPMorgan common stock ceases being listed there and is listed on another exchange, at which point, that exchange’s standard of independence should apply. If the Board determines that a Chairman who was independent when he or she was selected is no longer independent, the Board shall promptly select a new Chairman who satisfies this independence requirement. Compliance with this requirement may be excused if no director who qualifies as independent is elected by shareholders or if no independent director is willing to serve as Chairman. This independence requirement shall apply prospectively so as not to violate any Company contractual obligation at the time this resolution is adopted.
SUPPORTING STATEMENT
JPMorgan’s CEO James Dimon also serves as chairman of the Company’s board of directors. We believe the combination of these two roles in a single person weakens a corporation’s governance which can harm shareholder value. As Intel former chairman Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”
In our view, shareholder value is enhanced by an independent board chair who can provide a balance of power between the CEO and the board, and support strong board leadership. The primary duty of a board of directors is to oversee the management of a company on behalf of its shareholders. But if a CEO also serves as chair, we believe this presents a

38	JPMorgan Chase & Co./ 2012 Proxy Statement

conflict of interest that can result in excessive management influence on the board and weaken the board’s oversight of management.
An independent board chair has been found in academic studies to improve the financial performance of public companies. A 2007 Booz & Co. study found that in 2006, all of the underperforming North American companies whose CEOs had long tenure lacked an independent board chair (The Era of the Inclusive Leader, Booz Allen Hamilton, Summer 2007). A more recent study found worldwide, companies are now routinely separating the jobs of chair and CEO: in 2009 less than 12 percent of incoming CEOs were also made chair, compared with 48 percent in 2002 (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer 2010).
We believe that independent board leadership would be particularly constructive at JPMorgan, where there have been numerous federal and state investigations into our company’s mortgage foreclosure practices (JPMorgan 2010 Form 10-K, p. 9).
We urge shareholders to vote for this proposal.
Board response to proposal 5:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
Implementing the proposal is unnecessary because the Firm’s board leadership structure already provides the independent leadership and oversight of management sought by the proponent. The fundamental objective of the proposal is to require that an independent director (per NYSE rules) lead the Firm’s Board of Directors and oversee management. All but one of the current Board members are independent according to NYSE standards, including the Board’s Presiding Director. Outlined below is further information about this position and the Board’s additional mechanisms providing for independent oversight.
Role of Presiding Director

•	Our Presiding Director is annually appointed by the independent directors to serve a one-year term.

•	The Presiding Director:

◦	Presides at any meeting of the board at which the Chairman is not present and at executive sessions of independent directors.

◦	May call meetings of independent directors.

◦	Approves Board meeting agendas and schedules for each Board meeting, and may add agenda items.

◦	Approves Board meeting materials for distribution to and consideration by the Board.

◦	Facilitates communication between the Chairman and CEO and independent directors.

◦	Will be available for consultation and communication with major shareholders where appropriate.

◦	Will perform such other functions as the Board may direct.
Independent oversight of management by the Board

•	Independent directors comprise more than 90% of the Board and 100% of the Audit, Governance and Compensation Committees.

•	Board and Committee agendas are prepared based on discussions with all directors and recommendations of management.

•	Committee Chairs, all of whom are independent, approve agendas and materials for their committee meetings.

•	All directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate.

•	Independent directors regularly meet in executive session.
Introducing a separate Chairman at this time and with this CEO would not provide appreciably better direction for and performance of the Firm and could be detrimental to interests of shareholders. The Firm’s Board of Directors has no established policy on whether or not to have a non-executive chairman and believes that it should make that judgment based on circumstances and experience. The Board has determined that the most effective leadership model for the Firm currently is that Mr. Dimon serves as both Chairman and Chief Executive Officer. The Board believes it is functioning effectively under its current structure, and that the current structure provides appropriate oversight

JPMorgan Chase & Co./ 2012 Proxy Statement	39

protections. The Board does not believe that introducing a separate Chairman at this time and with this CEO would provide appreciably better direction for and performance of the Firm, and instead could cause uncertainty, confusion and inefficiency in board and management function and relations.
Accordingly, the Board recommends a vote against this proposal.

Proposal 6 — Loan servicing
The Board of Pensions of the Presbyterian Church (U.S.A.), 100 Witherspoon Street, Louisville KY 40202-1396, the holder of 90 shares of common stock, has advised us that they intend to introduce the following resolution, which is co-sponsored by Calvert Investments, Inc., Board of Pensions of the Evangelical Lutheran Church in America, Catholic Healthcare West, Mercy Investment Services, Inc. and Dominican Sisters of Hope, each of which are the beneficial owners of our common stock with a market value in excess of $2,000:
J.P. Morgan Chase (JPM) serviced $1.21 trillion of single family housing loans on 30 June 2011, of which about 20% were owned by the corporation while the remaining 80% were loans serviced for others but primarily originated by JPM or one of its recent acquisitions.
Many borrowers, especially low income and minority borrowers, are becoming delinquent because of the present economic crisis, causing losses to JPM as well as to the investors, who own the securitized loans serviced by JPM. To reduce defaults and subsequent losses, modifications can be made to loans when the modification provides greater value to the owner of the loan than foreclosure.
Assurance is needed that the modifications made to loans serviced for others are as adequately applied as modifications made to loans owned by the JPM. Of particular concern is about $138 billion of loans owned and $215 billion serviced for others, which have serious delinquencies of 20% to 40%. These consist of subprime loans as well as option ARMs, which are adjustable rate mortgages permitting initial low loan payments that increase principal and later payments, and non-agency prime/Alt-A loans, which include loans with unverified incomes, interest only loans, etc.
JPM has been modifying many subprime and option ARMs it owns to a fixed payment when the borrower is current but “may be at higher risk of default”. Such modifications cannot be made on securitized loans because they usually require foreseeable default, with current income information, etc. required for the modification. Thus, is JPM mainly modifying loans it owns that are current and more easily modified without new documentation, rather than modifying the high percentages of seriously delinquent loans in foreseeable default, both owned and serviced for others?
For example, the 10-Q shows $12.6 billion of owned option ARMs have been restructured leaving $28.4 billion of option ARMs of which 30% are seriously delinquent. JPM’s congressional testimony shows at least $8 billion of these restructurings were modifications of current, not delinquent loans.
The Department of Justice in January 2010 created the Fair Lending Unit to enforce fair lending laws for loan originations and servicing. JPM’s federal regulator now examines loan servicing for potential disparate treatment, especially of low income and minority borrowers.
We believe that JPM should carefully examine its servicing, comparing its performance on loans serviced for others to loans owned by JPM, to ensure equal and adequate treatment for loans, especially those to low income and minority borrowers, in order to protect shareholder value by avoiding possible reputational, litigation and financial risk.
RESOLVED: the shareholders request the Board of Directors to oversee development and enforcement of policies to ensure that loans that are in default or foreseeable default are adequately modified by similar methods for the same loan types for those owned by JPM and those serviced for others, whether serviced directly or by subservicers, subject to valid constraints of pooling and servicing agreements, and report policies and results to shareholders by October 30, 2012.
Board response to proposal 6:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
The Firm’s existing policies and procedures related to modifications and other foreclosure avoidance activities are applied uniformly to both loans owned by the corporation and those serviced for others, subject to applicable agreements. Chase offers a variety of loan modification and foreclosure avoidance programs designed to assist borrowers while meeting investors’ requirements. The Firm participates in the Treasury Department’s Making Home Affordable (“MHA”) program, which provides specific guidelines for refinance and modifications solutions. The Home Affordable Modification Program (“HAMP”), a key component of MHA, mandates specific eligibility, documentation, borrower communication, and structuring processes that apply uniformly to both owned and serviced loans. Further, all

40	JPMorgan Chase & Co./ 2012 Proxy Statement

borrowers are evaluated through the loss mitigation (foreclosure avoidance) process in a consistent manner, regardless of the owner of the loan.
The procedures designed to ensure the integrity of our refinance, loan modification, and foreclosure activities are rigorous and are applied consistently to owned and serviced loans, subject to applicable agreements. The Firm has substantial safeguards in place to ensure that foreclosures are a last resort and are pursued only in appropriate cases. For example, the Firm’s policy requires that all delinquent loans be reviewed by its Independent Foreclosure Review team. The Independent Foreclosure Review confirms that the loan is past due and that the Firm has complied with its pre-referral policies, including repeated efforts to contact the borrower to discuss alternatives. Under our policies, a loan can be referred for foreclosure proceedings only after the Independent Foreclosure Review is complete. Another Independent Foreclosure Review is completed three to four weeks prior to any scheduled sale. A final check also is performed 72 hours prior to the sale. The Independent Foreclosure Review is undertaken for all loans, whether owned by Chase or serviced for others.
The Firm conducts rigorous internal audits of its servicing operations, with specific emphasis on the modification and foreclosure processes, in the normal course of the Firm’s ongoing operations. The Firm’s proprietary modification programs are subject to oversight by the Firm’s Home Lending Risk Committee.
The Firm also has a deep commitment to and extensive set of control processes designed to ensure compliance with all applicable fair lending laws.
In addition, the Firm, other large servicers, the Department of Justice, the Department of Housing and Urban Development and 49 State Attorneys General have recently reached an agreement in principle to a settlement that includes extensive servicing standards covering all secured loans, whether bank- or investor-owned, as well as programs for refinancing, modifications, short sales and other programs to help customers facing mortgage payment hardships.
In addition to its internal oversight processes and procedures, the Firm is subject to oversight by external authorities. The Firm’s mortgage business is also subject to oversight by the Office of the Comptroller of the Currency and the Department of Housing and Urban Development. A majority of the Firm’s servicing portfolio consists of loans owned by Fannie Mae, Freddie Mac or insured by the Federal Housing Authority, each of which imposes its own servicing oversight and Audit process. MHA Compliance oversight includes regular procedural and loan level audits.
The Firm makes significant public disclosure regarding its home ownership preservation efforts. The MHA program provides specific guidelines for both refinance and modifications solutions, and the Firm’s performance under the program is shared publicly on a quarterly basis. Additionally, the Firm’s summary foreclosure avoidance results are included in the company’s financial disclosures. See “Loan modification activities” at pages 150–151 of the Firm’s 2011 Annual Report.
In light of the extensive system of controls and oversight already in place, the Board does not believe that additional policies are warranted or that the requested report would offer any appreciable benefit to shareholders.
Accordingly, the Board recommends a vote against this proposal.

Proposal 7 — Corporate political contributions report
Domini Social Equity Fund, 532 Broadway, New York NY 10012-3939, the holder of 692,337 shares of common stock, has advised us that they intend to introduce the following resolution, which is co-sponsored by Allen Hancock, the beneficial owner of 138 shares of common stock:
Resolved, that the shareholders of JPMorgan Chase (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:
1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.
2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:
a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and
b. The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

JPMorgan Chase & Co./ 2012 Proxy Statement	41

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.
Stockholder Supporting Statement
As long-term shareholders of JPMorgan Chase, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.
Disclosure is consistent with sound public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.
JPMorgan Chase contributed at least $4 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)
However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.
The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.
Board response to proposal 7:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
We believe that it is in the shareholders’ best interests for the Firm to be an effective participant in the legislative and regulatory process and that governance and transparency are important components of our process. The Firm supports its interests in the political arena in a variety of ways. Our philosophy, policies and disclosures concerning political contributions and legislative lobbying, as well as the compliance procedures and oversight we have in place, reflect our commitment to civic participation and transparency. These are described in our Political Activities Statement which can be found on our public Website at www.jpmorganchase.com under Governance.
The Firm’s political activities are subject to robust governance. These activities are managed by the Global Government Relations and Public Policy department. Government Relations reports to the Board’s Public Responsibility Committee on political contributions made by the Firm and Firm-affiliated political action committees or PACs, major lobbying priorities and principal trade association memberships that relate to the Firm’s public policy objectives. This organization and leadership helps us focus the Firm’s efforts on those public policy issues most pertinent to the long-term interests of the enterprise overall and to our clients and shareholders.
The Firm discloses all contributions made by its affiliated PACs to candidates for political office and to 527 organizations, and made no contributions with corporate funds to candidates for political office in 2011. A list of the amounts and recipients of the contributions made by the Firm-affiliated PACs (which are funded entirely by voluntary contributions from the Firm’s employees) is posted on the Firm’s public Website, and the Firm has committed to make this disclosure annually. This information is also made publicly available by the various jurisdictions in which we report. The Firm may from time to time support state ballot initiatives and broad-based groups organized under Section 527 of the Internal Revenue Code. Direct contributions to 527 groups are not made to support the election of any candidate or for the purpose of express advocacy. We voluntarily disclose such contributions to 527 organizations and ballot initiatives on our Website also. The Firm has not changed and has no plans to change our political contributions policies as a result of the Citizens United decision.
The Firm belongs to a number of trade associations representing the interests of both the financial services industry and the broader business community, and we disclose on our Website the principal trade associations to which we belong. These organizations work to bring about industry consensus and advocacy on major policy issues that can

42	JPMorgan Chase & Co./ 2012 Proxy Statement

impact the Firm’s long-term interests and communities we serve. The Firm’s participation as a member of these associations comes with the understanding that we may not always agree with all of the positions of the organization or other members. Each trade association to which the Firm belongs is already subject to disclosure obligations with respect to all political contributions it makes.
Therefore, the proposed report would be of no appreciable benefit to shareholders.
Accordingly, the Board recommends a vote against this proposal.

Proposal 8 — Genocide-free investing
Mr. William L. Rosenfeld, 3404 Main Campus Drive, Lexington MA 02421, the holder of 773 shares of common stock, has advised us that he intends to introduce the following resolution:
WHEREAS: JPMorgan Chase & Co (“JPMorgan”) has not released a genocide-free investing policy. As a result, individuals, through their JPMorgan shares and funds, may inadvertently invest in companies helping to fund genocide because of investment decisions made by JPMorgan.
We believe that:
1) Investors do not want their investments connected to genocide.
a) Reasonable people may disagree about socially responsible investing, but few people want their savings connected to genocide.
b) In the face of the most extreme human rights crises, investment companies share responsibility, along with government, to act.
c) In KRC Research’s 2010 study, 88% of respondents said they would like their mutual funds to be genocide-free
d) Millions of people have voted for shareholder proposals similar to this one, submitted by supporters of Investors Against Genocide, despite active management opposition.
2) The company’s current policies are inadequate because JPMorgan:
a) Is a large shareholder of PetroChina, reporting 1,193,150,903 H-shares worth $1.5 billion as of September 14, 2011. JPMorgan has not denied that PetroChina, through its closely related parent, China National Petroleum Company, is among the worst offenders helping fund ongoing genocide in Sudan.
b) Claims it “supports fundamental principles of human rights across all our lines of business” and that “existing policies and procedures appropriately address these issues” yet recently increased holdings of PetroChina after being made aware of PetroChina’s connection to genocide.
c) Unnecessarily risks tarnishing its brand by connecting it to genocide
3) As a signatory to the UN Principles for Responsible Investment, JPMorgan agrees, as the UN PRI states, to:
a) “incorporate ESG issues into investment analysis and decision-making processes” and
b) “better align investors with broader objectives of society.”
Therefore, given this commitment, JPMorgan should seek to avoid investments connected to genocide.
4) There are no sound financial, fiduciary, or legal reasons that prevent JPMorgan from having a genocide-free investment policy.
a) Ample competitive investment choices exist, even for index funds.
b) Avoiding a small number of problem companies need not have a significant effect on performance, as shown in Gary Brinson’s classic asset allocation study.
c) Even the most conservative legal concerns can be addressed by disclosure in the prospectus.
d) Management can easily obtain independent assessments of problem companies and their connection to genocide.
e) TIAA-CREF is an example of a large financial institution that avoided investments connected to genocide by divesting from PetroChina due to PetroChina’s relationship with the Government of Sudan.
5) Investor pressure can help influence foreign governments, as in South Africa. Similar divestment pressure on Talisman Energy helped end the conflict in South Sudan.

JPMorgan Chase & Co./ 2012 Proxy Statement	43

RESOLVED: Shareholders request that the Board institute transparent procedures to avoid holding investments in companies that, in management’s judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights, and to assist customers in avoiding the inadvertent inclusion of investments in such companies in their portfolios. These procedures may include time-limited engagement if management believes it can change the behavior of problem companies.
Board response to proposal 8:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
Our business practices reflect our support and respect for the protection of fundamental human rights and the prevention of crimes against humanity. Our concern for the protection of human rights is reflected in our Human Rights Statement and guided by the principles set forth in the United Nations Universal Declaration of Human Rights. We welcome input from employees, shareholders, and the concerned stakeholder community on human rights issues.
We hold securities in many different capacities. While we are a shareholder of record in PetroChina shares, the vast majority of the shares attributable to us are in our custody business, where we do not own the shares outright but instead hold them at the direction of our customers, who are the share owners. We purchase, sell and vote these shares only as directed by our customers. In our asset management business, we act as a fiduciary on behalf of clients and we seek to meet the financial objectives of those clients. We have incorporated environmental, social and governance considerations in our investment process as directed by our clients. In our trading business, we may hold trading positions from time to time in companies to meet customer demands or to offset client transactions.
We use our extensive risk management processes and procedures to consider human rights and other reputational issues associated with our businesses. We disagree with the proponent’s view that additional internal procedures or policies are required. The Firm has a robust risk management framework, as described in our Annual Report, and management routinely reviews specific business clients and transactions including where appropriate for consistency with our Human Rights Statement. As a result of these reviews, we have chosen in some cases not to pursue business with certain companies and in other cases to engage in a discussion with the management of companies whose businesses have raised concerns. In addition, in the case of Sudan, a clear legal framework has been established by the U.S. government that restricts business dealings with a wide range of companies and individuals. JPMorgan Chase fully abides by these restrictions in letter and spirit; we do not engage in business with any entity identified by the U.S. government as directing or contributing to violence in Sudan.
Accordingly, the Board recommends a vote against this proposal.

Proposal 9 — Shareholder action by written consent
Mr. John Chevedden, as agent for Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck NY 11021, the holder of 500 shares of common stock, has advised us that he intends to introduce the following resolution:
RESOLVED, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law). This includes written consent regarding issues that our board is not in favor of.
This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.
The 2011 proposal on this topic won 49% support without the supporting statement stressing the weakness of our bylaw provision for shareholders to call a special meeting.
After a shareholder proposal for 10% of shareholders to be able to call a special meeting won strong support our company adopted a provision for 20% of shareholders to be able to call a shareholder meeting and packed this provision with excessive administrative burdens.
The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:
The Corporate Library, an independent investment research firm rated our company “D” with “High Governance Risk,” and “Very High Concern” in Executive Pay – $42 million for CEO James Dimon and more than $13 million each for four Named Executive Officers (NEOs).
Annual incentive pay at JPMorgan was given at the discretion of the executive pay committee. Each of seven named executive officers (NEOs) received annual bonuses of $3.4 million with $5 million for Mr. Dimon. Discretionary incentive

44	JPMorgan Chase & Co./ 2012 Proxy Statement

pay undermined the integrity of a pay-for-performance philosophy. To make matters worse, the only equity given to NEOs in 2010 was stock appreciation rights (which are essentially stock options) and restricted stock units, both of which vest simply after time.
Equity pay given for long-term incentive pay should include performance-vesting features. In fact, not only did our CEO receive a mega-grant of 563,000 options, but he also realized $23 million on the exercise of 2,727,000 options in 2010. Market-priced stock options may provide financial rewards due to a rising market alone, regardless of an executive’s performance. Furthermore, Mr. Dimon’s all other pay of $579,000 included such generous perquisites as moving expenses ($421,000) and his personal use of aircraft ($92,000).
Please encourage our board to respond positively to this proposal to initiate improved corporate governance to make our company more competitive:
Shareholder Action by Written Consent – Yes on 9.
Board response to proposal 9:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
JPMorgan Chase shareholders can call special meetings and have other channels to raise important matters outside the annual meeting cycle. As described at page 11, shareholders holding at least 20% of the outstanding common shares may call a special meeting. Our senior executives periodically engage major institutional shareholders as part of an outreach program to invite comments on governance matters, executive compensation, and shareholder proposals. We also meet throughout the year with additional shareholders and organizations interested in our practices.
Matters that are sufficiently important to be subject to a shareholder vote should be communicated to all shareholders in the context of an annual or special meeting, with adequate time to consider the matters proposed. The Firm’s governing documents require that all shareholders be provided minimum advance notice and an opportunity to participate in determining any action subject to a shareholder vote. This process helps ensure that shareholders would have sufficient time to weigh the arguments presented by all sides. Action by written consent as proposed, however, may deprive many shareholders of these rights and protections while enabling other short-term or special-interest investors to advance proposals that are not in the interests of shareholders as a whole. Further, actions by written consent can cause disruption to management and confusion to shareholders with multiple written consents being circulated which may be duplicative or contradictory.
Our Board and management have been responsive to prior shareholder proposals as well as to evolving best practices in corporate governance.

•	Majority voting – We have majority voting for directors in uncontested elections, and all members of the Board are elected annually.

•
Presiding Director – The Board has an independent Presiding Director annually appointed by the independent directors, who has authority to call and presides over meetings of independent directors, approves schedules and agendas for Board meetings, may add agenda items in his or her discretion, and approves meeting materials for distribution to and consideration by the Board.

•
No poison pill – The Firm has no shareholder rights plan, commonly known as a poison pill. As described in the Board’s Corporate Governance Principles, the Board has a long-standing policy against adopting a poison pill without shareholder approval.

•	No supermajority voting – Our governance documents have no supermajority voting requirements.

•	No golden parachutes – We have no golden parachutes, special severance plans, or special benefits for any executives.
Accordingly, the Board recommends a vote against this proposal.

Proposal 10 — Stock retention
Mr. John Chevedden, as agent for Mr. Ray T. Chevedden, on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Ave., Los Angeles CA 90043, the holder of 200 shares of our common stock, has advised us that he intends to introduce the following resolution:
RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following the termination of their

JPMorgan Chase & Co./ 2012 Proxy Statement	45

employment and to report to shareholders regarding this policy before our next annual shareholder meeting.
Shareholders recommend that a percentage of at least 25% of net after-tax stock be required. This policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives. This proposal asks for a retention policy starting as soon as possible.
Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after employment termination would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that at least hold-to retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”
The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:
Five of our directors had long-tenure of 14 to 24 years. Long-tenured directors can form relationships that compromise their independence and therefore hinder their ability to provide effective oversight.
We had three active CEO directors who may not have had the time to devote to their board duties: David Cote of Honeywell, David Novak of Yum! Brands and William Weldon of Johnson & Johnson. Plus these CEO directors made up 50% of our Executive Pay and Nomination Committees. Lee Raymond, 72 and with 24-years tenure, chaired our Executive Pay Committee. As former Exxon CEO, Raymond was entitled to $350 million.
David Novak and Ellen Futter received our highest negative votes. Laban Jackson had 21-years experience with Clear Creek Properties and no other current directorship experience. William Gray was marked as a “Flagged (Problem) Director” by The Corporate Library due to his Visteon Corporation responsibilities leading up to Visteon’s bankruptcy. And Mr. Gray was one of three members of our Audit Committee.
Please encourage our board to respond positively to this proposal: Executives To Retain Significant Stock – Yes on 10.
Board response to proposal 10:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
The Firm has long had strong and effective share retention policies that accomplish the objectives of this proposal. The approximately 65 members of the Executive Committee, whose members include the Named Executive Officers, the other executive officers comprising the Operating Committee, and approximately 50 additional officers, are subject to our share retention policy for shares they receive from equity-based awards, including options.

•	JPMorgan Chase pays a significant portion of our executive compensation in equity-based long-term incentives.

•
For members of the Operating Committee, the Firm’s 14 executive officers, after-tax shares they receive from equity-based awards, including options, are subject to a 75% retention requirement during the first 10 years from grant date and 50% thereafter.

•	Members of the Executive Committee, who are not also members of the Operating Committee, are required to retain at least 50% of such shares.

•	Half of unvested RSUs (the approximate after-tax equivalent) are included as part of both the ownership and the retention calculation.

•
Executives are subject to these retention requirements during their service on the Operating Committee or the Executive Committee; the General Counsel may approve exceptions in cases of unforeseen or unusual personal circumstances.

Award terms and conditions provide for continued substantial holdings after termination of employment. Executives have a continuing interest past retirement or termination of employment without cause through our award vesting schedule.

•
RSU awards generally vest 50% after two years and 50% after three years. Stock appreciation rights awarded periodically become exercisable 20% per year over five years, and shares acquired upon exercise generally must be held for at least five years from the grant date.

•	After termination of employment, the RSUs continue to vest according to the same schedules and shares acquired upon exercise of SARs remain subject to the five year hold requirement.

•	These vesting and hold provisions render a significant portion of the equity compensation at risk for a period of years after termination of employment.

46	JPMorgan Chase & Co./ 2012 Proxy Statement

Executive Committee members cannot hedge the economic risk of their ownership of JPMorgan Chase stock, even for shares owned outright. No short sales, no hedging of unvested RSUs or unexercised options or SARs, and no hedging of deferred compensation are permitted.
Shares remain subject to our clawback policies after termination of employment. All equity awards are subject to the Firm’s right to cancel an unvested or unexercised award, and to require repayment of the value of certain shares distributed under awards already vested if:

—	the employee is terminated for cause or the Firm determines after termination that the employee could have been terminated for cause,

—	the employee engages in conduct that causes material financial or reputational harm to the Firm or its business activities,

—	the Firm determines that the award was based on materially inaccurate performance metrics, whether or not the employee was responsible for the inaccuracy,

—	the award was based on a material misrepresentation by the employee,

—
and for members of the Operating Committee and Tier 1 employees (senior employees with primary responsibility for risk positions and risk management), such employees improperly or with gross negligence fail to identify, raise, or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities.

Protection-based vesting — As further described at page 24, in 2012, we added protection-based vesting provisions to our equity awards for the Operating Committee and Tier 1 employees. These provisions include specific financial thresholds that will result in formal compensation reviews. If the business financial results are below the applicable threshold, formal reviews will be conducted to determine the action to be taken under the appropriate clawback provisions. These provisions were designed to be effective in the event of material losses or earnings substantially below the Firm’s potential that could create substantial financial risk.
Our compensation mix, structure and practices encourage a focus on long-term performance. The Firm’s compensation structure and approach, which includes equity-based compensation as a significant component of total compensation, vesting periods over multiple years, share retention requirements and prohibition of hedging, align the interests of senior executives with those of shareholders and encourage a focus on long-term performance of the Firm.
Our share retention policy is described in the Compensation Disclosure and Analysis section of the proxy statement at page 23.
Accordingly, the Board recommends a vote against this proposal.

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General information about the meeting
Who can vote
You are entitled to vote your JPMorgan Chase common stock if our records showed that you held your shares as of the record date, March 16, 2012. At the close of business on that date, a total of 3,822,501,466 shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.
Voting your proxy
If your common stock is held through a broker, bank, or other nominee (“held in street name”), you will receive instructions from them that you must follow in order to have your shares voted.
If you hold your shares in your own name as a holder of record with our transfer agent, Computershare Shareowner Services LLC, you may instruct the proxies how to vote by using the toll free telephone number or the Internet voting site listed on the proxy card, or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Of course, you can always come to the meeting and vote your shares in person. If you plan to attend, please see the admission requirements below under “Attending the annual meeting”. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.
Matters to be presented
We are not aware of any matters to be presented other than those described in the proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock at the adjournment as well, unless you have revoked your proxy instructions.
Revoking your proxy
If your common stock is held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.
How votes are counted
A quorum is required to transact business at our annual meeting. Shareholders holding of record shares of common stock constituting a majority of the voting power of stock of JPMorgan Chase having general voting power present in person or by proxy shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will be treated as present for purposes of determining whether a quorum is present.
Voting by record holders — If you hold shares in your own name, you may either vote for, withhold your vote from, or abstain from the election of each nominee for the Board of Directors and you may vote for, against, or abstain on the other proposals. If you just sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee, for ratification of the appointment of the independent registered public accounting firm, for the advisory resolution to approve executive compensation, and against each shareholder proposal.
Broker authority to vote — If your shares are held in street name, follow the voting instructions you receive from your broker, bank, or other nominee. If you want to vote in person, you must obtain a legal proxy from your broker, bank, or other nominee and bring it to the meeting. If you do not submit voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee may still be permitted to vote your shares under the following circumstances:
Discretionary items — The ratification of the appointment of the independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive instructions from beneficial owners may vote on this proposal in their discretion.

48	JPMorgan Chase & Co./ 2012 Proxy Statement

Non-discretionary items — The election of directors, advisory resolution to approve executive compensation, and approval of the shareholder proposals are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received voting instructions from beneficial owners.
Election of directors — At the meeting, each nominee must receive the affirmative vote of a majority of the votes cast in respect of his or her election to be elected. Accordingly, votes “withheld” from a nominee’s election will have the effect of a vote against that director’s election. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Governance Committee, will decide whether to accept the resignation at its next regular meeting. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for this purpose.
All other proposals — The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal is required to approve all other proposals. In determining whether each of the other proposals has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since they are not considered shares entitled to vote on the proposal.
Board recommendation
The Board of Directors recommends that you vote for each of the director nominees, for ratification of the appointment of the independent registered public accounting firm, for the advisory resolution to approve executive compensation, and against each shareholder proposal.
Cost of this proxy solicitation
We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $25,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Attending the annual meeting
Admission — If you wish to attend the meeting in person you will be asked to present the following:
All shareholders — photo identification, such as a driver’s license.
Holders in street name – proof of ownership. A brokerage statement as of our record date, March 16, 2012, or a letter from your bank or broker indicating that you held our common stock as of our record date, March 16, 2012, are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.
Holders of record — the top half of the proxy card or your notice of internet availability of proxy materials (notice of internet availability) which will serve as your admission ticket.
Guests — admission of persons who are not shareholders is subject to space limitations and to the discretion of management.
Directions to Highland Oaks Campus — The Highland Oaks Campus at 10420 Highland Manor Drive is near the intersection of I-75 and I-4, approximately 20 miles from Tampa International Airport. From I-275, exit on I-4 East to I-75 South. From I-75 South take Exit 260 ‘Martin Luther King Jr. Blvd.’ (MLK) merging right off the exit ramp onto MLK - stay in the right lane. Take the first right turn on Park Oaks Blvd. into Highland Oaks office park, and proceed to the stop sign. Turn right onto Highland Manor Drive. Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance. Parking will be available for shareholders. See page 67 for detailed directions to the Highland Oaks Campus.
Internet access — You may listen to a live audiocast of the annual meeting over the Internet. Please go to our Website, www.jpmorganchase.com, early to download any necessary audio software.

JPMorgan Chase & Co./ 2012 Proxy Statement	49

Important notice regarding delivery of security holder documents
SEC rules and Delaware law permit us to mail one annual report and proxy statement, or notice of internet availability, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. JPMorgan Chase households all annual reports, proxy statements and notices of internet availability mailed to shareholders.
If you choose not to household, you should send a written request (including your name and address) within 60 days after the mailing of this proxy statement to the Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the annual report, proxy statement or notice of internet availability for members of your household, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017 or by calling 212-270-6000. Shareholders residing at the same address who are receiving multiple copies of our annual report, proxy statement or notice of internet availability may request householding in the future by contacting the Secretary at the address or phone number set forth above.
Electronic delivery of proxy materials and annual report
You may access this proxy statement and our annual report to shareholders on our Website at www.jpmorganchase.com, under the Investor Relations tab. From the Investor Relations tab, you also may access our 2011 Annual Report on Form 10-K, by selecting “Financial information” then “SEC filings” and then “10-K”.
If you would like to reduce the Firm’s costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy materials, including the proxy statements, proxy cards and annual reports electronically via e-mail or the Internet rather than in printed form. To sign up for electronic delivery, please visit http://enroll.icsdelivery.com/jpm and follow the instructions to register. Or alternatively, if you vote your shares using the Internet, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Prior to next year’s meeting, you will receive an e-mail notification that the proxy materials and annual report are available on the Internet and instructions for voting by Internet. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Secretary at the address provided above under “Important notice regarding delivery of security holder documents”. If you are a beneficial, or “street name”, shareholder who wishes to register for electronic delivery, you should review the information provided in the proxy materials mailed to you by your broker, bank, or other nominee.
If you have agreed to electronic delivery of proxy materials and annual reports to shareholders, but wish to receive printed copies, please contact the Secretary at the address provided above.
Shareholder proposals and nominations for the 2013 annual meeting
Proxy statement proposals
Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Secretary of JPMorgan Chase not later than December 5, 2012.
Other proposals and nominations
Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 14, 2013, and not earlier than January 15, 2013. The notice must contain the information required by the By-laws.
These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the SEC.
Copies of our By-laws are available on our Website, www.jpmorganchase.com, under Governance, which is under the About Us tab, or may be obtained from the Secretary.
Anthony J. Horan
Secretary

50	JPMorgan Chase & Co./ 2012 Proxy Statement

Appendices

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Appendix A
Board of Directors — roles and responsibilities
The Board of Directors as a whole is responsible for the oversight of management on behalf of the Firm’s shareholders. The Board accomplishes this function acting directly and through its committees. The following chart outlines the roles and interactions among Board members.

Criteria/functions	Chairman	Presiding Director	Committee Chairs
Independence	CEO serves as Chairman	Independent	Independent
Appointment	Annually elected by Board (more than 90% of Board is independent)	Annually appointed by the independent directors	Annually appointed by Board
Preside at meetings	Board and shareholder meetings	Executive sessions of independent directors, generally held as part of each Board meeting, and Board meetings when Chairman is not present	Respective committee meetings
Authority to call meetings	Board and shareholder meetings	Meetings of independent directors; Board meetings may be called by a majority of Board	Respective committee meetings
Meetings, schedules, agendas and material	Prepares based on discussion with all directors and management	Approves Board meeting agendas and schedules, may add agenda items in his or her discretion and approves Board meeting materials for distribution to and consideration by the Board	Approve agendas and materials for respective committee meetings
Liaison	Between directors and senior management	Between independent directors and senior management, including CEO, but all directors also have direct access to senior management, including CEO	Between committee members and Board, and between committee members and senior management, including CEO

52	JPMorgan Chase & Co./ 2012 Proxy Statement

Appendix B
Director independence standards

Relationship	Requirements for immateriality
Loans
Extensions of credit to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business and on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.
Extensions of credit to such persons or entities must comply with applicable law, including the Sarbanes-Oxley Act and Federal Reserve Board Regulation O.
The extension of credit may not be on a non-accrual basis.

Financial services
Financial services provided to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.

Business transactions
Transactions between the Firm and a director’s or a director’s immediate family member’s principal business affiliations for property or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.
For transactions between the Firm and an entity for which a director is an employee, or a director’s immediate family member serves as an executive officer, the aggregate payments made by the other entity to the Firm, or received by the other entity from the Firm, must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Charitable contributions
The aggregate contributions made by the Firm (directly or through its Foundation) to any non-profit organization, foundation or university of which a director is employed as an officer must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such entity’s annual consolidated gross revenues, excluding amounts contributed to match contributions made by employees.

Legal services
Where a director is a partner or associate of, or of counsel to, a law firm that provides legal services to the Firm, neither the director nor a director’s immediate family member may provide such legal services to the Firm.
The aggregate payments made by the Firm to the law firm must not exceed the greater of $1 million or 2% of the law firm’s annual consolidated gross revenue in each of the three past fiscal years.

Director is a retired officer or a non-management director of an entity that does business with the Firm	The relationship between the Firm and the entity will not be deemed relevant unless the Board determines otherwise.
An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.
A “principal business affiliation” is an entity for which a person serves as an officer, owns more than 5% of, or is a general partner, but does not include an entity of which the person is a retired officer or for which the person serves as a non-management director (unless the Board determines otherwise). For purposes of “Business transactions” above, payments include interest and fees on loans and financial services, but do not include loan proceeds, repayments of principal on loans, payments arising from investments by an entity in the Firm’s securities or the Firm in an entity’s securities, and payments from trading and other similar financial relationships.

JPMorgan Chase & Co./ 2012 Proxy Statement	53

Appendix C
JPMorgan Chase Compensation principles and practices

A focus on multi-year, long-term, risk-adjusted performance and rewarding behavior that generates sustained value for the Firm through business cycles means compensation should not be overly rigid, formulaic or short-term oriented.

Compensation programs should be designed as much as possible to allow for the Firm to exercise discretion and retain flexibility in compensation decisions. Multi-year guarantees should be kept to an absolute minimum. More generally, the assessment of performance should not be overly formulaic and should not overemphasize any single financial measure or single year, as that can result in unhealthy incentives and lead to unintended, undesirable results.
Performance should be considered using a broad-based evaluation of people and their contributions to ensure that the right results are being encouraged. Factors such as integrity, compliance, institutionalizing customer relationships, recruiting and training a diverse, outstanding workforce, building better systems, innovation, and other outcomes should be included. Performance feedback should be obtained from multiple sources across the Firm to ensure it is both balanced and comprehensive.
Commission-based incentives generally should be limited to sales- or production-oriented employees who do not control credit or investment decisions. The different risk profiles such as liquidity risk, time horizons for realized gains or losses, and reputational and operational risk all should be appropriately taken into account.
In a fiduciary business, certain roles are evaluated solely on individual and business unit results. In addition, some of these roles are paid long-term compensation with incentives linked directly to their investment strategies in order to more fully align their interests with those of the clients.

An emphasis on teamwork and a “shared success” culture should be encouraged and rewarded.
Contributions should be considered across the Firm, within business units, and at an individual level when evaluating an employee’s performance.
Performance should be based on realized profits and risk-adjusted returns that add to the long-term value of the franchise, rather than just revenues. We adjust financial performance for risk and use of the Firm’s capital.

A significant stock component (with deferred vesting) should create a meaningful ownership stake in the Firm, shareholder alignment and retention of top talent.
A significant percentage of incentive compensation should be in stock that vests over multiple years.
As the decision-making authority, importance, and impact of an employee's role increases, a greater portion of total compensation should be awarded in stock.
A proper balance between annual compensation and longer-term incentives should clearly delineate the importance of sustainable, realizable value. At JPMorgan Chase:
Our Board of Directors is paid a majority of their compensation in stock and our directors have agreed not to sell any shares of stock (including any open market purchases) for as long as they serve on the Board.
Senior executives receive at least 50% (and in some cases, substantially more) of their incentive compensation in stock.
The officers who make up our Operating Committee are generally required to hold 75% of compensation-related stock awards until retirement, subject to the Firm’s share retention policy.
Executives cannot short or hedge our stock, and even after retirement, executives typically continue to have substantial holdings of company stock.

54	JPMorgan Chase & Co./ 2012 Proxy Statement

Disciplined risk management, compensation recovery, and recovery policies should be robust enough to deter excessive risk-taking and strike balance in the delivery of compensation.
Recoupment policies should go beyond Sarbanes-Oxley and other minimum requirements and include recovery of compensation paid for earnings that were never ultimately realized, or if it’s determined that compensation was based on materially inaccurate performance metrics or a misrepresentation by an employee. We have in place recovery provisions for “cause” terminations, misconduct, detrimental behavior, and actions causing financial or reputational harm to the Firm or its business activities. For members of the Operating Committee and senior employees with primary responsibility for risk positions and risk management, the Firm may cancel or require repayment of shares if employees failed to properly identify, raise, or assess risks material to the Firm or its business activities.

Competitive and reasonable compensation should help attract and retain the best talent necessary to grow and sustain our business.
Our long-term success depends in very large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, motivate, and retain the highest quality management team and diverse workforce.
Compensation should have an acute focus on meritocracy, shareholder alignment, sensitivity to the relevant market place, and disciplined processes to ensure it remains above reproach and can help build lasting value for our clients.
For employees in good standing who have resigned and meet “full-career eligibility” or other acceptable criteria, awards generally should continue to vest over time on their original schedule and be subject to continuing post-employment obligations to the Firm during this period.

Strict limits and prohibitions eliminate executive perquisites, special executive retirement benefits, special severance plans and golden parachutes.
An executive’s compensation should be straightforward and consist primarily of cash and equity.
We do not maintain special supplemental retirement or other special benefits just for executives.
The Firm generally has not had any change in control agreements, golden parachutes, merger bonuses, or other special severance benefit arrangements for executives.

Independent Board oversight of the Firm’s compensation practices and principles and their implementation should ensure proper governance and regulatory compliance.
Our Compensation & Management Development Committee, which includes only independent directors, reviews and approves the Firm’s overall compensation philosophy, principles, and practices.
The Committee reviews the Firm’s compensation practices as they relate to risk and risk management in light of the Firm’s objectives, including its safety and soundness and the avoidance of excessive risk.
The Committee reviews and approves the terms of our compensation award programs, including recovery provisions, restrictive covenants and vesting periods.
The Committee reviews and approves the Firm’s overall incentive compensation pools and reviews those of each of the Firm’s Lines of Businesses and of the Corporate Sector.
The Committee reviews the performance and approves all compensation awards for the Firm’s Operating Committee on a name-by-name basis.
The full Board’s independent directors review the performance and approve the compensation of our CEO.

JPMorgan Chase & Co./ 2012 Proxy Statement	55

Appendix D
Elements of current NEO compensation

Compensation element	Description	Other features
Base salary
The fixed portion of total compensation that provides a measure of certainty and predictability to meet certain living and other financial commitments.
Typically the smallest component of total compensation for NEOS, members of the Operating Committee and other members of senior management.
Reviewed periodically and subject to increase if, among other reasons, the executive acquires material additional responsibilities, or the market changes substantially.
Annual variable compensation
Performance based incentives which can vary significantly from year to year.
JPMorgan Chase’s principal discretionary incentive arrangement, which covers the majority of employees across virtually all of our LOBs.

The Firm views incentive compensation in the context of total compensation and does not establish target levels of incentive compensation as a percentage of the relevant employees’ annual base compensation.

– Short-term incentives	The cash portion of total incentive is paid shortly following the performance year, generally in January.	Subject to fixed percentage based on total incentive amount.
– Long-term incentives	The equity portion awarded in the form of RSUs and SARs settled in shares only, determined by a mandatory deferral percentage representing a portion of the entire incentive award.
50% of the RSU portion of the award vests on the second anniversary of the grant date and 50% vests on the third anniversary of the grant date.
SAR awards become exercisable ratably on each of the first five anniversaries of the grant date and shares received upon exercise must be held for at least five years after the grant date.
Shares received upon vesting or exercise are subject to the retention policy applicable to senior management described at page 23.
Equity-related compensation for Operating Committee members is subject to further restriction as described at page 24.

Deferred compensation	Eligible employees can voluntarily defer up to the lesser of 90% of their annual cash incentive or $1,000,000.
Beginning in 2005 a lifetime $10,000,000 cap on future cash deferrals was instituted.
Deferred amounts are credited to various unfunded hypothetical investment options, generally index funds, at the executive’s election.

Pension and retirement
Firm-wide qualified cash balance pension plan with credits based on first $100,000 of base salary only.
Firm-wide qualified 401(k) Savings Plan with dollar for dollar company match up to 5% of eligible compensation for participants.

Incentive awards not eligible for pension credits.
Officers with a base salary and cash incentives equal to or greater than $250,000, including all Operating Committee members, receive no Firm matching contribution in the 401(k) Savings Plan.
Paid in lump sum or annuity following retirement.

Health and welfare benefits	Firm-wide benefits such as life insurance, medical and dental coverage, and disability insurance.	No special programs for senior executives. In medical and dental plans, the higher the employee’s compensation, the higher the employee’s portion of the premium.
Severance plan
Firm-wide severance pay plan providing up to 52 weeks of base salary, based on years of service.
Effective January 1, 2011, base salary greater than $400,000 per year is disregarded for purposes of determining Eligible Compensation.

Continued eligibility for certain health and welfare plan benefits during severance pay period.
Benefits paid in a lump sum payment following termination of employment, contingent on release of claims and restrictive covenants.

56	JPMorgan Chase & Co./ 2012 Proxy Statement

Appendix E
Overview of 2011 performance
The Firm’s financial condition and results of operations are discussed in detail in the Management’s Discussion and Analysis of Financial Conditions and Results of Operations (“MD&A”) section of the 2011 Annual Report. The Firm also reviews its business and priorities during an annual Investor Day, most recently held February 28, 2012. The 2011 Annual Report and presentation materials for the 2012 Investor Day may be found on our Website at www.jpmorganchase.com under Investor Relations.
In this appendix we summarize the 2011 priorities and achievements for the Firm, for each of the LOBs and for Global Finance.
JPMorgan Chase differentiated itself from other large financial services firms. The Firm reported record net income of $19.0 billion for 2011, an increase of 9% from the prior year and record earnings per share of $4.48, an increase of 13%. Record net income was driven by strong client relationships and reflected continued investments for growth across the Firm’s businesses. The Firm’s line of business results included record revenue and net income in Commercial Banking and record revenue in Asset Management. During 2011, the credit quality of the Firm’s wholesale credit portfolio improved while delinquency trends in the consumer business modestly improved, though the rate of improvement seen earlier in 2011 slowed somewhat in the latter half of the year. Mortgage net charge-offs and delinquencies modestly improved, but both remained at elevated levels. Firmwide, net charge-offs were down 48% compared with the prior year, and nonperforming assets were down 33%. The Firm was successful in many fundamental areas, including the following:

•
Return on equity: Return on common equity (“ROE”) was 11% for the year, compared with 10% in the prior year, and return on tangible common equity was 15%[1] for the year, unchanged from 2010. Tangible book value per share was $33.69[2], an increase of 12% over the prior year.

•
Fortress balance sheet: The Firm maintained its fortress balance sheet, ending the year with a strong Basel I Tier 1 Common ratio of 10.1%[3] and a Tier 1 Capital ratio of 12.3%. Total stockholders’ equity at December 31, 2011, was $183.6 billion. The Firm’s strong capital position allowed it to repurchase $8.95 billion of common stock and warrants during 2011. Total deposits increased to $1.1 trillion, up 21% compared with the prior year.

•
Providing credit and raising capital: The Firm provided credit and raised capital of over $1.8 trillion for its commercial and consumer clients, up 18% from the prior year, including $17 billion of credit provided to U.S. small businesses, up 52% over prior year. The Firm also raised capital or provided credit of $68 billion for more than 1,200 not-for-profit and government entities, including states, municipalities, hospitals and universities.

•
Helping homeowners and preventing foreclosures: The Firm remains committed to helping homeowners and preventing foreclosures. Since the beginning of 2009, the Firm has offered more than 1.2 million mortgage modifications to struggling homeowners, of which approximately 452,000 were completed.

•	Investing for the future: The Firm continued to grow the franchise and make substantial investments for the future:

•	Held top Investment Bank rankings in virtually all major categories

•	Consumer & Business Banking opened 260 new branches; added 3,800 salespeople in 2011

•	Global Corporate Bank expanded to 250 bankers, covering 3,500 corporate clients around the world

•	Opened more than 20 new offices outside the U.S. over the last two years

•	Asset Management added 160 private bank client advisors in 2011

•	Added more than 17,000 jobs in the U.S. and hired 3,000 U.S. military veterans in 2011

___________________________________
See page 66 for notes.
___________________________________

JPMorgan Chase & Co./ 2012 Proxy Statement	57

Investment Bank
J.P. Morgan is one of the world’s leading investment banks, with deep client relationships and broad product capabilities. The clients of the Investment Bank (“IB”) are corporations, financial institutions, governments and institutional investors. The Firm offers a full range of investment banking products and services in all major capital markets, including advising on corporate strategy and structure, capital-raising in equity and debt markets, sophisticated risk management, market-making in cash securities and derivative instruments, prime brokerage, and research.

Multi-year priorities
In 2011, the Investment Bank continued to focus on the long-term strategic priorities established in 2010. Those goals and priorities include developing the Investment Bank’s core client franchise, expanding in growth markets (International and Commodities), executing our technology reengineering program and prudently managing risk and capital. The following discusses the Investment Bank’s priorities and accomplishments in more detail. Certain priorities (ROE, share of Global IB fees and share of Global Market revenues) are expressed quantitatively, while others are expressed qualitatively.

Financial performance
In 2011, the Investment Bank delivered net income of $6.8 billion on revenue of $26 billion. ROE was 17% on $40 billion of allocated capital, a result in line with our target of 17% +/- through–the–cycle that was set several years ago. The IB also aspires to achieve a 10% share of Global IB fees and a 15% share of Global Markets revenue over the next several years. In 2011, the IB achieved an 8% share of Global IB fees (#1 ranking) and 15%1 share of Global Markets revenue (including Fixed Income, Commodities, and Equities).

Clients
The IB serves approximately 21,000 issuer and investor clients around the world. In 2011, the IB:

•	Helped clients raise $430 billion of debt and equity capital[2]

•	Led the market in arranging or lending nearly $440 billion across 1,204 transactions[2]

•	Raised or provided $68 billion in capital for U.S. state and local governments, not-for-profits, healthcare organizations and educational institutions[3]

•	Executed 271 equity transactions, more than any other firm[2]

•	Advised clients on 332 announced mergers and acquisitions globally with an 18% share[2]

Growth
Growth priorities for 2011 were to extend the Firm’s international presence, build-out the Commodities franchise and execute our strategic technology reengineering program.
International — The IB footprint expanded internationally both directly and through development of the Global Corporate Bank. New capabilities were added in over 20 locations and 150 corporate bankers were hired. We also launched an EMEA Prime Brokerage platform and our China Securities JV began operations. An International Steering Committee was formed to supervise and coordinate these efforts across the Investment Bank, Asset Management and Treasury and Securities Services.
Commodities — In 2011, the IB completed the integration of select assets acquired from RBS Sempra last year. We are now one of the top three firms in this market with over 2,200 active clients.
Technology — The IB is in the third year of its Strategic Reengineering Program focused on trading platforms, OTC clearing requirements and our core processing infrastructure. Since 2008, we decommissioned 28 systems and realized $175 million in run-rate savings. Further progress was made in enhancing equities electronic trading capabilities.

Risk and Capital Management
In 2011, the IB focused on credit and market risk discipline and efficient capital management. We reduced Risk Weighted Assets (“RWA”) by over $80 billion and our year–end Basel III Tier 1 common ratio of 8.4% is one of the strongest in the industry. In 2012, we seek to continue to reduce RWA and prepare the Firm for new regulations.

Values
The IB’s leadership includes maintaining the Firm’s reputation and developing and retaining top talent. In 2011, we continued a focus on clients’ long term interests to maintain their trust. Further, we fostered a collegial working environment and retained 98% of our top talent while managing through industry-wide adjustments in the structure and level of compensation.

1 Estimate using public disclosure of top 10 competitors, excluding DVA
2 Dealogic, as of March 5, 2012
3 Internal reporting

58	JPMorgan Chase & Co./ 2012 Proxy Statement

Retail Financial Services
Retail Financial Services (“RFS”) serves consumers and businesses through personal service at bank branches and through ATMs, online banking and telephone banking. RFS is organized into Consumer & Business Banking and Mortgage Banking (including Mortgage Production and Servicing, and Real Estate Portfolios). Consumer & Business Banking includes branch banking and business banking activities. Mortgage Production and Servicing includes mortgage origination and servicing activities. Real Estate Portfolios comprises residential mortgages and home equity loans, including the PCI portfolio acquired in the Washington Mutual transaction. Customers can use more than 5,500 bank branches (third largest nationally) and more than 17,200 ATMs (second largest nationally), as well as online and mobile banking around the clock. More than 33,500 branch salespeople assist customers with checking and savings accounts, mortgages, home equity and business loans, and investments across the 23-state footprint from New York and Florida to California. As one of the largest mortgage originators in the U.S., Chase helps customers buy or refinance homes resulting in approximately $150 billion of mortgage originations annually. Chase also services more than 8 million mortgages and home equity loans.

Consumer & Business Banking
Multi-year priorities
In 2011, the goals of Consumer & Business Banking (“CBB”) were to meet earnings targets, improve on the customer satisfaction/customer service culture, maintain strong risk controls, and improve depth of management talent and reduce employee turnover. The following discusses CBB’s priorities in more detail, and the extent to which they were achieved during the year. In the following, certain priorities are expressed quantitatively, while others are expressed qualitatively.

Financial performance
For 2011, CBB achieved an ROE of 40% on net income of $3.8 billion, which was up 4% year-over-year. Revenue increased from $17.7 billion in 2010 to $18.0 billion in 2011, up 2% year-over-year.

Consumer experience
Focus is to improve overall customer satisfaction, develop a customer service culture and differentiate Chase within the industry. Surveys indicate progress on our path towards excellence in customer experience, while room for improvement remains:

•	Per Chase Surveys, our overall customer satisfaction score increased from 57% in January 2011 to 67% in December 2011

•
Per the Forrester Research January 2012 Customer Experience Index, Chase’s overall customer satisfaction score of 67% was higher than the nearest large competitor by 4%, but lower than the regional bank leaders

Growth
Continued to show strong underlying growth in key business drivers year-over-year

•	Average deposit balances increased 6%

•	Number of branches increased by 240 (260 new builds compared with a target of 225+/-)

•	Business Banking loan originations of $5.8 billion up 24%

•	Added 246 Chase Private Client locations in 2011, ending the year at 262

•	Added over 3,800 personal bankers, sales specialists and client advisors in 2011

Key rankings in 2011
#3 in number of branches; #3 in deposit market share; #2 ATM network
Ranked #1 SBA lender (in units) in the U.S. for the second year in a row

Post Durbin product repositioning
Introduced technology and operations changes to seamlessly handle interchange rate caps upon Durbin implementation in October 2011; ensured consistency across checking products with qualifiers to receive free checking; modified our debit rewards programs accordingly.

Technology
Technology priorities included integrating branch technology platforms, reducing branch-related paper usage, and branch innovation. An example of innovation is development of self-service teller technology, which will be able to support over 90% of typical teller transactions.

Risk and control
In 2011, we improved credit and fraud losses across CBB, by enhancing our fraud detection capability for checks, debit cards and internet payments and improving the customer experience by reducing holds on deposits and increasing funds availability. Our Business Banking portfolio losses are nearing pre-crisis levels and the credit performance of new vintages is appreciably better than previous years.

Employees
2011 priorities were to build a customer service culture, improve the depth of management through training, empower frontline staff in dealing with customers, engage more employee feedback by offering various channels for employees to communicate and act on it, and reduce the employee turnover rate. Progress was made against these priorities and the employee turnover rate decreased by five percentage points in the fourth quarter of 2011 vs. the peak during the year.

JPMorgan Chase & Co./ 2012 Proxy Statement	59

Mortgage Banking
Multi-year priorities
For 2011, goals and priorities for Mortgage Banking (“MB”) were to improve the customer satisfaction and competitive position of the business, produce fair financial returns for shareholders, improve the risk and control environment (including addressing Consent Orders issued by banking regulators), deliver on technology strategy and processing improvements, and build a strong leadership and people platform to support the business. The following discusses Mortgage Banking’s priorities in more detail, and the extent to which they were achieved during the year. In the following, certain priorities are expressed quantitatively, while others are expressed qualitatively.
Financial performance
In 2011, Mortgage Banking focused on working through legacy issues and creating a positive trend in overall business returns. Mortgage Banking net income was relatively consistent with 2010 despite significant non-recurring foreclosure-related and other expenses as 2011 net charge offs decreased $2.7 million from 2010.  In addition, our mortgage servicing rights (“MSR”) asset is expected to earn better returns over time.

Competitive position
In 2011, Mortgage Banking’s priorities were improving market share, improving customer satisfaction, minimizing customer complaints and inventories, and restoring our reputation with key stakeholder groups. These goals were achieved in 2011.
Strong volume and historically high margins in 2011 supported positive production results in 2011. In the third quarter of 2011, Chase moved from 3rd to 2nd in mortgage originations and maintained that position in the fourth quarter.
A strong focus on customer facing activities across Mortgage Banking resulted in several important accomplishments. Chase rose from 12th to 5th in the J.D. Power mortgage originations survey in 2011, the largest improvement of any company. Customer satisfaction measures increased across all aspects of the business (origination, servicing, default and borrower assistance), and customer complaints were reduced 60% over the second half of the year.
Issues related to compliance with the Servicemembers Civil Rights Act (“SCRA”) were remediated and Mortgage Banking established a Military and Veterans Affairs office to increase focus on veteran programs and issues. The business developed key partnerships with community activists, improving the public’s view of the business.

Help homeowners and prevent foreclosures
Since the beginning of 2009, we have offered 1.2 million modifications and completed approximately 452,000. In 2011, we continued to improve our business practices and make huge strides in our borrower assistance efforts. As of the end of the year, we have 82 Chase Homeownership Centers in 28 states and the District of Columbia to help customers under financial stress remain in their homes. Customer assistance specialists at these centers work one-on-one with homeowners to explain the options that might prevent a foreclosure, including loan modifications. To date, we have met with approximately 273,000 struggling homeowners and have held 1,800 outreach events for customers who need assistance.

Risk and control
In 2011, Mortgage Banking established a centralized Control organization and revamped the governance structure to foster control accountability across Mortgage Banking. In addition, a newly established Risk and Control executive steering committee reviewed performance against key risk measurement metrics, and enhanced risk management oversight.
Mortgage Banking completed several activities in response to the Consent Orders issued by banking regulators in 2011:

•	Completed required technology changes for real estate owned (“REO”), payments, fees, investigations/complaints, foreclosure review, and document management

•	Launched the Single Point of Contact tool and converted 3,400 relationship managers to customer assistance

•	Received OCC approval of the implementation plan to address the requirements of the Consent Orders

Technology and operations
Implementing key technology initiatives and re-engineering servicing processes to capture efficiency improvements are critical to Mortgage Banking’s longer term aim of returning the servicing and portfolio businesses to profitability. In 2011, the key technology accomplishment was the standardization of our three heritage mortgage systems into a common platform, addressing core processing differences, and improving controls on servicing activities.

Employees
In 2011, Mortgage Banking made several key changes with the aim of creating a best in class mortgage team. The management team and organization structure was reconstituted, improving control and management accountability. Borrower Assistance was created – a customer-centric organization focused on keeping customers in their homes. Mortgage Banking recruited highly experienced professionals from inside and outside the firm to strengthen business leadership. Firm-wide expertise and best practices were leveraged to improve Mortgage Banking capabilities and prepare the business for future success.

60	JPMorgan Chase & Co./ 2012 Proxy Statement

Card Services & Auto
Card Services & Auto is one of the nation’s largest credit card issuers, with over $132 billion in credit card loans. Customers have over 65 million open credit card accounts (excluding the commercial card portfolio), and used Chase credit cards to meet over $343 billion of their spending needs in 2011. Through its Merchant Services business, Chase Paymentech Solutions, Card Services & Auto is a global leader in payment processing and merchant acquiring. Consumers also can obtain loans through more than 17,200 auto dealerships and 2,000 schools and universities nationwide.

Multi-year priorities
Card Services’ vision is to create lifelong, engaged relationships with customers by being a trusted provider of financial services. Card Services’ goals and priorities were to 1) continue to grow sales and market share; 2) stabilize outstandings; 3) make progress against our commitment to investors; 4) continue to execute on strategy based on brands, rewards and customer experience; and 5) integrate Commercial Card, Auto and Student Lending businesses.
Below are details on Card Services’ 2011 priorities, and the extent to which they were achieved during the year. Certain priorities (ROE, sales growth, revenue margin, outstandings growth, and net charge-off (“NCO”) rate) are expressed quantitatively, while others are expressed qualitatively.

Sales and market share

•	Credit card sales volume up 10%[3] for 2011 (up 13% excluding the Kohl’s and Commercial Card portfolios); net charge-offs improved

•	Increased market share of general purpose credit card (“GPCC”)[1] sales by 151[2] basis points from 2009 through 2011

•	Opened 8.8 million[3] new credit card accounts

•	Chase Paymentech processed 24.4 billion transactions with 18% sales volume growth rate from 2010 to 2011

•	Chase Paymentech continued to leverage our retail branches to drive acquisitions with year-over-year growth of 34%

•	New merchant acquisitions from the retail branch channel have doubled between 2008 and 2011

Stabilize outstandings
Card Services stemmed the decline in outstandings and achieved growth in the second half of 2011. End of period outstandings grew 4% quarter-over-quarter in the fourth quarter 2011.
Make progress against Investor Day targets
For 2011, Card Services & Auto achieved an ROE of 29%3 vs. a through-the-cycle target of 20%+/-. Excluding the impact of the loan loss reserve release, ROE would be 14%3,4.
Card Services achieved an ROE of 30%3 vs. a through-the-cycle target of 20%+/-. Excluding the impact of the loan loss reserve release, ROE would be 12%3,4. Outstandings growth, which began in the second half of 2011, will be a key contributor to achieving ROE target of 20%+/- going forward. Net interest margin remained stable following implementation of the CARD Act and Card Services achieved revenue margins of 12.3% in 2011, in line with a target of 12%–12.5%. Credit performance improved better than expected with a 2011 NCO rate of 5.5%3 and fourth quarter 2011 NCO rate of 4.3%3 vs. through-the-cycle target of 4.5%+/-.

Continue to execute on strategy
Card Services’ strategy is based on building our Chase branded and co-branded businesses, rewards programs and customer experience. Priorities for 2011 included developing a world class customer experience and executing on new products and capabilities. In 2011, Card Services:

•	Added United MileagePlus® and Southwest Rapid Rewards® as Ultimate Rewards point transfer partners

•	Launched Jot, a new mobile application for easy and quick organization and tracking of expenses, which currently ranks within the top 5% of all financial applications (Apple’s app store rankings)

•	Completed the United/Continental agreement. Secured multi-year participation in Ultimate Rewards

•	Implemented customer-centric scorecard metrics, reduced call transfers, and created differentiated treatment for “Best” customers

•	Made enhancements to online experience by reducing banner appearance and improving Ultimate Rewards customer experience

•	Improved risk management capabilities by establishing enhanced Customer Level exposure cap methodology used initially in pro-active credit line increase programs

•
Prioritized initiatives based on customer feedback, increased empowerment levels of advisors, changed acquisition pricing strategies, removed some fees, and improved communication on card member agreements

Integration of Commercial Card, Auto & Student
Integration priorities for 2011 were to complete integration of Commercial Card and begin the process of integrating the Auto and Student Lending businesses into the Card Services organization. In 2011, Card Services completed the Commercial Card transition. Card Services also initiated the integration of the Auto and Student Lending businesses and its progress remains on track.

1 GPCC includes consumer, small business, and charge card but excludes commercial and private label cards
2 Excludes WaMu
3 Excludes Commercial Card
4 Assumes a tax rate of 39%

JPMorgan Chase & Co./ 2012 Proxy Statement	61

Commercial Banking
Commercial Banking (“CB”) delivers extensive industry knowledge, local expertise and dedicated service to more than 24,000 clients nationally, including corporations, municipalities, financial institutions and not-for-profit entities with annual revenue generally ranging from $10 million to $2 billion, and nearly 35,000 real estate investors/owners. CB partners with the Firm’s other businesses to provide comprehensive solutions to meet its clients’ domestic and international financial needs, including lending, treasury services, investment banking and asset management.

Multi-year priorities
For 2011, CB’s priorities included meeting its financial performance targets, growing its business, improving credit performance and improving efficiency. The following discusses these priorities in more detail and includes the actual performance against them. In the following, certain priorities are expressed quantitatively, while others are expressed qualitatively.

Financial performance
For 2011, CB had a goal of achieving an ROE above 20%. CB achieved an ROE of 30% for the full year ended December 31, 2011. Performance was driven by 13% growth in total loan balances (end-of-period) and 26% increase in average liability balances, which contributed to a 6% year-over-year increase in revenue. CB also set a new goal of $2 billion in annual revenue from cross-selling IB products (“IB revenue”) within the next four to five years. 2011 was a record year with $1.4 billion in gross IB revenue, a 6% increase over 2010.

Growth
In addition to growing IB revenue, CB identified three other growth areas for 2011 and beyond: Middle Market expansion into the heritage Washington Mutual (“WaMu”) footprint, increasing the international customer base and taking advantage of an improving commercial real estate cycle. The performance goals on the expansion into the WaMu footprint were to have $2 billion in loans, $2 billion in liabilities and positive operating margin in 2011, the third year of the effort. The Middle Market expansion end-of-period loan and liability balances were $2.9 billion and $2.9 billion, respectively, at the end of 2011, representing 155% and 179% growth, respectively. The effort achieved its first quarterly positive operating margin during the first half of 2011. On the second growth area, CB’s 2011 international revenue was 41% higher than the 2010 results. In addition, 3 new international offices were added with additional front line staff. Lastly, in commercial real estate, Commercial Term Lending increased loan production by $8 billion versus $2 billion in 2010. Real Estate Banking also showed growth, reporting new loans of $6 billion in 2011 versus $1 billion in 2010.

Credit improvement
CB’s credit discipline and objective of improving credit performance translated into best-in-class credit results. CB’s net charge-off ratio for 2011 was 0.18% versus the peer average1 of 0.75% while its nonaccrual loans to total loans ratio was 0.94% versus a peer average1 of 2.02%. The net charge-off and nonaccrual to total loans ratios for both Commercial Term Lending and Real Estate Banking also continued to improve and contributed to reduced credit costs for total CB. Additionally, CB’s overall default grade of the portfolio improved while loan margins were held steady, resulting in a portfolio with an improved average risk/return ratio.

Efficiency improvement
CB invested in technology and operations to not only improve efficiency but improve the client experience. During 2011, CB successfully integrated the acquired Citi loan portfolio and executed on technology initiatives to enhance systems. As an indicator of efficiency, CB set a new overhead ratio target of below 35%. For 2011, the CB’s overhead ratio was 35%.

1 Peer averages for ratios reflect CB equivalent segments or wholesale portfolios at Bank of America, Comerica, Fifth Third, KeyCorp, PNC, U.S. Bancorp and Wells Fargo

62	JPMorgan Chase & Co./ 2012 Proxy Statement

Treasury & Securities Services
Treasury & Securities Services (“TSS”) is a global leader in transaction, investment and information services. TSS is one of the world’s largest cash management providers and is a leading global custodian. Treasury Services (“TS”) provides cash management, trade, wholesale card and liquidity products and services to small- and mid-sized companies, multinational corporations, financial institutions and government entities. TS partners with IB, CB, RFS and Asset Management businesses to serve clients firmwide. Certain TS revenue is included in other segments’ results. Worldwide Securities Services holds, values, clears and services securities, cash and alternative investments for investors and broker-dealers, and manages depositary receipt programs globally.

Multi-year priorities
In 2011, TSS continued to focus on the long-term strategic priorities of deepening client relationships, international expansion, investing in technology and operations to support growth and productivity improvements, maintaining strong risk controls and developing and retaining talent. The following discusses TSS priorities in more detail and the extent to which they were achieved during the year. Certain priorities (pre-tax earnings margin and ROE) are expressed quantitatively, while others are expressed qualitatively.

Financial performance
In 2011, TSS delivered net income of $1.2 billion, up 12% versus 2010, on revenue of $7.7 billion. The pretax margin improvement stemmed mainly from lower credit costs that echoed trends seen across much of JPMorgan Chase in 2011. Expenses increased 5% versus 2010 partially as a result of exit costs taken to reshape the business, modestly higher regulatory-related costs and costs associated with continued international build out. Throughout 2011 business drivers were trending higher with average liability balances up 28%, trade loans up 73%, global payment volumes up 4% and total assets under custody up 5% and at record levels at year-end.
Pretax earnings margin for the year of 24% and ROE of 17% were both up slightly year-over-year. These results compare to pretax earnings margin and ROE targets of 35% and 25%, respectively.
Clients – A priority for 2011 included deepening client relationships and expanding TSS’s global client franchise.
Highlights include:

•	Corporate clients with more than $1 million in international revenues were up 19%

•	Corporate clients using 3 or more international core products were up 16%

•	Securities services clients with more than $1 million in revenues were up 11%

•	Across IB and TSS trade lending, extended credit of over $200 billion to Global Corporate Bank clients and doubled the number of international client credit requests approved in 2011

•	The CB generated almost $2.3 billion in revenue from the sale of TSS products, with 75% of CB clients using at least one TSS product

•	TSS continued to be the largest distribution channel of Asset Management money market funds
International growth
International expansion efforts continued, with international revenues rising 17% in 2011 and comprising 55% of total revenues as compared with 49% in 2010. Assets under custody grew 14% outside the U.S.; trade loans were up 73% from 2010, with growth across all regions; and international clearing volumes, which are payment transactions denominated in foreign currencies, were up 8% year-over-year. TSS added capabilities in Saudi Arabia, China, Russia, Brazil and South Africa.
Across TSS and the IB, and through the development of the Global Corporate Bank, more than 50% of revenue growth was generated through existing clients using new products or products in new geographies. At year-end the Global Corporate Bank had over 250 bankers, an increase of approximately 75 from 2010.
Implementing key technology initiatives and re-engineering processes to capture efficiency improvements are critical to TSS’s objective of growing internationally and realizing pretax margin and ROE targets. Recent process re-engineering efforts and updated processing platforms have enabled TSS to reduce technology costs per employee, reduce the cost to determine the daily Net Asset Value (“NAV”) for mutual funds, and increase the number of transactions processed per employee. These along with other productivity actions have allowed TSS to continue to execute on its $1+ billion multi-year investment plans on a self-funded basis to support expansion outside the U.S.

Risk and control
In 2011, TSS enhanced its risk and control framework to foster greater accountability across the business. As part of this effort the Risk teams were reorganized for a more holistic approach to managing the risks of the business. Additionally, governance forums were streamlined and additional key performance indicator metrics were used to measure performance against expectations.

Leadership and values
TSS leaders must maintain the Firm’s reputation, fulfill fiduciary responsibilities to clients and develop and retain top talent. During 2011 there were many additions to the leadership team and the focus during the year was on integrating the team into the Firm, fostering a collaborative working environment among team members and developing mutual responsibility towards TSS’s and the Firm’s goals. Overall employee retention rates were at or above internal targets for top talent and succession plans were further enhanced.

JPMorgan Chase & Co./ 2012 Proxy Statement	63

Asset Management
Asset Management (“AM”), with assets under supervision of $1.9 trillion, is a global leader in investment and wealth management. AM clients include institutions, retail investors and high-net-worth individuals in every major market throughout the world. AM offers global investment management in equities, fixed income, real estate, hedge funds, private equity and liquidity products, including money market instruments and bank deposits. AM also provides trust and estate, banking and brokerage services to high-net-worth clients, and retirement services for corporations and individuals. The majority of AM’s client assets are in actively managed portfolios.

Multi-year priorities
For 2011, goals and priorities for Asset Management included maintaining strong financial and investment performance, growing AM’s client franchise, investing in technology to support growth and achieve efficiencies, maintaining strong risk controls, and developing and retaining talent. The following discusses Asset Management’s priorities in more detail, and the extent to which they were achieved during the year. Certain priorities (ROE) are expressed quantitatively, while others are expressed qualitatively.

Financial performance
Three primary financial measures for Asset Management are revenue growth, margin and ROE. For 2011, AM achieved record revenues of $9.5 billion, a 6% increase over 2010 and the third consecutive year of growth. Pretax earnings margin of 26% and ROE of 25% compared to a performance target of 35% +/- through-the-cycle.

Investment performance
Investment performance is measured globally as a percent of assets under management (“AUM”) in the top two quartiles of competitors, and fund performance is measured according to the star rankings of various third-party providers. At the end of 2011, AUM in the top two fund quartiles were 48%, 72% and 78%, respectively, over a 1-, 3- and 5-year time period. In addition, 43% of AM’s fund AUM was ranked 4 or 5 star.

Growth
Priorities for 2011 included expanding AM’s client franchise internationally and growing AM’s client AUM globally though higher sales and product innovation.
Highlights include:

•	Long term AUM flows of $53 billion (long-term AUM growth of 7%)

•	Record loan balances of $58 billion (growth of 31%)

•	Record deposit balances of $127 billion (growth of 38%)

•	Record Private Banking revenues of $5.1 billion (growth of 5%)

•	Institutional revenues of $2.3 billion (growth of 4%)

•	Retail revenues of $2.2 billion (growth of 11%)

•	International revenues of $3.5 billion (growth of 12%)

•	Client advisor headcount of 2,444 (growth of 7%)

Technology
Continued investments were made in our technology infrastructure to support both the growth and control agendas. The investment is part of a multi-year program that encompasses upgrading fund accounting platforms, upgrading and integrating product platforms, supporting new markets, enhancing client service and client sales capabilities and managing risks and controls. Significant progress was made in all of these areas in 2011.

Risk and control
Priority areas included standardizing investment risk analysis across our global products as part of enterprise wide risk management as well as disciplined management and risk measurement of the loan portfolio. In 2011, credit charge-offs totaled 18 basis points across the portfolio with nonaccrual loans representing less than 1% of the portfolio.

Leadership
Leadership includes maintaining the Firm’s reputation, fiduciary responsibility to clients and developing and retaining top talent. Retention rates were at or above internal targets for top talent and portfolio manager attrition. Priority areas included integrating the new staff that have joined during 2010 and 2011 (employee growth of 9% per annum).

64	JPMorgan Chase & Co./ 2012 Proxy Statement

Global Finance
The Global Finance organization provides the information, analysis and recommendations needed to continue to improve the Firm's results and help drive strategic business decisions and guide the way the Firm grows, invests and seeks efficiencies The Global Finance group maintains strong financial reporting controls and quality accounting practices, measures the Firm’s absolute and relative performance, analyzes and monitors regulatory requirements in order to effectively manage the effects these requirements will have on the businesses, and manages financial risk through all types of market environments. Global Finance is also responsible for leading capital and liquidity management for the Firm. In this way, the organization endeavors to be an active and essential partner to the Firm’s businesses and a knowledgeable and respected communicator with regulators, analysts and investors.

Multi-year priorities
Global Finance priorities are to continue the Firm’s fundamental objectives of maintaining strong financial discipline; guarding safety and soundness; managing regulatory change and assisting in the Firm’s interaction with regulatory and supervisory authorities; driving performance and efficiencies in management information systems and technology; and collaborating with the LOBs to drive business performance, growth, and returns.

Financial discipline
Maintaining strong financial discipline includes maintaining world-class controls, sound accounting standards, delivering transparent public reporting and having effective management information systems. Global Finance is responsible for establishing and maintaining adequate internal controls over the Firm’s financial reporting, including being responsible for the processes and procedures used to prepare the financial statements the Firm files with the SEC and with its multiple bank and other regulators around the world. Global Finance was a key point of contact with investors and analysts and the credit rating agencies in communicating the strategic direction of the Firm, providing management with shareholder views and perspectives and seeking continually to improve the quality of disclosure to all stakeholders. In addition, Global Finance was actively engaged with the LOBs in developing their performance targets, equity levels and return metrics.

Safety and soundness
Maintaining a fortress balance sheet and strong liquidity are key elements of safety and soundness and require appropriate reserves, strong capital ratios, diverse funding sources and strong credit ratings. These provide the Firm with the ability to withstand difficult stress events and the flexibility to deploy capital for investments in business, dividends, equity buybacks and acquisitions. During 2011, Global Finance led the Firm’s internal capital adequacy assessment process and provided the information and analyses to regulators that were instrumental in enabling the Firm in March 2012 to increase the common stock dividend and continue repurchases. As part of the Firm’s robust liquidity and treasury function, the financing of all wholesale funding was executed centrally by Global Finance to manage the Firm’s funding maturity profile; to provide sufficient liquidity to enable the Firm in 2011 to pre-fund parent company obligations in excess of the 12-month target set by the Firm; to increase the Firm’s “global liquidity reserves” by continuing to diversify and expand sources of unsecured and secured funding; and to begin to position the Firm to meet the more stringent liquidity requirements of Basel III. In addition, the funds transfer process was controlled centrally by Global Finance to ensure proper and consistent arms-length crediting and charging for liquidity across all LOBs.

Managing regulatory change
In 2011, Global Finance played an important role with other corporate functions in addressing the higher capital and liquidity standards and preparing for Basel III, a liquidity coverage ratio (“LCR”), and standards applicable to global systemically important banks (“GSIBs”); interacting with regulators as they developed and implemented standards for resolution authority; creating a framework to analyze and respond to regulatory change, including the hundreds of rules and regulations that need to be implemented by various U.S. regulatory bodies as a consequence of the Dodd-Frank Act; and assessing changes to accounting standards and implementing them with a view to transparent disclosures and making their application meaningful to the Firm’s financial statements.

Driving performance and efficiencies
Global Finance provides information, analyses and recommendations to the businesses to improve results and drive strategic business decisions. Global Finance is responsible for the financial budgeting process of the Firm, and for the processes to track revenues and expenses against their targets and budgets. During 2011, Global Finance led the Firm’s efforts in enhancing its management information and planning capabilities, its technology and financial control structure and in developing the information reporting systems needed to comply with Basel III requirements.

Leadership and mobility
In 2011, the Global Finance organization managed a people and talent agenda to leverage best practices across the functions, including recruiting, management development and diversity, professional growth and mobility, resulting in a new Head of Investor Relations, a new Corporate Treasurer in early 2012, and new CFOs and Controllers in many LOBs, among other positions.

JPMorgan Chase & Co./ 2012 Proxy Statement	65

Our 2011 results compared with our 2010 and 2009 results on several metrics were as follows:
As of or for the years ended December 31 (in millions, except per share and ratio data)

Business	Performance metric	2011	2010	2009
Firm-wide	Total net revenue	$97,234	$102,694	$100,434
	Income before extraordinary gain	$18,976	$17,370	$11,652
	Net income	$18,976	$17,370	$11,728
	Diluted earnings per share before extraordinary gain	$4.48	$3.96	$2.24
	Diluted earnings per share [4]	$4.48	$3.96	$2.26
	Return on tangible common equity [1,4]	15%	15%	10%
	Tier 1 Capital ratio [5]	12.3%	12.1%	11.1%
	Tier 1 Common capital ratio [3]	10.1%	9.8%	8.8%
Investment Bank	Total net revenue	$26,274	$26,217	$28,109
	Net income	$6,789	$6,639	$6,899
	ROE	17%	17%	21%
Retail Financial Services	Total net revenue	$26,538	$28,447	$29,797
	Net income	$1,678	$1,728	$(335)
	ROE	7%	7%	(1)%
Consumer & Business Banking	Total net revenue	$18,010	$17,728	$18,068
	Net income	$3,816	$3,652	$3,915
	ROE	40%	36%	41%
Mortgage Banking	Total net revenue	$8,528	$10,719	$11,729
	Net income	$(2,138)	$(1,924)	$(4,250)
	ROE	(14)%	(13)%	(33)%
Card Services & Auto	Total net revenue	$19,141	$20,472	$23,199
	Net income	$4,544	$2,872	$(1,793)
	ROE	28%	16%	(10)%
Commercial Banking	Total net revenue	$6,418	$6,040	$5,720
	Net income	$2,367	$2,084	$1,271
	ROE	30%	26%	16%
Treasury & Securities Services	Total net revenue	$7,702	$7,381	$7,344
	Net income	$1,204	$1,079	$1,226
	ROE	17%	17%	25%
	Pretax margin ratio [6]	24%	23%	26%
Asset Management	Total net revenue	$9,543	$8,984	$7,965
	Net income	$1,592	$1,710	$1,430
	ROE	25%	26%	20%
	Pretax margin ratio [6]	26%	31%	29%
Note: All data presented on a reported basis except for lines of business total net revenue which is presented on a managed basis.

1
Tangible common equity (“TCE”), a non-GAAP financial measure, represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE, a non-GAAP financial ratio, measures the Firm’s earnings as a percentage of TCE. In management’s view, these measures are meaningful to the Firm, as well as analysts and investors in assessing the Firm’s use of equity, and in facilitating comparisons with competitors.

2
Tangible book value per share, a non-GAAP financial measure, represents tangible common stockholders’ equity divided by average diluted shares. In addition to stock performance, the Firm looks at tangible book value per share which, over time, captures the use of capital, balance sheet and profitability.

3
Tier 1 common capital ratio (“Tier 1 common ratio”) is Tier 1 common capital divided by risk-weighted assets. The Firm uses Tier 1 common capital (“Tier 1 common”) along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see Regulatory capital on pages 119–122 of our 2011 Annual Report.

4
The calculation of 2009 earnings per share (“EPS”) and net income applicable to common equity includes a one-time, noncash reduction of $1.1 billion, or $0.27 per share, resulting from repayment of U.S. Troubled Asset Relief Program (“TARP”) preferred capital in the second quarter of 2009. Excluding this reduction, the adjusted ROE and ROTCE were 7% and 11%, respectively, for 2009. The Firm views the adjusted ROE and ROTCE, both non-GAAP financial measures, as meaningful because they enable the comparability to prior periods.

5
Effective January 1, 2010, the Firm adopted accounting guidance that amended the accounting for the transfer of financial assets and the consolidation of variable interest entities (“VIEs”). Upon adoption of the guidance, the Firm consolidated its Firm-sponsored credit card securitization trusts, Firm-administered multi-seller conduits and certain other consumer loan securitization entities, primarily mortgage-related, adding $87.7 billion and $92.2 billion of assets and liabilities, respectively, and decreasing stockholders’ equity and the Tier 1 capital ratio by $4.5 billion and 34 basis points, respectively. The reduction to stockholders’ equity was driven by the establishment of an allowance for loan losses of $7.5 billion (pretax) primarily related to receivables held in credit card securitization trusts that were consolidated at the adoption date.

6
Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

66	JPMorgan Chase & Co./ 2012 Proxy Statement

Highland Oaks Campus - map and directions

Directions to Highland Oaks Campus — The Highland Oaks Campus at 10420 Highland Manor Drive is near the intersection of I-75 and I-4, approximately 20 miles from Tampa International Airport. From I-275, exit on I-4 East to I-75 South. From I-75 South take Exit 260 'Martin Luther King Jr. Blvd.' (MLK) merging right off the exit ramp onto MLK – stay in the right lane. Take the first right turn on Park Oaks Blvd. into Highland Oaks office park, and proceed to the stop sign. Turn right onto Highland Manor Drive. Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance. Parking will be available for shareholders.

From Downtown Tampa, St. Petersburg, Clearwater, Tampa Airport

•	Take I-275 North to I-4 (Exit 45B)

•	Take I-4 East to I-75 South (Exit 9) - stay in right lane when merging

•	Take I-75 South to the first exit - Martin Luther King Jr. Blvd. (MLK) (Exit 260)

•	Merge right off the exit ramp onto MLK - stay in the right lane

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

From I 75 North - Pasco County, New Tampa

•	Take I-75 South to Exit 260 (Martin Luther King Jr. Blvd. (MLK))

•	Merge right off the exit ramp onto MLK - stay in the right lane

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

From I-75 South - Brandon, Riverview

•	Take I-75 North to Exit 260B West (State Road 574 & Martin Luther King Jr. Blvd. (MLK))

•	Exit to the right (heading West) (Note: the exit ramp will merge onto MLK)

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

From I-4 East of I-75 - Orlando, Polk County

•	Travel West on I-4 to Exit 9 (I-75 South) towards Naples

•	Travel I-75 South to Exit 260 (Martin Luther King Jr. Blvd. (MLK)) - this will be the 1st exit

•	Exit to the right (heading West) (Note: the exit ramp will merge onto MLK)

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

If you attend the meeting in person, you will be asked to present photo identification, such as a driver’s license, and proof of ownership as of our record date March 16, 2012. See “Attending the annual meeting” at page 49.

JPMorgan Chase & Co./ 2012 Proxy Statement	67

©2012 JPMorgan Chase & Co. All rights reserved.
Printed in U.S.A. on recycled paper with soy ink.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

JP MORGAN CHASE & CO.
The Board of Directors recommends you vote FOR the
following proposals:					The Board of Directors recommends you vote AGAINST the
1a. James A. Bell		☐	☐	☐	following shareholder proposals:		For	Against	Abstain
1b. Crandall C. Bowles		☐	☐	☐	4.	Political non-partisanship	☐	☐	☐
1c. Stephen B. Burke		☐	☐	☐	5.	Independent director as chairman	☐	☐	☐
1d. David M. Cote		☐	☐	☐	6.	Loan servicing	☐	☐	☐
1e. James S. Crown		☐	☐	☐	7.	Corporate political contributions report	☐	☐	☐
1f. James Dimon		☐	☐	☐	8.	Genocide-free investing	☐	☐	☐
1g. Timothy P. Flynn		☐	☐	☐	9.	Shareholder action by written consent	☐	☐	☐
1h. Ellen V. Futter		☐	☐	☐	10.	Stock retention	☐	☐	☐
1i. Laban P. Jackson, Jr.		☐	☐	☐
1j. Lee R. Raymond		☐	☐	☐
1k. William C. Weldon		☐	☐	☐
2.	Appointment of independent registered public accounting firm	☐	☐	☐
3.	Advisory resolution to approve executive compensation	☐	☐	☐

					Please indicate if you plan to attend this meeting.		☐	☐
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Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET
JPMorgan Chase & Co.
2012 Annual Meeting
of Shareholders
Tuesday, May 15, 2012
10:30 am
JPMorgan Chase Highland Oaks Campus
10420 Highland Manor Drive, Building 2
Tampa, FL 33610
Directions to Highland Oaks Campus - The Highland Oaks Campus (10420 Highland Manor Drive) is near the intersection of I-75 and I-4, approximately 20 miles from Tampa International Airport. From I-275, exit on I-4 East to I-75 South. From I-75 South take Exit 260 'Martin Luther King Jr. Blvd.' (MLK) merging right off the exit ramp onto MLK - stay in the right lane. Take the first right turn on Park Oaks Blvd. into Highland Oaks office park, and proceed to the stop sign. Turn right onto Highland Manor Drive. Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance. Parking will be available for shareholders.
Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
http://investor.shareholder.com/jpmorganchase/annual.cfm
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PLEASE DETACH AND PRESENT THE ABOVE TICKET AND PHOTO ID FOR ADMISSION TO THE ANNUAL MEETING	M42383-P22386

JPMORGAN CHASE & CO.

    This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 15, 2012.

    You, the undersigned shareholder, appoint each of Douglas L. Braunstein and Stephen M. Cutler, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2012 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you on the reverse side of this card with respect to the proposals set forth in the proxy statement, and in the discretion of the proxies on all other matters which may properly come before the 2012 Annual Meeting and any adjournment thereof. If the card is signed but no instructions are given, shares will be voted in accordance with the recommendations of the Board of Directors.

    Participants in the 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through an investment in the JPMorgan Chase Common Stock Fund within the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.

    Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side.

Continued and to be signed on reverse side